JEFFERSON-PILOT CORPORATION

                                                        EXHIBIT 2


           Life and Health Agreement In Connection With The
Rehabilitation of Kentucky Central Life Insurance Company (the
"Agreement"), with Exhibit 2.1 (Transfer and Assignment Agreement) and Exhibit 2.2 (Assumption Reimbursement Agreement) attached.


           In February 1994, the Kentucky Insurance Commissioner recommended to the Franklin County Circuit Court that this Agreement be approved in connection with the Commissioner's Plan of Reorganization and Reinsurance for Kentucky Central (the "Plan"). The Plan and the Agreement were approved by the Court on August 18, 1994. The decision has been appealed to the Kentucky Supreme Court.

           Assuming that the decision is upheld, and the other conditions to closing set forth in the Agreement are satisfied, certain of the assets of Kentucky Central will be transferred to the Registrant's wholly-owned subsidiary, Jefferson-Pilot Life Insurance Company, substantially all of Kentucky Central's life and health insurance contract obligations will be restructured, and Jefferson-Pilot Life Insurance Company will assume and reinsure the restructured insurance contract obligations. It is anticipated that the assets would include investment assets (primarily bonds) having a book value of nearly $600,000,000, all business assets necessary to administer, account for, and manage the assumed contract obligations, and other assets specified in the Agreement. It is anticipated that if sufficient subsidiary assets, real estate owned and mortgage loans are converted into transferable securities, and all the policyholders of Kentucky Central elect to participate, the total assets acquired under the Agreement will have a value of approximately $900,000,000.

              LIFE AND HEALTH AGREEMENT IN CONNECTION WITH
                        THE REHABILITATION OF
                KENTUCKY CENTRAL LIFE INSURANCE COMPANY

                             TABLE OF CONTENTS
                                                                      Page
ARTICLE 1
KCL RESTRUCTURED CONTRACTS. . . . . . . . . . . . . . . . . . . . . . .  2
      Section 1.1      Continuation of KCL Contracts. . . . . . . . . .  2
      Section 1.2      Calculation of KCL Restructured Account
                       Value. . . . . . . . . . . . . . . . . . . . . .  2
           1.2.1       Computation. . . . . . . . . . . . . . . . . . .  2
           1.2.2       Adjustments. . . . . . . . . . . . . . . . . . .  3
      Section 1.3      Minimum Interest Crediting Rate. . . . . . . . .  4
      Section 1.4      Guaranteed Maximum Cost of Insurance
                       Charges. . . . . . . . . . . . . . . . . . . . .  4
      Section 1.5      Limitations on Cash Surrenders.. . . . . . . . .  5
           1.5.1       Surrender Payments.. . . . . . . . . . . . . . .  5
           1.5.2       Surrender Charges. . . . . . . . . . . . . . . .  6
      Section 1.6      Policy Loans.. . . . . . . . . . . . . . . . . .  7
      Section 1.7      Partial Surrenders.. . . . . . . . . . . . . . .  7
      Section 1.8      Annuitization Options. . . . . . . . . . . . . .  8
      Section 1.9      Changes in Specified Amount. . . . . . . . . . .  8
      Section 1.10     Contract Maturities. . . . . . . . . . . . . . .  9
      Section 1.11     Hardship Procedures. . . . . . . . . . . . . . . 10
      Section 1.12     Graded Premium Whole Life. . . . . . . . . . . . 10
      Section 1.13     Traditional Life Contracts . . . . . . . . . . . 11
      Section 1.14     Interest Sensitive Whole Life. . . . . . . . . . 12
      Section 1.15     Unallocated Group Annuity Contracts. . . . . . . 13
      Section 1.16     Immediate Annuities. . . . . . . . . . . . . . . 13
      Section 1.17     Health Insurance . . . . . . . . . . . . . . . . 13
      Section 1.18     Expense Charges. . . . . . . . . . . . . . . . . 14
      Section 1.19     Future Changes . . . . . . . . . . . . . . . . . 14
      Section 1.20     Continuation or Exchange of Contracts. . . . . . 15
      Section 1.21     Restructured Settlement Options. . . . . . . . . 15
      Section 1.22     Rehabilitation Endorsement.. . . . . . . . . . . 16
      Section 1.23     Tax Qualification of Life Contracts. . . . . . . 16

ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. . . . . . . . . . . . 16
      Section 2.1      Transfer of Assets.. . . . . . . . . . . . . . . 16
           2.1.1       Adjustments to Buyer's Transferred
                       Assets.. . . . . . . . . . . . . . . . . . . . . 18
           2.1.2       Allocation of Transferred Assets . . . . . . . . 20
           2.1.3       Transferred Asset Value. . . . . . . . . . . . . 21
      Section 2.2      Assumption of KCL Restructured
                       Contracts. . . . . . . . . . . . . . . . . . . . 21
           2.2.1       Assumption Certificates. . . . . . . . . . . . . 22

ARTICLE 3
DETERMINATION OF BUYER'S ACCOUNT VALUES . . . . . . . . . . . . . . . . 22
      Section 3.1      Buyer's Enhancement. . . . . . . . . . . . . . . 22
           3.1.1       Calculation of Adjusted Buyer's
                       Enhancement. . . . . . . . . . . . . . . . . . . 22
           3.1.2       Adjustments. . . . . . . . . . . . . . . . . . . 23

           3.1.3       Application of Buyer's Enhancement.. . . . . . . 24
      Section 3.2      Calculation of Initial Buyer's Account
                       Values.. . . . . . . . . . . . . . . . . . . . . 25
           3.2.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
           3.2.2. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      Section 3.3      Buyer's Interest Crediting Rate. . . . . . . . . 26
      Section 3.4      Buyer's Cost of Insurance Charges. . . . . . . . 27
      Section 3.5      Post-Closing Account Value Adjustments . . . . . 28
           3.5.1       Adjustment to Buyer's Account Values . . . . . . 30

ARTICLE 4
RETAINED ASSETS AND RETAINED LIABILITIES. . . . . . . . . . . . . . . . 31
      Section 4.1      Retained Liabilities.. . . . . . . . . . . . . . 31
      Section 4.2      Retained Assets. . . . . . . . . . . . . . . . . 31
      Section 4.3      Discharge of Retained Liabilities. . . . . . . . 32
      Section 4.4      Distributions. . . . . . . . . . . . . . . . . . 32
           4.4.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
           4.4.2. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
           4.4.3. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
           4.4.4. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 5
ELECTION PROCEDURE AND OPT OUT RIGHTS . . . . . . . . . . . . . . . . . 36
      Section 5.1      Contract Holder Election.. . . . . . . . . . . . 36
      Section 5.2      Election Notice. . . . . . . . . . . . . . . . . 36
      Section 5.3      Exercise of Election.. . . . . . . . . . . . . . 39
      Section 5.4      Effect of Opt Out. . . . . . . . . . . . . . . . 40
      Section 5.5      Calculation and Payment of Preliminary
                       Opt Out Amount.. . . . . . . . . . . . . . . . . 40
           5.5.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
           5.5.2. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
           5.5.3. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
           5.5.4. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      Section 5.6      Waiver and Termination.. . . . . . . . . . . . . 43
      Section 5.7      Settlement Annuity.. . . . . . . . . . . . . . . 43

ARTICLE 6
RENEWAL COMMISSIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Section 6.1      Payment of Commissions by KCL. . . . . . . . . . 44
      Section 6.2      Payment of Commissions by Buyer. . . . . . . . . 44
      Section 6.3      Renewal Commissions. . . . . . . . . . . . . . . 45

ARTICLE 7
MANAGEMENT OF KCL . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      Section 7.1      Home Office Lease. . . . . . . . . . . . . . . . 45
      Section 7.2      KCL Employees. . . . . . . . . . . . . . . . . . 46
           7.2.1       KCL Key Employees. . . . . . . . . . . . . . . . 47
      Section 7.3      Tax Elections. . . . . . . . . . . . . . . . . . 48
      Section 7.4      Tax Returns. . . . . . . . . . . . . . . . . . . 48
      Section 7.5      Tax Reporting and Withholding. . . . . . . . . . 48
      Section 7.6      KCL Financial Reports, Books and
                       Records. . . . . . . . . . . . . . . . . . . . . 49

                                ARTICLE 8
REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 49
      Section 8.1      Representations and Warranties of KCL. . . . . . 49
           8.1.1       Valid Appointment. . . . . . . . . . . . . . . . 50
           8.1.2       Organization and Standing. . . . . . . . . . . . 50
           8.1.3       Authority. . . . . . . . . . . . . . . . . . . . 50
           8.1.4       Quarterly Statements . . . . . . . . . . . . . . 51
           8.1.5       Compliance with Applicable Laws. . . . . . . . . 51
           8.1.6       Taxes. . . . . . . . . . . . . . . . . . . . . . 52
           8.1.7       Litigation . . . . . . . . . . . . . . . . . . . 53
           8.1.8       Compliance With Labor Laws . . . . . . . . . . . 54
           8.1.9       Reinsurance. . . . . . . . . . . . . . . . . . . 55
           8.1.10      Investment Company Act . . . . . . . . . . . . . 55
           8.1.11      Accuracy of KCL Contract Forms . . . . . . . . . 56
           8.1.12      Absence of Undisclosed Liabilities . . . . . . . 56
           8.1.13      Base Case Assumptions. . . . . . . . . . . . . . 56
           8.1.14      Reserves . . . . . . . . . . . . . . . . . . . . 57
           8.1.15      Intangible Property. . . . . . . . . . . . . . . 57
           8.1.16      Securities Deposited . . . . . . . . . . . . . . 59
           8.1.17      Business Assets. . . . . . . . . . . . . . . . . 59
           8.1.18      Commission Agreements. . . . . . . . . . . . . . 59
           8.1.19      Insurance Agents . . . . . . . . . . . . . . . . 59
           8.1.20      Environmental Condition. . . . . . . . . . . . . 60
      Section 8.2      Representations and Warranties of Buyer. . . . . 60
           8.2.1       Organization and Standing. . . . . . . . . . . . 60
           8.2.2       Authority. . . . . . . . . . . . . . . . . . . . 61
           8.2.3       No Breach. . . . . . . . . . . . . . . . . . . . 61
           8.2.4       No Litigation. . . . . . . . . . . . . . . . . . 62
           8.2.5       Qualified Buyer. . . . . . . . . . . . . . . . . 62
      Section 8.3      Survival of Representations and
                       Warranties . . . . . . . . . . . . . . . . . . . 62

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . . . . . 63
      Section 9.1      Conditions Precedent to Closing for the
                       Benefit of KCL and Buyer . . . . . . . . . . . . 63
           9.1.1       Order of Rehabilitation. . . . . . . . . . . . . 63
           9.1.2       Finality . . . . . . . . . . . . . . . . . . . . 63
           9.1.3       Terms of the Order . . . . . . . . . . . . . . . 63
           9.1.4       Hart-Scott-Rodino. . . . . . . . . . . . . . . . 64
           9.1.5       Schedules. . . . . . . . . . . . . . . . . . . . 64
           9.1.6       No Registration. . . . . . . . . . . . . . . . . 64
           9.1.7       Consents and Government Approvals. . . . . . . . 65
           9.1.8       Closing Date . . . . . . . . . . . . . . . . . . 65
           9.1.9       Orders . . . . . . . . . . . . . . . . . . . . . 65
           9.1.10      No Prohibition . . . . . . . . . . . . . . . . . 65
           9.1.11      Corporate Matters. . . . . . . . . . . . . . . . 66
      Section 9.2      Conditions Precedent to Closing for the
                       Benefit of Buyer . . . . . . . . . . . . . . . . 66
           9.2.1       Performance by KCL . . . . . . . . . . . . . . . 67
           9.2.2       Judgments. . . . . . . . . . . . . . . . . . . . 67
           9.2.3       Litigation . . . . . . . . . . . . . . . . . . . 68
           9.2.4       Force Majeure. . . . . . . . . . . . . . . . . . 69



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
           9.2.5       Representations and Warranties . . . . . . . . . 69
           9.2.6       No Material Adverse Change . . . . . . . . . . . 69
           9.2.7       Satisfactory Due Diligence . . . . . . . . . . . 69
           9.2.9       Best Efforts of Rehabilitator. . . . . . . . . . 70
           9.2.10      Jurisdiction Order . . . . . . . . . . . . . . . 70
           9.2.11      Transferrable Asset Value. . . . . . . . . . . . 71
           9.2.12      Regulatory Approvals . . . . . . . . . . . . . . 71
           9.2.13      Changes in Tax Law, Regulations, or the
                       Ruling Position of the Internal Revenue
                       Service. . . . . . . . . . . . . . . . . . . . . 71
      Section 9.3      Conditions Precedent to Closing for the
                       Benefit of KCL . . . . . . . . . . . . . . . . . 72
           9.3.1       Performance by Buyer . . . . . . . . . . . . . . 72
           9.3.2       Representations and Warranties . . . . . . . . . 73
           9.3.3       No Material Adverse Change . . . . . . . . . . . 73
           9.3.4       Receipt of Rulings from IRS. . . . . . . . . . . 74
      Section 9.4      Satisfaction or Failure of Conditions. . . . . . 76
      Section 9.5      Termination. . . . . . . . . . . . . . . . . . . 76

ARTICLE 10
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
      Section 10.1     Indemnification of Rehabilitator and
                       KCL. . . . . . . . . . . . . . . . . . . . . . . 77
           10.1.1      Indemnification of Rehabilitator's
                       Indemnified Parties. . . . . . . . . . . . . . . 77
           10.1.2      Indemnification of KCL.. . . . . . . . . . . . . 78
      Section 10.2     Indemnification of Buyer . . . . . . . . . . . . 79
      INDEMNIFICATION PAYMENTS AND PROCEDURES . . . . . . . . . . . . . 80
      Section 10.3     Procedures for all Indemnification
                       Payments . . . . . . . . . . . . . . . . . . . . 80
           10.3.1      Time Limits for Indemnification
                       Payments.. . . . . . . . . . . . . . . . . . . . 80
           10.3.2      Defense of Claims. . . . . . . . . . . . . . . . 81
           10.3.3      Adjustment of Consideration for
                       Assumption Reinsurance Transaction.. . . . . . . 82
      Section 10.4     Funding of Indemnity Payments. . . . . . . . . . 82
      Section 10.5     Indemnity Adjustment.. . . . . . . . . . . . . . 83
      Section 10.6     Notice and Procedure for Indemnity
                       Adjustment.. . . . . . . . . . . . . . . . . . . 85
           10.6.1      Notice and Adjustment. . . . . . . . . . . . . . 85
      Section 10.7     Exclusive Remedy.. . . . . . . . . . . . . . . . 86
      Section 10.8     Severability.. . . . . . . . . . . . . . . . . . 86
      Section 10.9     Survival.. . . . . . . . . . . . . . . . . . . . 87

ARTICLE 11
COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . 87
      Section 11.1     Covenants of KCL . . . . . . . . . . . . . . . . 87
           11.1.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
           11.1.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
           11.1.3 . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
           11.1.4 . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
           11.1.5 . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
           11.1.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . 89

           11.1.7 . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
           11.1.8 . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
           11.1.9       . . . . . . . . . . . . . . . . . . . . . . . . 90
      Section 11.2     Covenants of Buyer . . . . . . . . . . . . . . . 90
           11.2.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
           11.2.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
           11.2.3 . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
      Section 11.3     Covenants of All Parties . . . . . . . . . . . . 91
           11.3.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
           11.3.2       . . . . . . . . . . . . . . . . . . . . . . . . 92
           11.3.3 . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
           11.3.4 . . . . . . . . . . . . . . . . . . . . . . . . . . . 92

ARTICLE 12
CLOSING EVENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
      Section 12.1     Closing. . . . . . . . . . . . . . . . . . . . . 93
      Section 12.2     Items to be Delivered at Closing . . . . . . . . 93
           12.2.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
           12.2.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
      Section 12.3     Third Party Consents . . . . . . . . . . . . . . 96
      Section 12.4     Further Assurances . . . . . . . . . . . . . . . 96

ARTICLE 13
DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . 97
      Section 13.1     Accounting Procedure . . . . . . . . . . . . . . 97
      Section 13.2     Valuation Procedure. . . . . . . . . . . . . . . 99
      Section 13.3     Submission to Rehabilitation Court . . . . . . .100
      Section 13.4     Expenses Relating to Pre-Closing
                       Disputes . . . . . . . . . . . . . . . . . . . .100

ARTICLE 14
GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .101
      Section 14.1     Media Releases and Interviews. . . . . . . . . .101
      Section 14.2     Expenses; Brokers. . . . . . . . . . . . . . . .101
      Section 14.3     Sales, Transfer and Documentary Taxes. . . . . .102
      Section 14.4     Liability and Capacity of the
                       Rehabilitator. . . . . . . . . . . . . . . . . .102
      Section 14.5     Further Assurances and Tax Matters . . . . . . .102
      Section 14.6     Entire Agreement . . . . . . . . . . . . . . . .103
      Section 14.7     Amendment. . . . . . . . . . . . . . . . . . . .103
      Section 14.8     Waiver . . . . . . . . . . . . . . . . . . . . .103
      Section 14.9     No Assignment. . . . . . . . . . . . . . . . . .104
      Section 14.10    Governing Law. . . . . . . . . . . . . . . . . .104
      Section 14.11    Headings, Gender and Person. . . . . . . . . . .104
      Section 14.12    No Benefit to Others . . . . . . . . . . . . . .105
      Section 14.13    Notices. . . . . . . . . . . . . . . . . . . . .105
      Section 14.14    Notices to Contract Holders, Creditors
                       of KCL, and Certain Other Authorities. . . . . .106
      Section 14.15    Schedules and Exhibits . . . . . . . . . . . . .106
      Section 14.16    Counterparts . . . . . . . . . . . . . . . . . .107
      Section 14.17    Time . . . . . . . . . . . . . . . . . . . . . .107

ARTICLE 15
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .107

LIFE AND HEALTH AGREEMENT IN
CONNECTION WITH THE REHABILITATION OF
KENTUCKY CENTRAL LIFE INSURANCE COMPANY


      This AGREEMENT, dated as of the ____ day of February, 1994 (this "Agreement"), has been made and entered into by and between KENTUCKY CENTRAL LIFE INSURANCE COMPANY, a Kentucky corporation ("KCL"), acting by and through Don W. Stephens, Insurance Commissioner of the Commonwealth of Kentucky, the rehabilitator of KCL, and JEFFERSON-PILOT LIFE INSURANCE COMPANY, a North Carolina corporation ("Buyer").
                                 RECITALS
      A. On February 12, 1993, Don W. Stephens, Insurance Commissioner of the Commonwealth of Kentucky, was appointed and is acting as rehabilitator of KCL (the "Rehabilitator") in that certain action pending before the Franklin Circuit Court, Commonwealth of Kentucky, captioned Don W. Stephens, Commissioner of the Kentucky Department of Insurance v. Kentucky Central Life Insurance Company (Case No. 93-CI-00196).
      B. This Agreement sets forth the terms and conditions pursuant to which, in connection with a rehabilitation of KCL under and subject to the Insurance Code (the "Rehabilitation"), (i) substantially all of the insurance contract obligations of KCL will be restructured, (ii) the restructured life and health insurance contract obligations will be assumed and reinsured by Buyer, and (iii) certain of the assets of KCL will be transferred to Buyer.
      NOW THEREFORE, in consideration of the promises, covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                               ARTICLE 1
KCL RESTRUCTURED CONTRACTS
      Section 1.1 Continuation of KCL Contracts. Except as expressly modified and restructured prior to the Closing Date as provided in this
Article 1 and in the Rehabilitation Plan, all KCL Contracts, including, without limitation, all existing contract terms, shall remain in full force and effect. The death benefit provisions of the KCL Restructured Contracts shall be the same as provided in the KCL Contracts.
      Section 1.2      Calculation of KCL Restructured Account Value.
           1.2.1 Computation. The KCL Restructured Account Value as of the Closing Date for any KCL Restructured Contract, except as provided with respect to those contracts subject to the adjustments required by Section 1.2.2, shall be determined in accordance with the following two step formula:
Step I:

RP    =     TA - AIPA - APL
               AAV - APL                where:

RP    =     Restructuring Percentage.

TA    =     The Final Transferred Asset Value.

AIPA  =     Aggregate Interim Period Amount for all KCL Assumed
            Restructured Contracts.

APL   =     Aggregate Policy Loans outstanding as of the Closing
            Date with respect to all KCL Contracts that do not Opt
            Out.

AAV   =     Aggregate Account Values, calculated if applicable as
            provided in Section 1.2.2 as of February 12, 1993, for all KCL Assumed Restructured Contracts.

Step II:

RAV   =     [RP*(AV - PL)] + IPA + PL   where:

RAV   =     Restructured Account Value for each KCL Assumed
            Restructured Contract.

AV    =     Account Value, adjusted if applicable as provided in
            Section 1.2.2 as of February 12, 1993, of each KCL
            Assumed Restructured Contract.

IPA   =     Interim Period Amount for each KCL Assumed
            Restructured Contract.

PL    =     Policy Loan outstanding as of the Closing Date with
            respect to each such KCL Contract.

           1.2.2       Adjustments.
                 1.2.2.1 With respect to KCL Assumed Restructured Contracts that are KCL Restructured Immediate Annuity Contracts and that are KCL Restructured Health Contracts, (i) the aggregate reserves related to such contracts shall be used in calculating AAV, (ii) the reserves related to each such contract shall be used in calculating AV, and (iii) RAV shall equal the restructured reserve allocable to each such contract.
                 1.2.2.2 With respect to KCL Assumed Restructured Contracts that are KCL Restructured GPWL Contracts, (i) the aggregate Cash Values of such contracts shall be used in calculating AAV, and (ii) the Cash Value of each such contract shall be used in calculating AV.
                 1.2.2.3 Any KCL Restructured UL Contract, whose Restructured Account Value is negative as calculated before giving effect to Buyer's Enhancement, will be deemed to have a Restructured Account Value of zero before giving effect to Buyer's Enhancement, and such contract shall remain in force so long as the cumulative premiums paid during the Moratorium Period are at all times at least as large as the percentage from the table below times the sum of (i) cost of insurance charges (as determined in Section 3.4), or for KCL Contracts issued under KCL's 1992 guaranteed issue offer, the cost of insurance charges set forth in Section 1.4, plus (ii) the surrender charge payable pursuant to each such contract immediately after the end of the

Moratorium Period, plus (iii) any other contractual charges payable during the Moratorium Period pursuant to the terms of such contract, minus (iv) the Buyer's Account Value of such contract determined immediately after the Closing Date.
                               Percentage
      During the first Plan Year        20%
      During the second Plan Year       40%
      During the third Plan Year        60%
      During the fourth Plan Year       80%
      During the fifth Plan Year      100%


      Section 1.3      Minimum Interest Crediting Rate.  Each KCL
Restructured Contract shall guarantee that credited interest shall be the Minimum Crediting Rate.
      Section 1.4 Guaranteed Maximum Cost of Insurance Charges. The guaranteed maximum cost of insurance charges will be modified to be the greater of (i) the cost of insurance charges guaranteed in each KCL Contract, or (ii) 100% of 1958 CSO tables for KCL Contracts with 1958 CSO reserve basis, and 100% of 1980 CSO tables for KCL Contracts with 1980 CSO reserve basis. These guaranteed maximum cost of insurance charges shall apply beginning on the Closing Date for the remaining life of the KCL Contracts. The Buyer's Cost of Insurance Charges for KCL Assumed Restructured Contracts that are KCL Restructured UL Contracts other than KCL contracts issued under KCL's 1992 guaranteed issue offer as listed on Schedule 1.4, applicable during the Moratorium Period, as defined in Section 3.4, may not exceed these guaranteed maximum cost of insurance charges. For KCL Contracts issued under KCL's 1992 guaranteed issue offer, as listed on Schedule 1.4 hereto, the guaranteed maximum cost of insurance charges, and actual charges imposed for applicable KCL Restructured Contracts will be 130% of the 1980 CSO tables, effective from and after the Closing Date.

      Section 1.5 Limitations on Cash Surrenders. No cash surrenders will be allowed with respect to KCL Assumed Restructured Contracts for a period of one hundred twenty days after the Closing Date. Commencing one hundred twenty one days after the Closing Date, and thereafter KCL Contract Holders shall be entitled to surrender their KCL Restructured Contracts in full for cash at any time, subject to Sections 1.5.1 and 1.5.2 hereof.
           1.5.1 Surrender Payments. Commencing 121 days after Closing Buyer shall pay to each KCL Restructured Contract Holder who has given notice of his intention to surrender an amount in cash equal to the Net Cash Value of such contract less the applicable Moratorium Amount. A surrender payment due pursuant to this Section 1.5.1 shall be mailed by Buyer to such KCL Restructured Contract Holder in accordance with the normal practices of Buyer with regard to cash surrenders of similar contracts issued by Buyer.
           1.5.2 Surrender Charges. The surrender charges in the KCL Restructured Contracts shall equal the table of amounts set forth in the KCL Contracts immediately prior to restructuring plus the following percentage of the sum of (i) the Buyer's Account Value of such contract as of the Closing Date (including the amount of the Adjusted Buyer's Enhancement added to such contract), plus (ii) all additions to Buyer's Account Value after the Closing Date resulting from (a) distributions from KCL to Buyer pursuant to Section
4.4.3.2 hereof, and (b) any Subsequent Buyer's Enhancement:
           Time of Surrender                  Amount

           121 days after the Closing
             Date through the end
             of the first Plan Year            10%
           Second Plan Year                     8%
           Third Plan Year                      6%
           Fourth Plan Year                     4%
           Fifth Plan Year                      2%
           After Fifth Plan Year                0%

      In the event the surrender charges in the KCL Restructured Contracts cause the nonforfeiture value of any KCL Restructured Contract to be less than the minimum required for such contract at any time by the Standard Nonforfeiture Law, the portion of such surrender charges provided in this
Section 1.5.2 shall be reduced by an amount sufficient to increase the KCL Restructured Contract's nonforfeiture value to the legal minimum and the Moratorium Amount, as defined in Section 15.86 for such contract shall be increased by the amount by which such surrender charges are reduced.
      Section 1.6 Policy Loans. Commencing one hundred twenty one days after the Closing Date, and thereafter at any time during the Moratorium Period, a KCL Restructured Contract Holder who shall have received a KCL Restructured UL Contract or a KCL Restructured Traditional
Life Contract shall have the right to effect one Policy Loan in each Plan
Year in an amount not to exceed the Permitted Amount; provided, however, that the contract holder of such KCL Restructured UL Contract or KCL Restructured Traditional Life Contract shall not be permitted to effect
Policy Loans which in the aggregate exceed the maximum amount of Policy
Loans permitted pursuant to the KCL UL Contract which such KCL Restructured
UL Contract modifies or the KCL Traditional Life Contract which such KCL Restructured Traditional Life Contract modifies. The foregoing right to receive a Policy Loan up to the Permitted Amount shall be non-cumulative from Plan Year to Plan Year. The rate of interest charged on Policy Loans under such KCL Restructured UL Contract or KCL Restructured Traditional Life Contract shall not exceed the corresponding loan interest rate specified in the KCL UL Contract or the KCL Restructured Traditional Life Contract.
During the Moratorium Period, no Policy Loans shall be permitted except as provided in this Section 1.6.

      Section 1.7 Partial Surrenders. Commencing one hundred twenty one days after the Closing Date, and thereafter at any time during the Moratorium Period, a KCL Restructured Deferred Annuity Contract Holder shall have the right to effect one Partial Surrender in each Plan Year in an amount not to exceed the Permitted Amount; provided, however, that a KCL Restructured Deferred Annuity Contract Holder shall not be permitted to effect Partial Surrenders which in the aggregate exceed the maximum amount of Partial Surrenders permitted under the KCL Deferred Annuity Contract which such KCL Restructured Deferred Annuity Contract modifies. The foregoing right to receive a Partial Surrender shall be non-cumulative from Plan Year to Plan Year. During the Moratorium Period, no Partial Surrenders shall be permitted except as provided in this Section 1.7.
      Section 1.8 Annuitization Options. Commencing one hundred twenty one days after the Closing Date, and thereafter at any time during the Moratorium Period, each KCL Restructured Contract shall provide its KCL Restructured Contract Holder with the same annuitization options provided in the KCL Contract. Exercise of the foregoing annuitization option shall be subject to the imposition of (i) any contractual surrender charges provided in the KCL Restructured Contract, and (ii) during the Moratorium Period, the Moratorium Amount. Notwithstanding the foregoing, if a KCL Restructured Contract Holder surrenders its KCL Contract, and in connection therewith, exercises an annuitization option for a Life Annuity, all contractual surrender charges and the Moratorium Amount shall be waived.
      Section 1.9 Changes in Specified Amount. No decreases in Specified Amount will be permitted during the Moratorium Period; provided, however, that a one time 10% decrease in Specified Amount will be allowed during the Moratorium Period at any time after the First Plan Year upon receipt by Buyer of written notice from the KCL Restructured Contract Holder desiring to reduce its Specified Amount.
      Section 1.10 Contract Maturities. Any KCL Contract Holder of a KCL Deferred Annuity Contract who does not Opt Out pursuant to Article 5 or who has not been deemed to have Opted Out due to Regulatory Disapproval and whose KCL Deferred Annuity Contract matured or matures between the Rehabilitation Date and the Closing Date, and any KCL Restructured Contract Holder whose KCL Restructured Deferred Annuity Contract matures during the Moratorium Period shall have the following options: (i) to extend the maturity date of such KCL Deferred Annuity Contract or KCL Restructured Deferred Annuity Contract, as the case may be, to the day immediately following the last day of the Moratorium Period, in which event such KCL Contract Holder shall be entitled to all of the rights and benefits of KCL Contract Holders who do not elect to Opt Out and whose KCL Restructured Deferred Annuity Contracts mature after the last day of the Moratorium Period or (ii) to annuitize such KCL Deferred Annuity Contract or KCL Restructured Deferred Annuity Contract, as the case may be, in accordance with the terms and provisions set forth in Section 1.8 above. Any such KCL Contract Holder or KCL Restructured Contract Holder who fails to make such an election shall be deemed to have elected the option set forth in clause
(i) of this Section 1.10. Further, subject to approval of the insurance regulatory authorities of that state in which a KCL Contract Holder is domiciled, any provision of a KCL Deferred Annuity Contract to the effect that the KCL Restructured Contract Holder's retirement date cannot exceed age 75 will be eliminated.

      Section 1.11 Hardship Procedures. During the Moratorium Period, a KCL Restructured Contract Holder may at any time request in writing that a determination be made that such KCL Restructured Contract Holder is in extreme hardship (each a "Hardship Request"). A circumstance of extreme hardship shall be deemed to exist and a Hardship Request shall be granted only when a KCL Restructured Contract Holder experiences financial difficulties and any one of the facts and circumstances set forth in the hardship provisions of the Rehabilitation Plan, which shall be generally consistent with the criteria set forth on Schedule 1.11 attached hereto.
      Upon approval of a Hardship Request pursuant to the criteria set forth on Schedule 1.11 attached hereto, the KCL Restructured Contract Holder whose Hardship Request was approved shall receive a payment (a "Hardship Payment") from Buyer either by full or partial surrender, or by Policy Loan, without being subject to the limitations on the amount of cash withdrawals or Policy Loans pursuant to Sections 1.5, 1.6 or 1.7 hereof.
      Section 1.12 Graded Premium Whole Life. The guaranteed maximum premium rates for all KCL GPWL Contracts will be restructured to increase annually on all KCL GPWL Restructured Contracts; provided, however, the schedule of maximum premium increases will be established at a level sufficient to avoid deficiency reserves under the provisions of the proposed NAIC Actuarial Guideline XXX (or any Guideline actually adopted prior to Closing by either the NAIC or any governmental authority regulating the Buyer, in the sole discretion of the Rehabilitator). Schedule 1.12 attached hereto sets forth the premium charges with respect to the KCL Restructured GPWL Contracts. The Cash Value of each Restructured GPWL Contract shall be reduced, from time to time, (including, without limitation, after the end of
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
the Moratorium Period) by the amount of the Participating Contract Holder Reimbursable Amount allocable to each such Contract. KCL Restructured GPWL Contracts shall be subject to the surrender charges set forth in Section
1.5.2 hereof which shall be imposed upon the Cash Value of each KCL Restructured GPWL Contract. KCL Restructured GPWL Contracts shall also be subject to the Moratorium Amount.
      Section 1.13 Traditional Life Contracts. KCL Traditional Life Contracts shall not be restructured except as set forth in this Section
1.13. The Cash Value of each KCL Restructured Traditional Life Contract shall be reduced, from time to time (including, without limitation, after the end of the Moratorium Period) by the amount of the Participating Contract Holder Reimbursable Amount allocable to each such Contract. KCL Restructured Traditional Life Contracts shall be subject to the surrender charges set forth in Section 1.5.2 hereof which shall be imposed upon the Cash Value of each KCL Restructured Traditional Life Contract. KCL Restructured Traditional Life Contracts shall also be subject to the Moratorium Amount.
      Section 1.14 Interest Sensitive Whole Life. KCL Interest Sensitive Life Contracts will be restructured in three steps. First, the KCL Interest Sensitive Life Contracts will be modified into KCL Restructured UL Contracts using the current KCL VIP 4 form, as amended to conform with this Agreement. As a result of this step in the restructuring, the KCL Contract Holder will have an Account Value equal to the Cash Value of each such contract maintained on the books of KCL. In addition, the contractual surrender charges for such KCL VIP 4 product form will be eliminated. Under the second step of the restructuring, such KCL Restructured UL Contracts will be further modified, as necessary, to comply with the requirements of
Section 7702 of the Code, provided, however, that such restructuring will provide total benefits having a value to the policyholder that is materially equivalent, as of the Closing Date, to the total value of policy benefits provided to the policyholder prior to this step in the restructuring. Under the third step of the restructuring, the KCL Restructured UL Contracts will be further modified consistent with restructuring of all KCL UL Contracts, including without limitation the imposition of the new contractual surrender charge pursuant to Section 1.5.2.
      Section 1.15     Unallocated Group Annuity Contracts.  KCL
Unallocated Group Annuity Contracts will be modified and restructured in a manner consistent with the modification and restructuring of all KCL Deferred Annuity Contracts; provided, however, the partial surrender rights provided in Section 1.7 hereof shall not apply to KCL Restructured Unallocated Group Annuity Contracts.
      Section 1.16 Immediate Annuities. As described in Article 3 hereof, the reserves allocable to each KCL Immediate Annuity Contract will be based upon immediate annuity benefit, the monthly and interest assumptions underlying purchase rates employed by Buyer as of the Closing Date and will be calculated at Closing. Thereafter, with respect to each KCL Restructured Immediate Annuity Contract which is a KCL Assumed Restructured Contract, such restructured reserve allocable to each such contract will be applied to determine annuity benefits using the mortality and interest assumptions underlying the immediate annuity benefit purchase rates employed by Buyer as of the Closing Date in calculating purchase rates for immediate annuities then being offered by Buyer to the general public.
      Section 1.17 Health Insurance. KCL covenants and agrees, between the date of this Agreement and the Closing Date, to either (i) determine to retain all KCL Health Contracts or (ii) use its best efforts to reinsure all KCL Health Contracts with an insurer other than Buyer. If KCL either (i) determines to retain all KCL Health Contracts or (ii) is able to arrange such reinsurance of all KCL Health Contracts on or before the Closing Date, the Adjusted Buyer's Enhancement shall be increased by $100,000. If (i) KCL determines not to retain all KCL Health Contracts and (ii) such reinsurance of all KCL Health Contracts cannot be arranged by the Closing Date, Buyer will assume and reinsure the KCL Health Contracts; provided, however, the Adjusted Buyer's Enhancement shall be reduced by $100,000.
      Section 1.18 Expense Charges. All KCL Contracts (other than KCL Restructured Immediate Annuity Contracts, KCL Restructured Traditional Life Contracts and KCL Restructured GPWL Contracts) which are KCL Assumed Restructured Contracts shall bear an additional monthly administrative charge, during the Moratorium Period, of (i) for KCL Restructured UL Contracts, $2.25 plus $0.40 times the death benefit set forth in the KCL Restructured UL Contract divided by one thousand, and (ii) for KCL Restructured Deferred Annuity Contracts and KCL Restructured Unallocated Group Annuity Contracts, $4.50.
      Section 1.19 Future Changes. At any time after this Agreement is approved by the Rehabilitation Court and through the end of the Moratorium Period, subject to the approval of the Rehabilitator, in his sole discretion, Buyer may, at any time and from time to time, modify any provisions of some or all of the KCL Assumed Restructured Contracts or add one or more provisions to such contracts, if such modification or addition (after giving consideration to the tax consequences of such modification or addition) is beneficial or favorable to, or has no negative impact on, such KCL Assumed Restructured Contract Holders.

      Section 1.20 Continuation or Exchange of Contracts. As restructured pursuant to this Article 1 and the Rehabilitation Plan, all KCL Contracts (other than KCL Restructured Immediate Annuity Contracts) that are in force as of the Rehabilitation Date shall continue in force following restructuring unless terminated by the terms of any such KCL Contracts. KCL Immediate Annuity Contracts shall be exchanged as provided in this Article 1 for newly issued KCL Contracts or newly issued contracts from Buyer. Any reduction in value of a KCL Contract by reason of its restructuring, including without limitation, any reduction in value attributable to restructuring of account values, shall be deemed distributed to the KCL Contract Holders as a partial surrender and held by KCL as debt. To the extent the Retained Assets are not sufficient to satisfy the debt to KCL Contract Holders or KCL is not required to pay such debt by the terms of this Agreement, including, without limitation, by reason of the limitations provided in Section 4.4.3.2 hereof, such debt shall be discharged in such manner and at such time as provided in Section 4.3 hereof. Buyer shall not assume any such debt as part of Transferred Liabilities.
      Section 1.21 Restructured Settlement Options. For KCL Contract Holders who Opt Out, the settlement options under their KCL Contracts shall be restructured to provide for the Initial Cash Opt Out Payment and the Settlement Annuity.
      Section 1.22 Rehabilitation Endorsement. The modifications and restructuring of KCL Contracts shall be effectuated by a Rehabilitation Endorsement. Such Rehabilitation Endorsement shall be mailed to KCL Assumed Restructured Contract Holders together with the Assumption Certificates referred to in Section 2.2.1. The Rehabilitation Endorsement shall incorporate by reference all of the terms and conditions of the
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
Rehabilitation Plan, and shall provide that the Buyer's Account Values shall be increased, as appropriate, by Account Value Increments, and decreased, as appropriate, by Indemnity Adjustments.
      Section 1.23 Tax Qualification of Life Contracts. Each KCL Restructured Contract that is a life insurance contract shall expressly provide that at no time will the amount of death benefit thereunder be less than the amount needed to ensure that such contract qualifies as a life insurance contract for Federal tax purposes, and that any cost of insurance charges shall be determined accordingly.

ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

      Section 2.1 Transfer of Assets. On the Closing Date, KCL, acting by and through the Rehabilitator, shall deliver, transfer and assign to Buyer good, clear and marketable title to the Buyer's Transferred Assets set forth in (a) through (k) below, fully paid and non-assessable, free of any rights of offset, contribution, funding obligation, or except as set forth on Schedule 2.1(g) any lease, claim, encumbrance or other Lien whatsoever subject to and in accordance with the terms and conditions of the Transfer and Assignment Agreement set forth in Exhibit 2.1. The Buyer's Transferred Assets shall consist of the following (as well as all Derivatives thereof) as of the Closing: (a) the bonds listed on Schedule 2.1(a) and such bonds as may be acquired by KCL between March 31, 1993 and the Closing Date which are Qualified Investments (but excluding those bonds sold, redeemed, for which sinking fund payments or the like are received, which are exchanged prior to the Closing Date or which the Rehabilitator elects to include as Retained Assets in accordance with Section 4.2);

(b) the equities listed on Schedule 2.1(b), excluding those equities sold, redeemed or which are exchanged prior to the Closing Date; (c) all Policy Loans attributable to the Buyer's Transferred Liabilities; (d) all cash and Short Term Investments of KCL (excluding any securities included in (a) above), including such Short Term Investments as may be acquired by KCL between March 31, 1993 and the Closing which are Qualified Investments, less the amount of cash and Short Term Investments retained by KCL as Retained Assets; (e) all accrued interest and other rights and claims in respect of the Buyer's Transferred Assets, whether or not shown on the books of KCL, and the Asset Receivables with respect to the Buyer's Transferred Securities; (f) the Transferred Other Assets listed on Schedule 2.1(f);
(g) the Business Assets, including, without limitation, the assets listed on
Schedule 2.1(g) attached hereto; (h) all of KCL's rights under contracts, agreements, leases or other arrangements relating to any of items described in (a) through (g) above; (i) all goodwill of KCL; (j) all original files, books, documents, records, reports, lists, summaries, software and other data related to or identifying any of the foregoing items (except for those of the foregoing that relate to the Retained Assets); (k) such rights, claims, interests and powers as relate to or are incident to the items described in clauses (a)-(j) above or as may be necessary to the use and enjoyment of the foregoing. Notwithstanding the foregoing, KCL agrees to make available for inspection and copying those files, records and materials as pertain or relate to the Buyer's Transferred Assets to the extent necessary to realize upon the value of those assets or to conduct third-party litigation in connection therewith.
           2.1.1       Adjustments to Buyer's Transferred Assets.
Schedules 2.1(a), 2.1(b) and 2.1(f) shall be adjusted as of the Closing Date to reflect events occurring subsequent to March 31, 1993. On and as of the date that the schedule described in Section 3.2 is required to be delivered to Buyer, KCL shall also deliver to Buyer (i) a schedule setting forth all KCL assets described in Section 2.1, and (ii) a schedule setting forth the assets KCL intends to retain as Retained Assets.
                 2.1.1.1     The revised schedule provided pursuant to
Section 2.1.1(i) shall set forth, as of the date of preparation of such schedule, the actual values, determined with reference to the books and records of KCL, of all assets listed thereon other than with respect to Transferred Securities and Short Term Investments. Such schedule shall include all cash and Short Term Investments held by KCL, less the amount of cash and Short Term Investments to be retained by KCL as Retained Assets. Concurrently with the delivery of such schedule, KCL shall deliver to Buyer revised Schedules 2.1(a) and 2.1(b).
                 2.1.1.2 At least five Business Days prior to the Closing Date, KCL shall deliver to Buyer a complete schedule of the Buyer's Transferred Assets and a schedule of the Retained Assets.
                 2.1.1.3     Within ten Business Days after the Closing,
KCL shall deliver to Buyer a schedule (the "Estimated Transferred Asset Value Schedule") that shall set forth KCL's determination of the Transferred Asset Value, including, without limitation, the fair market values as of the Closing Date of the Transferred Securities and the Short Term Investments and shall identify any Transferred Securities that were in default as of the Closing Date. The Transferred Asset Value as set forth in the Estimated Transferred Asset Value Schedule shall be binding on the parties hereto and shall be the "Final Transferred Asset Value" for all purposes of this Agreement if Buyer shall not have notified KCL in writing within ten

Business Days of receipt of such schedule that it disagrees in any material respect with such schedule, which notice shall set forth with specificity the basis for disagreement or objection. If Buyer does timely notify KCL of any such disagreements, then thereafter, the parties shall use their best efforts to resolve any disagreements and agree upon the Final Transferred Asset Value. If the parties are unable to resolve all disputes with respect to the Estimated Transferred Asset Value Schedule, or any values shown thereon, any remaining disputes shall be resolved in accordance with the Accounting Procedure, if the dispute is over a Calculation Matter, the Valuation Procedure if the Dispute is with respect to the fair market value of any Transferred Security or any Short Term Investment, or in accordance with the dispute resolution procedures set forth in Section 13.3 hereof with respect to any other matter; and the Final Transferred Asset Value shall be determined in accordance with the final resolution of such disputes. The Final Transferred Asset Value shall be the value used for all calculations hereunder, including, without limitation, the amount of the Preliminary Opt Out Amount, the Restructuring Percentage, the KCL Restructured Account Values and the Adjusted Buyer's Enhancement.

           2.1.2 Allocation of Transferred Assets. The Buyer's Transferred Assets received by the Buyer as consideration under this Agreement shall be allocated (a) in part to those liabilities for which insurance reserves under Section 807(c) of the Code may be properly established, and (b) in part to the other obligations assumed under this Agreement.
           2.1.3 Transferred Asset Value. The "Transferred Asset Value" of the Buyer's Transferred Assets shall be the sum of (i) the fair market value including any accrued interest of all Transferred Securities and Short Term Investments transferred to Buyer as of the Closing; (ii) all cash transferred to Buyer as of the Closing; (iii) the outstanding balance of all Policy Loans transferred to Buyer as of the Closing; (iv) the book value of all premium notes, due and deferred life premiums, and due and unpaid premiums with respect to KCL Health Contracts transferred to Buyer as of the Closing; and (v) with respect to any other assets included within the Transferred Other Assets, such value as may be agreed upon by KCL and Buyer. Notwithstanding anything to the contrary herein, in no event shall any value be accorded to the Business Assets, the goodwill of KCL or any other assets not expressly listed in items (i) through (v) of this Section 2.1.3.
      Section 2.2 Assumption of KCL Restructured Contracts. Effective as of the Closing Date, Buyer shall assume and reinsure all the Buyer's Transferred Liabilities pursuant to the Assumption Reinsurance Agreement in the form set forth in Exhibit 2.2. No other liabilities, undertakings, debts, covenants, commitments or other obligations either express or implied, of KCL or its Affiliates shall be transferred to or in any way assumed by Buyer. Nothing in this Section is intended to release or otherwise relieve Buyer of other covenants, commitments or obligations of Buyer either express or implied in this Agreement, the other Definitive Agreements and the Ancillary Agreements.
           2.2.1 Assumption Certificates. Within one hundred twenty days following the Closing Date, Buyer shall issue Assumption Certificates to the KCL Restructured Contract Holders of KCL Assumed Restructured Contracts in the form shown as Exhibit 2.2.1 hereto and as Exhibit A to the Assumption Reinsurance Agreement.

                              ARTICLE 3

DETERMINATION OF BUYER'S ACCOUNT VALUES
      Section 3.1 Buyer's Enhancement. Subject to adjustment as provided in Section 3.1.1 below, and subject to increase or decrease as provided in Section 1.17 hereof, the Buyer's Enhancement shall be $286 million.
           3.1.1 Calculation of Adjusted Buyer's Enhancement. The Buyer's Enhancement will be subject to adjustment at the Closing as follows:
ABE     =        (BE - AA) (XXX/YYY) - EA - Z - D  where:

ABE     =        Adjusted Buyer's Enhancement.

BE      =        Buyer's Enhancement, as provided in Section 3.1 above.

XXX     =        Aggregate Account Values at March 31, 1993 for all KCL
                 Contracts that become KCL Assumed Restructured
                 Contracts.

YYY     =        Aggregate Account Values at March 31, 1993 for all KCL
                 Contracts in force at March 31, 1993.

AA      =        If the Final Transferred Asset Value is $842 million,
                 then AA shall be zero. Otherwise, AA shall be a positive or negative adjustment and shall be calculated according to the following formula:

                       AA = 0.04 * ($842 million - the Final
                       Transferred Asset Value);

                 provided, however, if the Final Transferred Asset Value is less than $750 million, then AA shall be calculated according to the following formula:

                       AA = (0.04 * $92 million) + [0.09 *
                       ($750 million - the Final Transferred
                       Asset Value)].

EA      =        Expense adjustment (not less than zero) of $50 *
                 (250,000 - ZZ)

Z       =        UL opt out adjustment (not less than zero) of $1
                 million, or a portion thereof, for each 1%, or a portion thereof, by which the aggregate KCL
                 Restructured Account Values of all KCL Assumed
                 Restructured Contracts which are KCL Restructured UL
                 Contracts is less than $700,000,000.

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
D       =        Deferred Closing Adjustment equal to $250,000 per
                 month, beginning on January 6, 1995 and continuing through the Closing, pro rated for the month in which the Closing occurs.

ZZ      =        Quantity of KCL Assumed Restructured Contracts that
                 are not KCL Restructured GPWL Contracts.

           3.1.2       Adjustments.
                 (a)   For purposes of the calculation of the Adjusted
Buyer's Enhancement, the aggregate reserves relating to KCL Immediate Annuity Contracts and KCL Health Contracts shall be used in calculating the aggregate Account Values for determining the Adjusted Buyer's Enhancement.
                 (b)   For purposes of the calculation of the Adjusted
Buyer's Enhancement, the aggregate Cash Values of KCL GPWL Contracts and KCL Traditional Life Contracts shall be used in calculating the aggregate Account Values for determining the Adjusted Buyer's Enhancement.
           3.1.3 Application of Buyer's Enhancement. Each KCL Assumed Restructured Contract shall have its KCL Restructured Account Value increased pursuant to this Agreement immediately after such Contract is assumed and reinsured by Buyer by an amount equal to the Adjusted Buyer's Enhancement times a fraction, the numerator of which shall be the Account Value of each such KCL Contract as of February 12, 1993 reduced by any related outstanding Policy Loan and immediately prior to the restructuring contemplated by Section
1.2 hereof, and the denominator of which shall be the aggregate Account Values of all such KCL Contracts as of February 12, 1993 reduced by the aggregate of related outstanding Policy Loans and immediately prior to the restructuring contemplated by Section 1.2 hereof.
                 Immediately after such allocations, the Buyer's Account
Value of each such contract shall be the sum of its KCL Restructured Account Value plus the portion of the Buyer's Enhancement allocable to such contract.

Notwithstanding the foregoing, with respect to KCL Assumed Restructured Contracts that are KCL Restructured Immediate Annuity Contracts, the reserves related to such contracts shall be used in place of Account Values in calculating the allocation of the Adjusted Buyer's Enhancement, and the Adjusted Buyer's Enhancement allocated to such contracts shall be applied to increase the restructured reserve related thereto. Further notwithstanding the foregoing, with respect to KCL Assumed Restructured Contracts that are KCL Restructured GPWL Contracts and that are KCL Restructured Health Contracts, the aggregate Cash Values of such contracts shall be used in place of Account Values in calculating the allocation of the Adjusted Buyer's Enhancement, and the Adjusted Buyer's Enhancement allocated to such contracts shall be applied to increase the Cash Value of each such contract.
      Section 3.2 Calculation of Initial Buyer's Account Values. Within sixty days after the Opt Out Record Date, KCL shall prepare and deliver to Buyer a schedule setting forth each KCL Contract Holder who has not elected to Opt Out (i.e., who has either affirmatively elected to opt in or has been deemed to have opted in by not properly exercising the election to Opt Out by the Opt Out Record Date), together with KCL's calculation of the estimated Buyer's Account Value for each such contract. Such schedule shall be updated as of the Closing to exclude any KCL Contract Holders who have been deemed to have Opted Out due to Regulatory Disapproval and for KCL Contracts that have lapsed.
           3.2.1 Within twenty days of receipt of each schedule provided by KCL under Section 3.2 above, Buyer shall notify KCL in writing of any objections to the matters set forth in the schedules. Appropriate adjustments shall be made to the schedule provided by KCL under Section 3.2 above as of Closing promptly after the completion of the Valuation Procedure (if such procedure is employed). If the parties are unable to resolve any disputes with respect to the schedules within twenty days after KCL receives Buyer's written objections, any such disputes shall be resolved by the Accounting Procedure.
           3.2.2 After the resolution of any objections and disputes as provided in Section 3.2.1 above, the schedule provided by KCL setting forth the Buyer's Account Value of each KCL Assumed Restructured Contract shall, subject to Section 3.5 hereof, be a final and binding determination of the matter set forth therein on all parties, including, without limitation, the KCL Contract Holders of KCL Assumed Restructured Contracts.
      Section 3.3 Buyer's Interest Crediting Rate. From and after the Closing, and through the end of the Moratorium Period, the Buyer's Account Value of each KCL Assumed Restructured Contract that provides for crediting of interest shall be credited interest at the Moratorium Period Crediting Rate. Notwithstanding the foregoing, all New Premiums paid by KCL Contract Holders shall be credited interest at the New Premium Crediting Rate. After the end of the Moratorium Period, subject to the Minimum Crediting Rate, the Buyer's Account Value (including the amount thereof attributable to New
Premiums) shall be credited interest at such rates as Buyer may declare from time to time in accordance with Actuarial Standard of Practice No. 1, "The Redetermination (or Determination) of Non-Guaranteed Charges and/or Benefits for Life Insurance and Annuity Contracts," adopted by the Interim Actuarial Standards Board, October 1986.
      Section 3.4 Buyer's Cost of Insurance Charges. Other than for the KCL Contracts issued under KCL's 1992 guaranteed issue offer as listed on
Schedule 1.4, Buyer may, effective as of the Closing Date, increase cost of insurance charge rates for KCL Assumed Restructured Contracts that are KCL Restructured UL Contracts to a level not to exceed 115% of such cost of insurance charge rates according to the schedules in effect on February 12, 1993. During the Moratorium Period, Buyer shall perform periodic (but not more frequently than once every six months) experience studies of the mortality under KCL Assumed Restructured Contracts that are KCL Restructured UL Contracts other than KCL Contracts issued under KCL's 1992 guaranteed issue offer as listed on Schedule 1.4. Such experience studies of mortality shall be performed in a manner consistent with similar studies performed during 1993 by KCL. If the ratio of actual to expected death claims (based on the dollar amount of death claims) on a cumulative basis since the Closing Date, as measured by such experience studies of mortality, exceeds 95% of expected mortality based on the Tillinghast 1975-1980 Mortality Table as shown in
Schedule 3.4, cost of insurance charge rates for KCL Assumed Restructured Contracts that are KCL Restructured Contracts, other than KCL contracts issued under KCL's 1992 guaranteed issue offer as listed on Schedule 1.4, may be increased in proportion to the ratio of (a) to (b) where (a) is the expected ratio of actual to expected death claims (based on the dollar amount of death claims) and (b) is 95%. Any such increase in the cost of insurance charge rates shall be subject to review by the Rehabilitator, such review to be completed within 20 days of submission of documentation of the supporting experience study of mortality. In the event the Rehabilitator and Buyer do not agree to such increases in cost of insurance charge rates, the dispute shall be resolved in accordance with the Accounting Procedures of Article 13 of this Agreement. Nothing in this Section 3.4 is intended to restrict cost of insurance charge rates to 115% of the cost of insurance charge rates in effect at February 12, 1993, if such increases are warranted by actual death claims as provided in this Section 3.4.

      Section 3.5 Post-Closing Account Value Adjustments. In the event, at any time and from time to time within eighteen months after the Closing Date, Buyer determines that the final schedule of Transferred Liabilities delivered by KCL to Buyer pursuant to Section 2.6 of the Assumption Reinsurance Agreement contains any inaccuracies or omissions, Buyer shall provide prompt written notice to KCL setting forth any such inaccuracies or omissions, and Buyer's calculation of the necessary adjustments to the Buyer's Account Values of all KCL Assumed Restructured Contracts of Persisting KCL Restructured Contract Holders. Inaccuracies or omissions shall be deemed to include any of the following:
      (a) any KCL Restructured Assumed Contract not properly considered in the determination of the Buyer's Account Values or as to which the liabilities were not properly stated or estimated in calculating the Buyer's Account Values;
      (b) any KCL Restructured Assumed Contract as to which the calculation contained in the final schedule of Transferred Liabilities contained errors or omissions relating to the account value, surrender value, benefits, including without limitation, death benefit, loan value, minimum guaranteed crediting rate, premiums paid and premiums due or policy or policyholder information, such as issue date, effective date of coverage, and age and sex of the insured; and
      (c) any KCL Contract or KCL Restructured Contract which Buyer did not assume, but with respect to which KCL mistakenly paid Buyer amounts included in the determination of the Buyer's Account Values.

       Such errors or omissions, and the necessary adjustments to the Buyer's Account Values shall be deemed to be final, and the procedures set forth in
Section 3.5.1 hereof shall apply, unless KCL delivers written notice to Buyer within twenty days of receipt of Buyer's notice of errors, omissions and adjustments, setting forth with reasonable specificity any objections to the matters set forth in Buyer's notice. If the parties are unable to resolve any disagreements with respect to any such post-closing Account Value Adjustments within twenty days after Buyer's receipt of an objection notice from KCL, any such dispute shall be resolved in accordance with the Accounting Procedure, if the dispute relates to a Calculation Matter, or the dispute resolution procedures set forth in Section 13.3 with respect to any other matter.
           3.5.1       Adjustment to Buyer's Account Values.
                 3.5.1.1 If such errors, omissions and adjustments (if agreed to, or upon resolution of any dispute with respect thereto) would result, in the aggregate, in a reduction in the Buyer's Account Values, KCL shall remit to Buyer out of Retained Assets, if the Rehabilitator deems such funds available, as a claim of KCL Contract Holders under Section 304.33-430(3) of the Insurance Code, such amounts in cash as would be necessary to maintain the Buyer's Account Values without reduction. Buyer's Subsequent Enhancement shall be added to all such amounts received from KCL under this
Section 3.5.1.1. If for any reason, Buyer does not receive the amounts required to effect such Post-Closing Adjustments within such twenty Business Day period, or, in the event of a dispute with respect to such adjustment, within twenty Business Days after such dispute has been resolved, Buyer shall be entitled to recover the amount of such adjustment as an Indemnity Adjustment in accordance with Section 10.5 hereof provided however an Indemnity Adjustment pursuant to this Section 3.5.1.1 shall not be subject to the threshold set forth in Section 10.5 hereof but the expense charge provided for in Section 15.47 hereof shall only apply if Buyer has to notify policyholders of recalculated account values and then only to the policies requiring such notification.
                 3.5.1.2 If the errors, omissions or adjustments (if agreed to, or upon resolution of any dispute with respect thereto) would result, in the aggregate, in an increase in the Buyer's Account Values, Buyer shall hold such amounts in reserve. All amounts so held in reserve shall bear interest at the Moratorium Period Crediting Rate. On the next succeeding date upon which Buyer receives a distribution from KCL pursuant to Section 4.4 hereof, the amount held in reserve, together with all interest accrued thereon, shall be allocated and/or paid in the manner provided in
Section 4.4.3.2 hereof. All such amounts shall be treated as an Account Value Increment.

ARTICLE 4
RETAINED ASSETS AND RETAINED LIABILITIES
      Section 4.1 Retained Liabilities. All liabilities, undertakings, debts, covenants, commitments and other obligations of KCL, of whatever type or form and however described or denominated, including, but not limited to, the Retained Liabilities and any and all other liabilities, undertakings, debts, covenants, commitments, and other obligations or claims against the Buyer's Transferred Assets that are not expressly assumed by Buyer under this Agreement or the Assumption Reinsurance Agreement shall be retained by KCL.
      Section 4.2 Retained Assets. KCL shall retain the Retained Assets. The cash and Short Term Investments included in the Retained Assets shall be in an amount reasonably calculated as necessary to (i) satisfy the

Priority Claims, (ii) pay all costs to administer the KCL Estate, (iii) pursue claims and causes of action against third parties, (iv) provide for payment of the Preliminary Opt Out Amount and (v) satisfy the obligations of KCL set forth in the Assumption Reinsurance Agreement and the Transfer and Assignment Agreement. Except as specifically provided in this Agreement, nothing in this Agreement shall be interpreted as preventing the Rehabilitator in his sole discretion to retain such assets and third party causes of action as he deems necessary, proper or desirable.
      Section 4.3 Discharge of Retained Liabilities. Upon order of the Rehabilitation Court, after notice and opportunity for hearing to the KCL Contract Holders as the Rehabilitation Court may order, and after all Retained Assets have been used to satisfy obligations of KCL, and after the Rehabilitator shall have determined that the debts described in Section 5.4 and Section 1.20 hereof cannot be satisfied in full, all liabilities for such debt of KCL and all obligations arising under the KCL Contracts and the KCL Restructured Contracts, other than the Transferred Liabilities and all Retained Liabilities, shall be discharged, without exception with respect to the liability of KCL and its successors.
           Section 4.4 Distributions. The Retained Assets shall be distributed as follows:
           4.4.1       at any time for (i) the payment of all Priority
Claims, (ii) the payment of the costs of administration of the KCL Estate,
(iii) to the Rehabilitator in payment of any indemnification obligation to the Rehabilitator pursuant to Section 10.1 hereof, (iv) to the Buyer, in payment of any adjustments pursuant to Section 3.5 hereof, and (v) to the Buyer for payment of any indemnification obligation to the Buyer pursuant to Section
10.2 hereof.
           4.4.2       in payment of the Opt Out Holdback as provided in
Section 5.7 hereof.
           4.4.3 at such time as the Rehabilitation Court may determine upon application of the Rehabilitator, but subject to the provisions of Sections 4.4.3.3 and 5.7 hereof (each such distribution being referred to as a "Distribution Date"), a distribution of all cash available for distribution, as determined by the Rehabilitator, shall be made to or on behalf of (i) all KCL Contract Holders who Opted Out, (ii) all Non-Persisting KCL Restructured Contract Holders, and (iii) all Persisting KCL Restructured Contract Holders, all in the proportions and amounts specified in Sections 4.4.3.1 and 4.4.3.2 below.
                 4.4.3.1 All distributions under Section 4.4.3 hereof from the Retained Assets shall be allocated and paid by KCL to all KCL Contract Holders who Opted Out in satisfaction of the Settlement Annuities issued to such KCL Contract Holders, in an amount equal to the total amount distributed from the Retained Assets at any time, times a fraction, the numerator of which is the statutory reserve maintained on the books of KCL as of February 12, 1993 reduced by any related outstanding Policy Loan immediately prior to Closing with respect to the KCL Contract of each such KCL Contract Holder who Opted Out, less any due and deferred net premium with respect to such KCL Contract as of such date, and the denominator of which is the aggregate statutory reserves maintained on the books of KCL as of February 12, 1993 reduced by the aggregate of related outstanding Policy Loans immediately prior to Closing, less the aggregate due and deferred net premiums of all KCL Contracts as of such date. KCL shall mail a check for the allocable amount of each distribution to each KCL Contract Holder who Opted Out within thirty days of each Distribution Date. KCL Contract Holders who Opted Out shall not be entitled to receive any distributions from Retained Assets after such time as the Opt Out Reimbursable Amount equals zero.
                 4.4.3.2 All remaining distributions under Section 4.4.3 hereof from the Retained Assets shall be delivered to Buyer, in cash, for the benefit of Non-Persisting KCL Restructured Contract Holders and Persisting KCL Restructured Contract Holders, subject to the limit set forth in Section
4.4.4. The amount received by Buyer, together with the Subsequent Buyer's Enhancement as to Persisting KCL Restructured Contract Holders, shall be allocated among all such KCL Contract Holders with a Participating Contract Holder Reimbursable Amount equal to the total amount received times a fraction, the numerator of which shall be the Buyer's Account Value of each such KCL Contract Holder reduced by any related outstanding Policy Loan immediately after the Closing Date, and the denominator of which shall be the aggregate of Buyer's Account Values of all such contracts reduced by the aggregate of related outstanding Policy Loans immediately after the Closing Date. Within twenty Business Days of receipt of distributions, (i) Buyer shall credit the allocable amount of each such distribution, together with the Subsequent Buyer's Enhancement related thereto, to the Buyer's Account Value of each Persisting KCL Restructured Contract Holder with an Account Value as an Account Value Increment, and (ii) shall mail a check for the allocable amount of each distribution to each Persisting KCL Restructured Contract Holder without an Account Value and each Non-Persisting KCL Restructured Contract Holder. Non-Persisting KCL Restructured Contract Holders and Persisting KCL Restructured Contract Holders shall not be entitled to receive any distributions or Account Value Increments, including, without limitation, any Subsequent Buyer's Enhancement, to the extent that such receipt would cause Participating Contract Holder Reimbursable Amount to be less than zero.

           4.4.3.3 No distributions of Retained Assets (other than the final distribution to Buyer from the Retained Assets) shall be made to Buyer until the amount of each such distribution is $50 million or more. Further distributions to Buyer from the Retained Assets shall not be made more frequently than once each six month anniversary of the Closing Date.
           4.4.4 At the end of the Moratorium Period, if the Opt Out Reimbursable Amount and the Participating Contract Holder Reimbursable Amount equals zero for all KCL Contract Holders, the Retained Assets shall thereafter be distributed in accordance with the priorities set forth in an order of the Rehabilitation Court. If, prior to the end of the Moratorium Period, the Rehabilitator, in his sole discretion, determines that based upon current assumptions, the Opt Out Reimbursable Amount and the Participating Contract Holder Reimbursable Amount is anticipated (as of the end of the Moratorium Period) to be zero, upon application to and approval of the Rehabilitation Court, the Rehabilitator may make distributions prior to the end of the Moratorium Period in accordance with the priorities set forth in such Court order.

ARTICLE 5
ELECTION PROCEDURE AND OPT OUT RIGHTS
      Section 5.1 Contract Holder Election. As of 11:59 p.m. on the day immediately preceding the Closing Date, all KCL Contract Holders shall either:
(i) surrender fully their KCL Restructured Contracts ("Opt Out") or
(ii) continue as KCL Restructured Contract Holders.
      Section 5.2      Election Notice.  Within ninety days after entry of
the Final Order of Rehabilitation or such other date as Buyer and Rehabilitator shall agree, KCL shall mail to all KCL Contract Holders, by
                                   55
United States mail, postage prepaid, to the address as last shown in the book and records of KCL, a notice of election ("Notice"), in a form approved by the Rehabilitation Court, along with a pre-addressed postage paid envelope. The Notice shall include full and complete information regarding Buyer, including, without limitation, a statement as to the ratings of Buyer, the experience and capitalization of Buyer, and such other information as Buyer reasonably requests be included with the Notice. The Notice shall request each KCL Contract Holder to make the election set forth in Section 5.1 above, such election to be effective as of 11:59 p.m. on the day immediately preceding the Closing Date. The Notice shall set forth the following information: (i) a reasonable estimate of the amount that will be paid to each KCL Contract Holder who elects to Opt Out, including, without limitation, the Estimated Preliminary Opt Out Amount, and the exact amount of the Initial Cash Opt Out Payment, (ii) a description of the Settlement Annuity described in
Section 1.20 hereof, and the sources of funding of such Settlement Annuity,
(iii) a summary of such KCL Contract Holder's rights, obligations and liabilities pursuant to the KCL Restructured Contract, including, without limitation, a reasonable estimate of the post-closing Buyer's Account Value of each such KCL Contract assuming all KCL Contract Holders opt in, (iv) a statement to the effect that KCL Contract Holders who do not elect to Opt Out will be deemed to have completely and finally released, to the maximum extent permitted by law, any Released Claims, including, without limitation, any Released Claims with respect to any Taxes imposed on or incurred by the KCL Contract Holders as a result of this Agreement or the Rehabilitation Plan or which relate to, arise out of or are in connection with the purchase of a KCL Contract or otherwise relate to, arise out of or are in connection with a KCL Contract, which such KCL Contract Holders may have as KCL Contract Holders with respect to KCL, the Rehabilitator or their respective officers, directors, agents or advisors and (v) a statement that if a KCL Contract Holder is domiciled in a state that does not approve the form of the KCL Restructured Contracts on or before the Closing Date, or lives in a state in which approval of the Assumption Reinsurance Agreement is required, and the insurance regulatory authorities of such state do not approve the Assumption Reinsurance Agreement on or before the Closing Date (collectively, "Regulatory Disapproval"), such KCL Contract Holder will be deemed to have elected to Opt Out. Those KCL Contract Holders who desire to elect to Opt Out must execute and return by mail, with a U.S. postal service postmark no later than that day which is sixty days after the date of the Notice (the "Opt Out Record Date"), the opt out election form (the "Form") attached to the Notice, which Form shall provide for a complete and final release, to the maximum extent permitted by law, of any Released Claims, including, without limitation, any Released Claims with respect to any Taxes imposed on or incurred by the KCL Contract Holders as a result of this Agreement or the Rehabilitation Plan or which relate to, arise out of or are in connection with the purchase of a KCL Contract or otherwise relate to, arise out of or are in connection with a KCL Contract, which any such KCL Contract Holders may have as KCL Contract Holders with respect to KCL, the Rehabilitator or their respective officers, directors, agents or advisors.
      Section 5.3      Exercise of Election.  The Notice provided in Section
5.2 shall also expressly state that, if the KCL Contract Holder desires to elect to Opt Out, such election shall only be effective if (i) the KCL Contract Holder affirmatively elects to Opt Out by properly completing the Form and (ii) the Form is postmarked no later than the Opt Out Record Date.
In the event that the Form is not mailed to KCL or, if mailed, is not properly completed and postmarked on or before the Opt Out Record Date, such KCL Contract Holder shall conclusively (i) be deemed to have elected to continue to be a KCL Restructured Contract Holder, (ii) be deemed to have agreed to all terms of the KCL Restructured Contract as provided for in this Agreement, and
(iii) be deemed to have completely and finally released, to the maximum extent permitted by law, any Released Claims, including, without limitation, any Released Claims with respect to any Taxes imposed on or incurred by the KCL Contract Holders as a result of this Agreement or the Rehabilitation Plan or which relate to, arise out of or are in connection with the purchase of a KCL Contract or otherwise relate to, arise out of or are in connection with a KCL Contract, which such KCL Contract Holders may have as KCL Contract Holders with respect to the Rehabilitator, KCL or their respective officers, directors, agents or advisors. Subject to the consummation of the Closing, the election of any KCL Contract Holder to Opt Out shall be irrevocable as of the date the Form is postmarked.
      Section 5.4 Effect of Opt Out. Each KCL Contract Holder electing to Opt Out or who has been deemed to have Opted Out due to Regulatory Disapproval shall be treated as having surrendered his KCL Restructured Contract in full, immediately prior to the Closing Date, but after such KCL Contract has been restructured pursuant to Article 1 of this Agreement. The debt of KCL to each such KCL Contract Holder arising from such a deemed surrender shall be in the amount of the Opt Out Reimbursable Amount attributable to such KCL Contract immediately prior to the Closing Date. Any unpaid balance of such debt of KCL shall bear interest at the rate of six percent per annum. The debt of KCL to each such KCL Contract Holder who has elected to Opt Out arising from such deemed surrender shall be satisfied by the Initial Cash Opt Out Payment and distributions paid under the Settlement

Annuity as provided in this Article 5. To the extent such Initial Cash Opt Out Payment and distributions paid under the Settlement Annuity are not sufficient to satisfy the debt to KCL Contract Holders that elect to Opt Out, such debt of KCL shall be discharged in such manner and at such time as provided in Section 4.3 hereof.
      Section 5.5 Calculation and Payment of Preliminary Opt Out Amount. All KCL Contract Holders who Opt Out (including KCL Contract Holders who have been deemed to Opt Out due to Regulatory Disapproval) shall be paid the liquidation value of their claim. Subject to approval of the Rehabilitation Court, the liquidation value of the claim of each KCL Contract Holder who Opts Out shall be the sum of the Initial Cash Opt Out Payment plus all amounts distributed from the Settlement Annuity. The Settlement Annuity shall be funded from the KCL Estate. The sum of the Initial Cash Opt Out Payment and the Opt Out Holdback equals the Preliminary Opt Out Amount.
           5.5.1 The Initial Cash Opt Out Payment and the Preliminary Opt Out Amount shall be determined in accordance with the following three step formula:
Step I:

OOP    =    A - APL - TIPA
                AR - APL                      where:

OOP    =    Opt Out Percentage.

A      =    Transferable Asset Value.  The Transferable Asset
            Value as of any date prior to the Closing Date means the Rehabilitator's best estimate of the Transferred
            Asset Value as of any such date, assuming no KCL
            Contract Holder Opts Out.  The Transferable Asset
            Value as of any date on or after the Closing Date means the sum of the Final Transferred Asset Value, plus the fair market value of cash and Short-Term
            Investments then included in Retained Assets less the Rehabilitator's best estimate of amounts required to administer the KCL Estate and carry out his statutory duties.

APL    =    Aggregate Policy Loans outstanding as of the Closing
            Date with respect to all KCL Contracts that remain in force as of the Closing Date.

TIPA   =    Total of all Interim Period Amounts.

AR     =    Aggregate statutory reserves as of February 12, 1993,
            less aggregate due and deferred net premiums, for those KCL Contracts that remain in force as of the Closing Date.

Step II:

POOA   =    [OOP*(R - PL)] + IPA        where:

POOA   =    Preliminary Opt Out Amount to be paid or distributed
            to each KCL Contract Holder who Opts Out.

R      =    Statutory reserve of each KCL Contract as of February
            12, 1993, less due and deferred net premiums for such KCL Contract, for those KCL Contracts that remain in force as of the Closing Date and Opt Out.

IPA    =    Interim Period Amount.

PL     =    Policy Loan outstanding with respect to each such KCL
            Contract that Opts Out.



Step III:

IOP    =    .75(EPOOA)                  where:

IOP    =    Initial Cash Opt Out Payment.

EPOOA =     Estimated Preliminary Opt Out Amount

           5.5.2 Within forty-five days after the Opt Out Record Date, KCL shall prepare and deliver to Buyer a schedule setting forth each KCL Contract Holder who has elected to Opt Out, together with the Rehabilitator's calculation as to the estimate of the Preliminary Opt Out Amount and Initial Cash Opt Out Payment due to each such KCL Contract Holder. Such schedule shall be updated as of the Closing Date to include any additional KCL Contract Holders who have been deemed to Opt Out due to Regulatory Disapproval. The Retained Assets shall include an amount sufficient in cash and Short-Term
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
Investments for KCL to pay the Preliminary Opt Out Amount.
           5.5.3 The Rehabilitator shall cause KCL to pay each KCL Contract Holder who Opted Out the Initial Cash Opt Out Payment from the Retained Assets within one hundred twenty days after the Closing Date.
           5.5.4 In addition to the Initial Cash Opt Out Payment, each KCL Contract Holder who Opted Out shall be entitled to receive payments under the Settlement Annuity, which shall be funded by distributions from the KCL Estate allocable to KCL Contract Holders who Opt Out.
      Section 5.6 Waiver and Termination. As of 11:59 p.m. on the day immediately preceding the Closing Date, the rights and obligations under the KCL Contracts and KCL Restructured Contracts of those KCL Contract Holders who have elected to Opt Out (including those KCL Contract Holders deemed to have Opted Out due to Regulatory Disapproval) shall be terminated, except for the right of each such KCL Contract Holder to receive its Initial Cash Opt Out Payment and distributions from the Settlement Annuity, and the waivers and releases provided in the Form shall become effective.
      Section 5.7 Settlement Annuity. KCL Contract Holders who have elected to Opt Out shall receive distributions under the Settlement Annuity attributable to the Opt Out Holdback in two installments. The first distribution shall be made at the end of the second Plan Year and shall be equal to one-half of the difference between (i) the Preliminary Opt Out Amount and (ii) the Initial Cash Opt Out Payment, plus interest at the Short Term Rate. The second and final distribution of the Opt Out Holdback shall be made at the end of the fourth Plan Year, together with interest at the Short Term Rate. All such payments made pursuant to this Section 5.7 shall be subject to
(i) the indemnity provisions of Article 10 hereof, but only to the extent of the Indemnity Amounts relating to Priority Claims, and (ii) the pro rata share
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of Priority Claims paid from the Retained Assets attributable to the KCL
Contracts that Opt Out; provided, however, that additional distributions may be made after the end of the fourth Plan Year, in accordance with the provisions of Section 4.4.3.

ARTICLE 6
RENEWAL COMMISSIONS
      Section 6.1 Payment of Commissions by KCL. On or before the Closing Date as an expense of administration, KCL shall pay all renewal commissions with respect to the KCL Contracts accruing between February 12, 1993 and the Closing Date; provided, however, payment of such commissions shall be subject to the limitations set forth in Section 6.3 hereof and to all rights of setoff or counterclaim which KCL or the Rehabilitator may have.
      Section 6.2 Payment of Commissions by Buyer. From and after the Closing Date, Buyer shall pay all renewal commissions with respect to the KCL Assumed Restructured Contracts accruing from and after the Closing Date; provided, however, payment of such commissions shall be subject to the limitations set forth in Section 6.3 hereof.
      Section 6.3 Renewal Commissions. The renewal commissions payable pursuant to Sections 6.1 and 6.2 hereof shall be the renewal commissions provided in the commission and/or agency agreements between KCL and any general agents, agents, brokers, marketers or other persons who produced or generated any of the KCL Contracts; provided, however, such commissions shall not exceed those commissions which are normal and customary in the insurance industry for the types of policies and coverage related to such commissions, and shall be in accordance with the existing KCL commission schedule, which is attached hereto as Schedule 6.3.
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                              ARTICLE 7
MANAGEMENT OF KCL
      Section 7.1 Home Office Lease. From and after the Closing Date, Buyer shall enter into a sublease with KCL pursuant to which Buyer shall sublease three contiguous floors consisting of floors 10 through 12 and containing approximately 30,000 square feet and the basement storage area in the KCL Home Office Building in Lexington, Kentucky. Such sublease shall have a term of three years at a fully-serviced rental rate of $12.00 per square foot per year for the three contiguous floors and $36,000.00 per year for the basement space (inclusive of taxes, maintenance, HVAC and insurance), and including such parking as may be agreed between KCL and Buyer on or before the Closing Date. The space subleased to Buyer will be subleased in "as is" condition, and KCL shall not have any obligation to make or provide funds for any tenant improvements. During the term of the sub-lease and any extensions thereof Buyer shall retain such custody of KCL's closed files as KCL may request. Such sublease shall also provide Buyer the option to extend the term thereof for an additional three years at a fair market rental rate as may be agreed between KCL and Buyer at the end of the initial term. KCL shall use reasonable efforts to obtain all necessary consents of the landlord of the KCL Home Office Building to the sublease, including the agreement of such landlord not to disturb Buyer's occupancy of the KCL Home Office Building provided that Buyer is not in default under the sublease. In the event such consent is not obtained before Closing, Buyer shall have the option to locate its operations and employees elsewhere in Lexington, Kentucky, in which event Buyer shall have no obligations under this Section 7.1. At the option of KCL, Buyer shall enter into a direct lease with the landlord of the KCL Home Office Building, provided that such direct lease shall be substantially on the same terms and
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conditions as the sublease described in this Section 7.1.
      Section 7.2 KCL Employees. During the Moratorium Period, Buyer shall employ, maintain and locate in Lexington, Kentucky, not less than one employee for each 2,000 KCL Assumed Restructured Contracts, as the same may be determined from time to time. Buyer will, as of the Closing Date, employ certain former KCL employees in connection with its obligations in the preceding sentence. Former KCL employees hired by Buyer will initially receive the same base salaries they were being paid by KCL before the Closing Date (not including any retention bonuses paid between February 12, 1993 and the Closing Date), pending integration of such employees into Buyer's compensation structure. Pension and other benefits accrued during each such employee's service at KCL shall be the responsibility of KCL. Except for any KCL employees that KCL determines to retain after the Closing Date to administer the KCL Estate, all KCL employees shall be terminated as of the Closing Date, and KCL shall properly and timely provide all notifications and communications to the KCL employees pursuant to Federal, state and local law, including, without limitation, the Worker Adjustment and Retraining Notification Act, and Buyer shall have no responsibility or liability for providing any such notices or communications. Former KCL employees hired by Buyer will begin to accrue medical, pension and certain other benefits comparable to those accrued by other newly hired Buyer employees; provided, however, that for the purposes of computing eligibility to participate under such Buyer benefit plans, each such employee's term of service with KCL shall be included.
           7.2.1 KCL Key Employees. KCL shall consult with Buyer regarding the identification and retention of certain current KCL employees who are necessary for the administration of KCL through the Closing Date and
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the consummation of the transactions described in this Agreement.
      Section 7.3 Tax Elections. KCL agrees to make the elections provided by Section 1.848-2(g)(8) and Section 1.848-2(i)(4) of the Treasury Regulations with respect to the Assumption Reinsurance Agreement, and to make any other elections as the Rehabilitator may determine to be necessary or appropriate with respect to the Federal income tax obligations of KCL, Buyer or the KCL Contract Holders.
      Section 7.4 Tax Returns. The Tax Returns of KCL that are due after the Closing Date shall be prepared by KCL. The payment of, all Taxes shown to be due on the Tax Returns, and all fees, costs or expenses associated with the preparation and filing of the Tax Returns shall be the responsibility of KCL and not the Buyer. Following execution of this Agreement, and throughout the Moratorium Period, the parties shall consult, cooperate and take all reasonable and necessary steps to ensure to the extent practical and consistent with their best interests that all transactions contemplated by the Rehabilitation Plan are reported by the parties on their respective tax returns in a consistent manner.
      Section 7.5 Tax Reporting and Withholding. KCL shall be responsible for filing all information returns required by Federal, state and local taxing authorities and withholding and depositing all Taxes required to be withheld and deposited with respect to any payments or distributions made by KCL, including, without limitation, payments or distributions to KCL Contract Holders who elect to Opt Out, payments or distributions to KCL Contract Holders made prior to the Closing Date, wages paid by KCL to employees, and payments made by KCL to third parties subject to backup withholding.

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      Section 7.6      KCL Financial Reports, Books and Records.  Prior to
the Closing, KCL shall continue to timely prepare, at its sole expense, periodic reports of its financial condition and results of operations. KCL shall promptly provide Buyer with copies of such reports when available, and shall provide Buyer with reasonable access to all other books and records and employees of KCL that Buyer may request in order to facilitate Buyer's compliance with the terms of this Agreement or its evaluation of the Buyer's Transferred Assets, Buyer's Transferred Liabilities or life and health insurance operations of KCL.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
      Section 8.1 Representations and Warranties of KCL. In order to induce Buyer to enter into this Agreement and each of the Definitive Agreements, and to cause Buyer to consummate the transactions contemplated hereby, KCL represents and warrants to Buyer as follows:
           8.1.1       Valid Appointment.  The Rehabilitator has been duly
and validly appointed to be the rehabilitator of KCL as that term is used in
Section 304.33-150 of the Insurance Code.
           8.1.2       Organization and Standing.  KCL is a corporation
validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now being conducted and to own or lease its properties and assets, subject to the powers and authority of the Rehabilitator.
           8.1.3 Authority. Subject to entry of a Final Order of Rehabilitation, KCL, acting by and through the Rehabilitator, has all
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requisite power and authority to execute and deliver this Agreement, the other
Definitive Agreements and the Ancillary Agreements, to perform its obligations under this Agreement, the other Definitive Agreements and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement, the other Definitive Agreements and the Ancillary Agreements. Upon execution and delivery hereof by KCL, acting by and through the Rehabilitator, and entry of the Final Order of Rehabilitation, this Agreement will constitute the legal, valid and binding obligation of KCL and the Rehabilitator acting on behalf of KCL, enforceable against them in accordance with its terms. Upon execution and delivery thereof by KCL, acting by and through the
Rehabilitator, and upon entry of a Final Order of Rehabilitation, each of the Definitive Agreements and Ancillary Agreements will constitute a legal, valid and binding obligation of KCL, and the Rehabilitator acting for KCL, enforceable against them in accordance with its terms.
           8.1.4 Quarterly Statements. KCL has furnished to Buyer the Quarterly Statements of KCL for the periods from January 1, 1993 through September 30, 1993, as filed with the Commissioner. The Quarterly Statements for the periods then ended present fairly in all material respects the statutory financial condition of KCL as at such dates, and the statutory results of its operations for the periods then ended and were prepared in conformity with statutory accounting principles prescribed or permitted by the Commissioner (which have been applied on a consistent basis), except as expressly set forth therein. The Quarterly Statements for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993 were correct in all material respects when filed and there were no material omissions therefrom.
In addition, the schedules included in such Quarterly Statements delivered to Buyer, when considered in relation to the basic statutory financial
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statements, present fairly in all material respects the information shown therein.
           8.1.5       Compliance with Applicable Laws.  Except as set forth
on Schedule 8.1.5, since February 12, 1993, the life and health insurance business and operations of KCL have been conducted in material compliance with
(i) all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities, and (ii) all other applicable laws, ordinances, regulations and orders of all governmental entities. Except as set forth on Schedule 8.1.5 hereto, (i) KCL has not been charged with, and to the best of KCL's knowledge after reasonable inquiry, has not been threatened with, or under any investigation with respect to, any charge concerning any violation of any provision of any Federal, state, county or local law, ordinance or regulation or any other requirement or order of any governmental or regulatory body or court or arbitrator applicable to the operation of its business and (ii) KCL is not in default with respect to any order, award, judgment, writ, injunction or decree of any court, agency, instrumentality or governmental or regulatory body.
           8.1.6 Taxes. (a) KCL has filed with the appropriate governmental authorities all material Federal, state and local Tax Returns required to be filed by it for all periods for which tax returns are due on or before the Closing Date, taking extensions into account. Except as set forth on Schedule 8.1.6, KCL has paid in full or made adequate provision for the payment of all material Taxes for all tax periods ending prior to and including the Closing Date. The Retained Assets are adequate to cover all Taxes (after taking into consideration all uses of the Retained Assets) and there are no material Liens for Taxes upon the assets of KCL which are
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anticipated to become Buyer's Transferred Assets.  Except as set forth on
Schedule 8.1.6, KCL has not received any notice of deficiency, proposed deficiency or assessment from any governmental taxing authority with respect to Taxes of KCL, and the Federal income Tax Returns for KCL are not currently the subject of any audit by the IRS. Except as set forth on Schedule 8.1.6, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against KCL.
           (b)  KCL has fully disclosed to Buyer any material Federal, state or local income, franchise or premium tax issues, and the amount of potential liability for Taxes associated with such issues, that KCL believes could arise as a result of the treatment by KCL of any item of income, gain, loss, deduction or credit with respect to any taxable period ending prior to the Closing Date, without regard to whether a Tax Return has been filed, or is due to be filed for such period, and no representation by KCL or any of its representatives concerning KCL's potential liability for Taxes has omitted or materially misstated any information materially relevant to estimating such potential liability for Taxes.
           8.1.7 Litigation. Except as disclosed on Schedule 8.1.7 hereto, there are no material claims, suits, actions or proceedings pending or, to the knowledge of KCL, threatened, nor to the knowledge of KCL are there any material investigations or reviews pending or threatened, against, relating to or affecting the assets and liabilities which are anticipated to become Buyer's Transferred Assets or Buyer's Transferred Liabilities before any court, arbitrator, governmental agency, commission or administrative or regulatory authority. None of the matters listed on Schedule 8.1.7 (singly or in the aggregate) will result in a material adverse effect on the assets and
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liabilities which are anticipated to become Buyer's Transferred Assets or
Buyer's Transferred Liabilities, and KCL is unaware of any grounds for the assertion of any such claim. Further, except as set forth in Schedule 8.1.7, there are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the assets and liabilities which are anticipated to become Buyer's Transferred Assets or Buyer's Transferred Liabilities.
           8.1.8       Compliance With Labor Laws.  (a) Except as set forth
on Schedule 8.1.8 KCL has complied in all material respects with all, and has no liability with respect to any, laws relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, occupational safety and the payment and withholding of Taxes.
           (b) KCL is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to employees of KCL.
           (c) No employees of KCL are represented by any labor organization with respect to their employment by KCL. No labor organization or group of employees of KCL has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of KCL, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity pending involving KCL.
           (d)  There are no (i) strikes, work stoppages, slow- downs, lockouts or labor arbitrations or (ii) material grievance proceedings or other material labor disputes pending against KCL.
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           8.1.9       Reinsurance.  (a) Schedule 8.1.9 lists all contractual
treaties and agreements regarding reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance to which KCL is a party which are in effect as of the date hereof (collectively, the "Reinsurance Agreements"). Neither KCL nor any other party, to the knowledge of KCL, is in default in any material respect as to any Reinsurance Agreement and KCL has no reason to believe that the financial condition of any other party thereto is impaired to the extent that a default thereunder may reasonably be anticipated. KCL shall utilize its best efforts to transfer such reinsurance but there is no assurance such a transfer will be effectuated.
           8.1.10 Investment Company Act. KCL is either (i) not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, is not required to be registered under the Investment Company Act.
           8.1.11      Accuracy of KCL Contract Forms.  Set forth on Schedule
15.58 hereto are true, complete and accurate lists of all forms of KCL Contracts that are in effect as of the date of this Agreement. KCL has delivered to Buyer copies of all of the forms of KCL Contracts listed on such schedule.
           8.1.12 Absence of Undisclosed Liabilities. Except as set forth on Schedule 8.1.12 hereto, or disclosed on the Quarterly Statement for the period ending September 30, 1993, KCL has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except
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liabilities, obligations or contingencies (i) which are Taxes, (ii) which are accrued or adequately reserved against in the KCL NAIC Blank for the year ended December 31, 1992, or reflected in the notes thereto, or (iii) which were incurred after December 31, 1992 and were incurred in the ordinary course of business and consistent with past practices, none of which liabilities, obligations or contingencies (A) would, in the aggregate, have a material adverse effect on the condition of Buyer's Transferred Assets or Buyer's Transferred Liabilities or (B) have not been discharged or paid in full prior to the date of this Agreement.
           8.1.13 Base Case Assumptions. Each of the Base Case Assumptions set forth on Schedule 8.1.13 is true, correct and complete in all material respects.
           8.1.14 Reserves. The statutory reserves and liabilities established by KCL for past and future insurance policy benefits, losses, claims and expenses under insurance policies and any other reserves, in each case as of March 31, 1993, were computed in accordance with accepted actuarial standards of practice as prescribed by the American Academy of Actuaries, are fairly stated in accordance with sound actuarial principles, are in compliance with the statutory requirements of the State of Kentucky and were computed in a manner consistent with the computation of such items included in the KCL
NAIC Blank.
           8.1.15      Intangible Property.
           (a) Schedule 8.1.15(a) sets forth a complete and accurate list and description of (i) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor related to the life and health insurance business conducted by KCL (hereinafter the "Patent and Trademark Rights") and (ii) all United States and foreign patents,
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trademarks, trade names, service marks, copyrights and applications therefor licensed to KCL and related to the life and health insurance business conducted by KCL (hereinafter the "Licensed Rights"). Except as specifically set forth on Schedule 8.1.15(a), (i) the Patent and Trademark Rights are free of any Liens, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange,
(ii) to the knowledge of KCL, the Licensed Rights are free and clear of any Liens, royalties or other obligations, and (iii) the Patent and Trademark Rights and the Licensed Rights are all those rights necessary to the conduct of the life and health insurance business of KCL as currently being conducted or currently proposed to be conducted. Except as specifically set forth on
Schedule 8.1.15(a), the validity of the Patent and Trademark Rights and title thereto, and to the knowledge of KCL, the validity of the Licensed Rights,
(i) have not been questioned in any prior litigation; (ii) are not being questioned in any pending litigation; and (iii) are not, to the knowledge of KCL, the subject(s) of any threatened or proposed litigation. Except as specifically set forth on Schedule 8.1.15(a), the life and health insurance business of KCL, as now conducted or currently proposed to be conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Patent and Trademark Rights or any of the Licensed Rights. Except as specifically set forth on Schedule 8.1.15(a), KCL knows of no use by others of the Patent and Trademark Rights or the Licensed Rights.

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           (b)   Schedule 8.1.15(b) sets forth a list of all material
computer hardware and computer software used in the life and health insurance business of KCL. KCL possesses the valid rights to use any computer software now used to conduct its life and health insurance business, and KCL knows of no conflict between the same and rights asserted by others. KCL possesses adequate know-how and information, including any source codes, to enable it to utilize effectively and manipulate the computer software currently used in its life and health insurance business.
           8.1.16 Securities Deposited. Schedule 8.1.16 sets forth a complete and accurate list of all securities deposited by KCL with any state insurance department or agency.
           8.1.17 Business Assets. Except as set forth on Schedule 2.1(g), KCL owns good, clear and marketable title to all of the Business Assets, free and clear of all leases and Liens.
           8.1.18 Commission Agreements. Listed on Schedule 8.1.18 attached hereto are all of the forms of agreements utilized with general agents, agents, brokers, marketers or other persons who produced or generated any of the KCL Contracts. Except as set forth on Schedule 8.1.18, KCL has no obligation to pay any such general agent, agent, broker, marketer or producer any renewal commissions or other form of compensation which exceeds, in the aggregate, the amounts calculated based on Schedule 6.3 attached hereto.
           8.1.19 Insurance Agents. Except for collection of premiums and except as set forth on Schedule 8.1.19 hereto, there is no pending litigation between KCL and any of its insurance agents or brokers, nor has any such litigation been threatened in writing by either KCL or any agent or broker. KCL shall make available to Buyer a list of such pending collection cases within ten (10) days of Buyer's request.
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           8.1.20      Environmental Condition.  Except as set forth on
Schedule 8.1.20 hereto, KCL has not had any environmental liability asserted against it by any third party, including, without limitation, any Federal, state or local governmental authority, which would result in a potential or actual liability in excess of $1 million as to any single occurrence or in excess of $5 million in the aggregate.
           8.1.21 KCL Mortality Studies. KCL has conducted in 1993 one or more studies comparing actual mortality experience to the mortality anticipated for the time period under study. The 1993 studies of mortality experience for KCL have generally been conducted in accordance with accepted methods and practices of the Society of Actuaries and the American Academy of Actuaries.
      Section 8.2 Representations and Warranties of Buyer. Notwithstanding any independent investigation or verification undertaken by KCL, in order to induce KCL to enter into this Agreement, and to cause KCL to consummate the transactions contemplated by this Agreement, Buyer represents and warrants to KCL as follows:
           8.2.1 Organization and Standing. Buyer is a corporation in good standing under the laws of the State of North Carolina and has all requisite power to own, operate and lease its assets and conduct its business.
           8.2.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement, the other Definitive Agreements and the Ancillary Agreements, to perform its obligations under this Agreement, the other Definitive Agreements and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement, the other Definitive Agreements and the Ancillary Agreements. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and
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binding obligation of Buyer, enforceable against it in accordance with its terms. Upon execution and delivery hereof by Buyer, each of the Definitive Agreements and Ancillary Agreements will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
           8.2.3 No Breach. Except as set forth on Schedule 8.2.3 hereto, the execution, delivery and performance of this Agreement, the other Definitive Agreements and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement, the other Definitive Agreements, and the Ancillary Agreements in accordance with the terms and conditions of this Agreement, the other Definitive Agreements and the Ancillary Agreements by Buyer will not materially (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) violate, conflict with or result in the breach or default under, or cause the termination of, any of the terms of any material indenture, contract, agreement or instrument to which Buyer is a party or by which it or any of its assets or properties is bound, or (iii) violate or conflict with any statute, law or governmental regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer or any of its assets or properties.
           8.2.4 No Litigation. There are no actions, suits, arbitrations or other legal or administrative proceedings pending, or to the best of Buyer's knowledge, threatened against, relating to or affecting Buyer, before any court, commission, board or governmental agency that would materially impair Buyer's ability to consummate or perform all of the terms, covenants and conditions of this Agreement or the other Definitive Agreements and Ancillary Agreements to which it is a party.
           8.2.5 Qualified Buyer. Buyer is, as of the date hereof, and will be as of the Closing Date and on any date the Buyer's Transferred Assets
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are transferred to Buyer, a "Qualified Institutional Buyer" as that term is defined under Rule 144 under the Securities Act of 1933.
      Section 8.3 Survival of Representations and Warranties. None of the representations and warranties made by the parties in this Agreement, the other Definitive Agreements and the Ancillary Agreements, as well as in any certificate, recital, exhibit, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement or any other Definitive Agreement or Ancillary Agreement shall survive the Closing Date.
ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING
      Section 9.1 Conditions Precedent to Closing for the Benefit of KCL and Buyer. Except as otherwise expressly provided herein or mutually agreed to by the parties, the obligations of each of KCL and Buyer to proceed with the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing Date, of each of the following conditions precedent:
           9.1.1 Order of Rehabilitation. The Order of Rehabilitation shall have been entered by the Rehabilitation Court.
           9.1.2 Finality. All appeal periods in respect of the Order of Rehabilitation shall have expired, or all appeals shall have been resolved to the satisfaction of the parties hereto and the Order of Rehabilitation shall have become final.
           9.1.3 Terms of the Order. The Final Order of Rehabilitation shall have confirmed: (a) the terms and conditions of this Agreement and the other Definitive Agreements; (b) the restructuring of the liabilities in respect of the KCL Contracts; (c) the fairness to the KCL Contract Holders of this Agreement, the other Definitive Agreements and the Rehabilitation Plan;
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(d) the transfer of the Buyer's Transferred Assets from KCL to Buyer and that
Buyer shall receive good, clear and marketable title to Buyer's Transferred Assets; (e) the Assumption Reinsurance Agreement, including, without limitation, the assumption by Buyer of the Buyer's Transferred Liabilities;
(f) the Opt Out rights provided to the KCL Contract Holders; (g) the complete and final release, to the maximum extent permitted by law, of any Released Claims, including, without limitation, any Released Claims with respect to any Taxes imposed on or incurred by the KCL Contract Holders as a result of this Agreement or the Rehabilitation Plan or which relate to, arise out of or are in connection with the purchase of a KCL Contract, which KCL Contract Holders, regardless of whether or not they Opt Out, may have as KCL Contract Holders; and (h) the terms of the indemnification obligations and the KCL Restructured Contracts, including, without limitation, the Indemnity Adjustment contained herein.
           9.1.4 Hart-Scott-Rodino. The termination for all purposes of the waiting period required under the Hart-Scott- Rodino Act, in the event counsel for the parties hereto mutually determine that a notification under such Act is required to be made.
           9.1.5 Schedules. Buyer and KCL shall have agreed on the terms, conditions and content of each of the schedules hereto which have been marked "TO BE SUPPLIED" and which are to be completed and appended hereto prior to Closing.
           9.1.6 No Registration. Buyer and KCL shall be satisfied that none of the transactions, interests, obligations or participations set forth in or contemplated by this Agreement shall require registration, consent, authorization, approval or notification by any of them pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934, the
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Investment Company Act or any other federal or state securities laws, and
Buyer and KCL shall have received such orders, interpretations, no-action letters or other rulings as they deem necessary or appropriate. All of the foregoing parties shall cooperate in the making of any requests to the Securities and Exchange Commission or state securities divisions for any orders, interpretations, no-action letters or other rulings.
           9.1.7 Consents and Government Approvals. Buyer and KCL shall have received all consents, approvals and certifications (including, without limitation, estoppel certificates), in form and substance reasonably satisfactory to them, of third parties whose consent, approval or certification is reasonably required for the consummation of the transactions contemplated hereby.
           9.1.8 Closing Date. The Closing shall have occurred on or before June 30, 1995. In the event the Closing Date is after January 6, 1995, Buyer's Enhancement shall be adjusted pursuant to Section 3.1.1. Notwithstanding the foregoing, KCL and Buyer may extend the Closing by mutual agreement.
           9.1.9 Orders. Buyer and KCL shall have obtained from the Rehabilitation Court those orders as necessary or appropriate to the implementation of this Agreement and the other Definitive Agreements.
           9.1.10 No Prohibition. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or purported to be applicable to the transactions contemplated by this Agreement, any other Definitive Agreement or the Rehabilitation Plan by any Federal or state governmental authority, court or administrative agency which, directly or indirectly,
(i) prohibits or makes illegal the consummation of the transactions
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contemplated by this Agreement, the other Definitive Agreements or the
Rehabilitation Plan, or (ii) imposes any material conditions or limitations on the ability of Buyer or KCL to exercise rights under this Agreement, the other Definitive Agreements and the Rehabilitation Plan.
           9.1.11 Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or any Definitive Agreement or incidental hereto or thereto and all other related legal matters, including any Ancillary Agreements, instruments or materials referred to herein or required to be supplied hereafter shall have been approved by Buyer and KCL in the exercise of their reasonable judgment. Each party shall have delivered to the other such other documents, instruments, certifications and further assurances as the other party may reasonably require.
      Section 9.2 Conditions Precedent to Closing for the Benefit of Buyer. The obligation of Buyer to proceed with the Closing is subject to the fulfillment or satisfaction, prior to or at the Closing Date, of each of the following conditions precedent:
           9.2.1 Performance by KCL. KCL, acting by and through the Rehabilitator, shall have performed and complied with all material provisions of the agreements and covenants required by this Agreement or the other Definitive Agreements to be performed or complied with by it prior to or at the Closing Date.
           9.2.2 Judgments. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or purported to be applicable to the transactions contemplated by this Agreement or any of the other Definitive Agreements by any Federal or state governmental authority, court or
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administrative agency which directly or indirectly (i) prohibits, or imposes any material conditions or material limitations on Buyer or its ownership of the KCL assets which are anticipated to become Buyer's Transferred Assets and the KCL liabilities which are anticipated to become Buyer's Transferred Liabilities as a result of the transactions contemplated by this Agreement or the other Definitive Agreements, or compels Buyer to dispose of or hold separate any material portion of Buyer's assets or liabilities as a result of the transactions contemplated by this Agreement and the other Definitive Agreements, (ii) prohibits, or makes illegal, the consummation of the transactions contemplated hereby, (iii) imposes any material conditions or limitations on the ability of Buyer to exercise full rights of ownership with respect to the KCL assets which are anticipated to become Buyer's Transferred Assets (provided, however, that a default or bankruptcy of the issuer of a Transferred Security shall not be deemed a material condition or limitation), or (iv) otherwise materially and adversely affects the condition of KCL assets which are anticipated to become Buyer's Transferred Assets taken as a whole.
           9.2.3 Litigation. As of the Closing Date, there shall not be threatened, instituted or pending any action, proceeding, claim or counterclaim or appeal brought by any private party or any Federal or state governmental, regulatory or administrative agency or authority, including but not limited to the IRS, (i) challenging the consummation of the transactions contemplated by this Agreement or seeking to obtain any damages as a result thereof, (ii) seeking to prohibit or impose any material conditions or material limitations on Buyer or its ownership of the KCL assets which are anticipated to become Buyer's Transferred Assets or the KCL liabilities which are anticipated to become Buyer's Transferred Liabilities, or to compel Buyer to dispose of any material portion of Buyer's assets or liabilities to be
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owned by it on and after the Closing Date, or (iii) which would materially adversely affect the value of the KCL assets which are anticipated to become Buyer's Transferred Assets or the KCL liabilities which are anticipated to become Buyer's Transferred Liabilities, expressly excluding default or threatened default under any Transferred Security, or the bankruptcy or insolvency of the issuer of any such Transferred Security.
           9.2.4 Force Majeure. There shall not have occurred (a) any general suspension of, or limitation on prices for, or trading in, securities on the New York Stock Exchange, the American Stock Exchange or the over-the-counter market, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (c) a declaration by Congress of a commencement of a war or armed hostilities directly involving the United States.
           9.2.5 Representations and Warranties. The representations and warranties of KCL contained herein and in the other Definitive Agreements shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of the Closing Date.
           9.2.6 No Material Adverse Change. Since June 30, 1993, there shall have been no unanticipated material adverse change in the condition (financial or otherwise), of the Buyer's Transferred Assets or the Buyer's Transferred Liabilities other than could be reasonably be expected in a rehabilitation or liquidation.
           9.2.7 Satisfactory Due Diligence. On or before the Closing Date, Buyer shall have conducted and completed to the satisfaction of Buyer a due diligence review verifying (i) using the March 31, 1993 KCL policy master file and other records, that the Tillinghast Model was an accurate, true and complete representation in all material respects of KCL life insurance
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business in force at March 31, 1993; (ii) that the statutory reserves related to such business on the books and records of KCL as of March 31, 1993, met or exceeded applicable regulatory minimum requirements; and (iii) that the mortality studies conducted by KCL in 1993 comparing actual mortality experience to expected mortality experience were generally conducted in accordance with accepted methods and practices of the Society of Actuaries and the American Academy of Actuaries.
           9.2.8 Interim Operations. KCL shall have operated its business in a manner consistent with the terms and conditions of this Agreement and the other Definitive Agreements from the date hereof through the Closing Date.
           9.2.9 Best Efforts of Rehabilitator. The Rehabilitator shall have used his best efforts to assist Buyer in securing all required regulatory approvals with respect to (i) the restructuring of the KCL Contracts as provided in the Rehabilitation Plan, including, without limitation, all contract forms associated therewith, and (ii) the assumption transaction described in the Assumption Reinsurance Agreement, in each case from insurance regulatory authorities having jurisdiction over such, including those states where the KCL Restructured Contract Holders are domiciled.
           9.2.10 Jurisdiction Order. The Rehabilitator shall have used his best efforts to secure an order from the Rehabilitation Court expressly reserving jurisdiction for the Rehabilitation Court during the Moratorium Period to adjudicate all claims, counterclaims, actions, or other matters of any nature whatsoever asserted by any third parties (including any issuers) with respect to any of the Buyer's Transferred Assets and Buyer's Transferred Liabilities.

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           9.2.11      Transferrable Asset Value. The Transferrable Asset
Value shall be equal to or greater than $600 million.
           9.2.12 Regulatory Approvals. Buyer shall have received all consents and approvals, in form and substance reasonably satisfactory to it, from all appropriate insurance regulatory authorities of the forms of KCL Restructured Contracts, the form of Assumption Certificate and the transactions contemplated by the Assumption Reinsurance Agreement and all other regulatory consents and approvals necessary to consummate the transactions contemplated by this Agreement.
           9.2.13      Changes in Tax Law, Regulations, or the Ruling
Position of the Internal Revenue Service. Prior to Closing: (i) there shall have been no material adverse change in the Buyer's tax treatment of the transactions contemplated by this Agreement as a result of a change in the Code; (ii) KCL shall have received the IRS Letter Rulings which are similar to those listed on Schedule 9.2.13(ii); and (iii) Buyer shall have received from the IRS Letter Rulings which are similar to those listed on Schedule 9.2.13(iii). If Buyer exercises its right not to proceed to Closing pursuant to Section 9.2.13(iii), Buyer and KCL agree to take all reasonable actions necessary to remove such impediment to Closing as quickly as possible, including, if possible, modifying or amending this Agreement to preserve for Buyer the economic consequences of this Agreement, as originally contemplated by Buyer, while eliminating any adverse economic consequences to KCL and the KCL Contract Holders, in each case taking into account the tax consequences of such modification or amendment; provided, however, that no such modification or amendment shall require Buyer, KCL or KCL Contract Holders to accept an adverse change in the overall economic consequences of the transactions as originally contemplated by this Agreement. Buyer will at all times exercise
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good faith regarding this Section 9.2.13, shall diligently pursue the Letter
Rulings listed on Schedule 9.2.13(iii), and shall consult with, and keep KCL and its tax counsel fully informed regarding, the progress of its requests for Letter Rulings. Buyer shall provide KCL 30 days prior written notice of its determination not to proceed to Closing pursuant to this Section 9.2.13. The parties shall submit any dispute regarding this Section 9.2.13 to the Rehabilitation Court pursuant to Section 13.3, and shall take actions necessary to assist the Rehabilitation Court in reaching a rapid and equitable resolution of such dispute.
           Section 9.3       Conditions Precedent to Closing for the Benefit
of KCL. The obligation of KCL to proceed with the Closing shall be subject to the fulfillment or satisfaction, prior to or at the Closing Date, of each of the following conditions precedent.
           9.3.1 Performance by Buyer. Buyer shall have performed and complied with all material provisions of the covenants and agreements required by this Agreement or the other Definitive Agreements to be performed or complied with by it prior to or at Closing Date and there shall have been no adverse event which materially impairs or interferes with the ability of Buyer to close the transactions contemplated by this Agreement or any of the other Definitive Agreements and perform its obligations hereunder and thereunder.
           9.3.2       Representations and Warranties.  All representations
and warranties of Buyer contained herein and in the other Definitive
Agreements shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of the Closing Date.
           ll be       No Material Adverse Change.  Since June 30, 1993,
there shall have been no material adverse change in the condition (financial or otherwise), results of operation or business of Buyer. In determining a
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material adverse change in the financial condition of Buyer, a reduction in the risk based capital ratio of Buyer of less than 20% of such ratio, determined based upon the financial condition and results of operations of Buyer as set forth in the most recent Annual Statement or Quarterly Statement of Buyer filed with the Department of Insurance of the state where Buyer is domiciled, prior to Closing, shall not be material and a reduction in the risk based capital ratio of Buyer of 20% or greater of such ratio, determined as aforesaid, shall not be material if Buyer's risk based capital ratio is not less than 300%. For the purposes of this Section 9.3.3 only, Buyer shall refer to Buyer and any other entity which will capitalize Buyer or which will guarantee the financial solvency of Buyer and/or policyholder benefits to the KCL Restructured Contract Holders.
           9.3.4 Receipt of Rulings from IRS. (a) KCL shall have received the favorable Letter Rulings from the IRS contemplated by Section 11.1.8; provided, however, that KCL will exercise its right not to proceed to Closing pursuant to this Section 9.3.4(a) only if the issue with respect to which KCL failed to secure a requested Letter Ruling would, if decided adversely to KCL or the KCL Contract Holders, have a material adverse effect upon KCL or the KCL Contract Holders. If KCL exercises its right not to proceed to Closing pursuant to this Section 9.3.4(a), KCL and Buyer shall take all reasonable actions necessary to remove such impediment to Closing as quickly as possible, including, if possible, modifying or amending this Agreement to preserve for Buyer the economic consequences of this Agreement, as originally contemplated by Buyer, while eliminating any adverse economic consequences to KCL and the KCL Contract Holders, in each case taking into account the tax consequences of such modification or amendment; provided, however, that no such modification or amendment shall require Buyer, KCL or
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KCL Contract Holders to accept an adverse change in the overall economic consequences of the transactions as originally contemplated by this Agreement. KCL shall at all times exercise good faith regarding this Section 9.3.4(a).
For purposes of the preceding sentence, Buyer and KCL agree that KCL will not be in compliance with its good faith obligation if KCL exercises its right not to proceed to Closing pursuant to this Section 9.3.4.(a) and either (i) voluntarily pursues a self-rehabilitation (which includes, for purposes of this Section 9.3.4(a), run-offs of insurance business or multiple dispositions of such business to third parties) for reasons other than the failure to obtain a favorable Letter Ruling from the IRS, or (ii) voluntarily pursues a reinsurance transaction with a third party relating to the insurance business of KCL: (A) for reasons other than the failure to obtain a favorable Letter Ruling from the IRS; or (B) for the principal purpose of providing economic benefits to any person more favorable than those contemplated by this Agreement, other than economic benefits which are directly related to curing or avoiding the tax issue with respect to which KCL failed to obtain a favorable Letter Ruling. In the event the Rehabilitator does not act in good faith regarding its obligations under this Section 9.3.4(a), Buyer shall have the right, subject to the approval of the Rehabilitation Court, to cause a Closing of the Agreement without regard to the fact that such Closing may occur after the time contemplated by this Agreement. Any economic detriment to Buyer caused by the Rehabilitator's noncompliance with its good faith obligation, will be treated as Indemnity Losses. KCL shall diligently pursue the Letter Rulings contemplated by Section 11.1.8, and shall consult with, and keep Buyer and its tax consultants fully informed regarding, the progress of its requests for Letter Rulings. KCL shall provide Buyer 30 days prior written notice of its determination not to proceed to Closing pursuant to this
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Section 9.3.4(a).  The parties shall submit any dispute regarding this Section
9.3.4(a) to the Rehabilitation Court pursuant to Section 13.3, and shall take actions necessary to assist the Rehabilitation Court in reaching a rapid and equitable resolution of such dispute.
      (b) There shall not have been any material adverse change in the tax treatment to KCL or the KCL Contract Holders of the transactions contemplated by this Agreement as a result of a change in the Code.
      Section 9.4 Satisfaction or Failure of Conditions. Each condition precedent, whether for the benefit of KCL or Buyer, or both of the parties, shall be deemed waived or satisfied as of the Closing Date or, if earlier, upon written notice of such satisfaction by the performing party to the other party, unless the party for whose benefit each such condition exists shall provide written notice to the other of the failure of one or more particular conditions precedent to be satisfied. The parties shall use their best efforts to satisfy the conditions precedent to their respective obligations hereunder.
      Section 9.5 Termination. This Agreement shall terminate upon the failure of any of the conditions precedent to Closing set forth in this
Article 9, if such failure is neither waived by the party in whose favor such condition runs, nor cured (if such failure is capable of being cured) within a reasonable period of time after the time for the occurrence or performance of such condition, but in any event prior to the Closing Date. In the event of termination of this Agreement for any reason, the parties hereto shall have no further rights, duties or obligations hereunder.



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                              ARTICLE 10

INDEMNIFICATION
      Section 10.1     Indemnification of Rehabilitator and KCL.
           10.1.1      Indemnification of Rehabilitator's Indemnified
Parties.  The Rehabilitator's Indemnified Parties shall be indemnified by
Buyer in the event taxing authorities successfully assert personal liability against the Rehabilitator's Indemnified Parties for (i) unpaid Taxes of KCL or its Affiliates which relate to any taxable period, or partial taxable period, ending on or prior to the Closing, or (ii) unpaid Taxes of KCL (or its Affiliates on account of consolidated Tax Return liability that relates solely to the taxes described in this (ii) provision), which pertain to, arise out of, or otherwise relate to the transfer of the Buyer's Transferred Assets and Buyer's Transferred Liabilities to Buyer. Notwithstanding the right to such indemnification, the liability shall first be paid or recovered from the Retained Assets; provided, however, such liability shall not be paid or recovered to the extent, at the time such liability becomes payable, the Rehabilitator reasonably determines that the Retained Assets are sufficient to pay all Priority Claims and expenses of administration of the KCL Estate after deduction for the payment of such liability. If such liability is not fully satisfied from the Retained Assets, then Buyer shall pay such liability or reimburse the Rehabilitator's Indemnified Parties therefor, and Buyer shall be entitled to recover the full amount paid in respect of this Section 10.1.1 as an Indemnity Adjustment as provided in Sections 10.4, 10.5 and 10.6 hereof without regard to the $500,000 threshold on Indemnity Adjustments. The indemnity provided in Section 10.1.1 hereof shall include reasonable legal and other professional fees, costs and other expenses incurred by any Rehabilitator Indemnified Party that are incident to any of the matters set
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forth in this Section 10.1.1.
           10.1.2 Indemnification of KCL. Except for disputes specifically governed by the Accounting or Valuation Procedures of Article 13 hereof, Buyer will defend, hold harmless and indemnify KCL for all Indemnity Losses incurred by KCL in connection with KCL's successful enforcement of its rights against Buyer under this Agreement and the other Definitive Agreements including, without limitation, (i) indemnification rights as set forth in this
Section 10.1.2, (ii) the Rehabilitator's or KCL's successful defense of an action brought by Buyer to enforce this Agreement, or (iii) any claims or actions by third parties arising subsequent to the Closing Date and related to any obligation or liability of KCL under any KCL Assumed Restructured Contract or any Reinsurance Agreement or other KCL agreement assigned to Buyer. Any Indemnity Losses paid to KCL by Buyer pursuant to this Section 10.1.2 shall not be recoverable from the Retained Assets nor treated as an Indemnity Adjustment.
      Section 10.2 Indemnification of Buyer. Except for disputes specifically governed by the Accounting or Valuation Procedures of Article 13 hereof, KCL, acting by and through the Rehabilitator, will defend, hold harmless and indemnify the Buyer's Indemnified Parties in accordance with this
Article 10 from and against:
           10.2.1 Any and all Indemnity Losses incurred by Buyer in connection with Buyer's successful enforcement of its rights against KCL under this Agreement and the other Definitive Agreements including, without limitation, (i) indemnification rights as set forth in this Section 10.2, (ii) Buyer's successful defense of an action brought by KCL or the Rehabilitator to enforce this Agreement, (iii) any claims or actions by third parties related to the Retained Liabilities, (iv) the costs, expenses, losses and fees KCL has
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agreed, in this Agreement or the other Definitive Agreements, to pay or reimburse to Buyer or (v) claims asserted against Buyer or any Buyer's Indemnified Party by KCL creditors or shareholders except for claims related to any liability or obligation of KCL under any KCL Assumed Restructured Contract or any Reinsurance Agreement or other KCL agreement assigned to Buyer.
           10.2.2 Any and all Indemnity Losses that result from, relate to or arise out of actual or alleged title defects or any other material limitations affecting the Buyer's Transferred Assets (including, without limitation, liens, rights of first refusal, contribution, funding, or guaranty obligations or any other limitations or encumbrances, or any claim that any Transferred Security is not genuine or enforceable); provided, however, that the foregoing indemnification shall not apply to any losses caused by general market conditions or credit deterioration of the issuer of any Transferred Security; and provided, further, that the foregoing indemnification for Transferred Securities shall not include special, expectancy or consequential damages.
                  INDEMNIFICATION PAYMENTS AND PROCEDURES
      Section 10.3 Procedures for all Indemnification Payments. The procedures set forth in Section 10.3, 10.4, 10.5 and 10.6, and all subsections thereof, are applicable to all matters for which indemnification is provided for in Sections 10.1 and 10.2 hereof.
           10.3.1 Time Limits for Indemnification Payments. The Rehabilitator's Indemnified Parties, KCL and the Buyer's Indemnified Parties shall only be entitled to indemnification under this Article 10 for those claims with respect to which the indemnifying parties have received notice on or before the later of (i) the end of the Moratorium Period, or (ii) in the
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case of all Federal income tax liabilities, the date which is one (1) year after the expiration of the statute of limitations for assessment and collection of additional Federal tax liabilities against the Rehabilitator or KCL for the taxable period that includes the final distribution of assets of the KCL Estate.
           10.3.2 Defense of Claims. Upon receipt of written notice of the commencement of or threat to commence any action by a third-party for which a claim for indemnity may be made under Sections 10.1 and 10.2 hereof, the party entitled to indemnification will promptly notify the indemnifying parties thereof in writing. The failure to give such notice shall not relieve the indemnifying parties of their obligations hereunder except to the extent that they are materially prejudiced thereby or as otherwise set forth herein. The Rehabilitator, as either an indemnified and/or indemnifying party, shall be entitled to participate in, and, to the extent that he elects to do so, to assume control of the defense of such action or threat and to employ counsel of his choice for such purpose. The Buyer, as an indemnifying party, shall be entitled to participate in, and to the extent that it wishes, with the prior written consent of the indemnified parties, to assume control of the defense of such actions or threat, with counsel reasonably acceptable to all parties. The indemnifying parties shall not be liable for any settlement of any such action or threatened action effected without their written consent (which shall not be unreasonably withheld), but if settled with such written consent, or if there is a final judgment or decree for the plaintiff in any such action by a court, arbitrator or other tribunal of competent jurisdiction, and the time to appeal shall have expired or the last appeal shall have been denied, the indemnifying parties agree to indemnify and hold harmless any party entitled to indemnification from and against any loss or liability by reason
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of such settlement or judgment.
           10.3.3 Adjustment of Consideration for Assumption Reinsurance Transaction. The payment or satisfaction by KCL or Buyer of any Indemnity Losses of the Indemnified Parties shall be deemed to be an adjustment or replacement of the consideration payable to Buyer, as appropriate, under the provisions of the Assumption Reinsurance Agreement.
      Section 10.4 Funding of Indemnity Payments. Neither the Rehabilitator nor the Commonwealth of Kentucky shall have any personal liability with respect to indemnity payments due under Section 10.2. Any amount claimed by any of Buyer's Indemnified Parties under Section 10.2 ("Indemnity Amount") shall first be recovered by payment from the Retained Assets; provided, however, distributions to Buyer's Indemnified Parties to discharge indemnification obligations under Section 10.2 shall only be made to the extent, at the time any such indemnification obligation becomes payable, the Rehabilitator reasonably determines that the Retained Assets are sufficient to pay all Priority Claims and expenses of administration of the KCL estate after deduction for the payment of such indemnification obligation to Buyer's Indemnified Parties. In the event KCL does not pay an Indemnity Amount due within twenty days of demand, as a result of a determination made by the Rehabilitator pursuant to the preceding sentence, such Indemnity Amount may be recovered by Buyer solely by an adjustment to the Account Values of the KCL Assumed Restructured Contracts of Persisting KCL Restructured Contract Holders in accordance with the notice and procedure described under Section
10.6. Indemnity Amounts shall include any indemnifiable amounts paid by Buyer to any of Buyer's Indemnified Parties pursuant to Section 10.2.
      Section 10.5 Indemnity Adjustment. An Indemnity Adjustment may be made not more frequently than once each six month anniversary of the Closing
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Date, which dates shall initially correspond to the dates on which distributions of Retained Assets may be made to Buyer pursuant to
Section 4.4.3.3 hereof ("Adjustment Date"). To the extent assets are transferred to Buyer by KCL as part of a distribution pursuant to Section 4.4 hereof, simultaneously with such transfer, such Indemnity Adjustment (together with interest on such amounts at the Moratorium Period Crediting Rate calculated from the date of any Indemnity Adjustment to the Adjustment Date) shall be netted against the portion of such distributions allocable to Persisting KCL Restructured Contract Holders, and be retained by Buyer in full or partial satisfaction of the Indemnity Adjustment. The portion of any Indemnity Adjustment not so recovered from assets transferred to Buyer by KCL pursuant to Section 4.4 hereof will take the form of a reduction in the Buyer's Account Values of Persisting KCL Restructured Contract Holders by an amount equal to the unrecovered Indemnity Amount; provided, however, no Indemnity Adjustment shall be made unless at the time Buyer makes a claim for indemnification the aggregate of all unrecovered Indemnity Amounts equals at least $500,000, in which case the Buyer's Indemnified Party shall be entitled to recover the full amount of the Indemnity Amounts, but shall not make an additional claim until unpaid Indemnity Amounts again equal or exceed
$500,000. The portion of any Indemnity Adjustment not recovered against distributions received by Buyer from KCL shall be fully offset against each in force KCL Assumed Restructured Contract based on the total Indemnity
Adjustment times a fraction, the numerator of which shall be the Buyer's Account Value of each such contract, and the denominator of which shall be the aggregate Buyer's Account Values of all KCL Assumed Restructured Contracts then in force, all calculated as of the Adjustment Date of such Indemnity Adjustment. After calculating the amount to be charged against each KCL
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Assumed Restructured Contract, the amount of any Indemnity Adjustment shall be deducted from the Buyer's Account Values of all in force KCL Assumed Restructured Contracts.
      Section 10.6     Notice and Procedure for Indemnity Adjustment.

           10.6.1 Notice and Adjustment. Buyer shall provide the Rehabilitator with not less than twenty days prior written notice of a proposed Indemnity Adjustment. The notice shall include such supporting information as may be required to allow determination and verification of the basis upon which the Indemnity Adjustment is sought and has been calculated. The Rehabilitator shall have twenty days within which to object to the proposed Indemnity Adjustment, failing which the Indemnity Adjustment shall be final for all purposes and thereafter may be made as provided in Section 10.5 hereof. An objection by the Rehabilitator shall be in writing, shall state the portion, if any, of the proposed Indemnity Adjustment which the Rehabilitator agrees, on a reasonable basis and in good faith, may be made ("Interim Adjustment"), and shall include such supporting information as may reasonably be required to allow determination and verification of the basis upon which the Rehabilitator has calculated the Interim Adjustment and objected to the remainder ("Differential Amount"). Disputes regarding the calculation of the Interim Adjustments and Differential Amounts shall be resolved by the dispute resolution procedures provided in Article 13 hereof. Subject to Section 10.5 hereof, Buyer may make a proposed Indemnity Adjustment up to an amount equal to any Interim Adjustment allowed by the Rehabilitator.
                 10.6.1.1 During the pendency of any dispute with respect to the validity or amount of any claim for indemnification by any of Buyer's Indemnified Parties, whether such claim is to be paid or payable from the Retained Assets or by means of an Indemnity Adjustment, or as to any Indemnity
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Adjustment that arises prior to any Adjustment Date, if any KCL Restructured
Contract Holder has delivered a notice to Buyer pursuant to Section 1.5 hereof surrendering their KCL Restructured Contract in full, Buyer shall be entitled to reduce the surrender payment otherwise provided for in Section 1.5 hereof by such KCL Restructured Contract's allocable share of the asserted indemnity claim or the Indemnity Adjustment, as the case may be. Such amounts shall be held in reserve by Buyer pending the next Adjustment Date or the resolution of any dispute with respect to a proposed Indemnity Adjustment. Upon resolution of any such dispute, the surrender payment to which such KCL Restructured Contract Holder(s) were entitled shall be recalculated, and any amounts due to any such KCL Restructured Contract Holder shall be promptly paid by Buyer from such reserve.
      Section 10.7 Exclusive Remedy. As to matters for which indemnity is provided to KCL or the Indemnified Parties under this Article 10, the remedies and procedures prescribed herein shall be exclusive.
      Section 10.8 Severability. In case any provision in or obligations under this Article 10 shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.
      Section 10.9     Survival.  The indemnity obligations set forth in this
Article 10 shall survive the Closing of this Agreement and the other Definitive Agreements.




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                               ARTICLE 11
COVENANTS OF THE PARTIES
      Section 11.1 Covenants of KCL. KCL, acting by and through the Rehabilitator, covenants to take the following actions:
           11.1.1 As soon as possible after the execution of this Agreement by Buyer and KCL, KCL shall file this Agreement and the Plan of Rehabilitation with the Rehabilitation Court and KCL shall apply to the Rehabilitation Court for approval of the Order of Rehabilitation. KCL shall request that the Rehabilitation Court set a hearing date sufficiently far in advance so that adequate notice can be given to all interested parties. KCL shall give actual notice in accordance with Section 14.14 hereof to all known interested parties. KCL shall take all reasonable actions to make the Order of Rehabilitation binding on all interested parties and subject to full faith and credit in all state and federal courts.
           11.1.2      KCL shall recommend the Plan of Rehabilitation and
this Agreement to the Rehabilitation Court, and use its best efforts to obtain the Final Order of Rehabilitation with respect to this Agreement and the Rehabilitation Plan.
           11.1.3      Without limiting any other obligations of KCL
contained in this Agreement, KCL shall act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as expeditiously as possible.
           11.1.4 Without the prior written consent of Buyer, from the date of this Agreement until the Closing Date, KCL shall not, directly or indirectly, acquire or sell, pledge, dispose of or encumber any of the assets of KCL described in Section 2.1 (a) through (k) hereof, other than in the
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ordinary course of business and consistent with past practice; provided, however, this prohibition shall not apply in any way whatsoever to the assets of KCL which are anticipated to become Retained Assets, including, without limitation, the assets or stock of any Subsidiary of KCL; further, provided, nothing herein is intended to restrict the management of the investment portfolio of KCL by the Rehabilitator.
           11.1.5 From the date hereof through the Closing Date, KCL shall use its best efforts under the circumstances to keep available to KCL the goodwill of the KCL Contract Holders and shall administer the KCL Contracts in a manner consistent with the Rehabilitation Plan for KCL.
Without limiting the generality of the foregoing, KCL shall maintain adequate personnel to properly administer the KCL Contracts, and shall promptly and efficiently service requests of KCL Contract Holders. KCL shall use its best efforts to continue in effect through the Closing Date the existing moratorium on cash withdrawals with respect to the KCL Contracts.
           11.1.6      At least five days prior to the Closing Date, KCL
shall deliver to Buyer revisions to any schedule (other than Schedule 2.1(a), 2.1(b) and 2.1(f) for which separate updating procedures are provided in
Article 2) delivered in connection with the execution of this Agreement to make such schedule accurate and complete as of the Closing. Delivery of the revised schedules shall be for informational purposes only and shall not enlarge, limit or affect the rights or obligations of any party hereunder. Such revised schedules shall not constitute schedules for purposes of this Agreement.
           11.1.7 On and after the date hereof, KCL will consult with Buyer regarding whether it is in the best interests of KCL and the KCL Contract Holders to disavow all or any of the Reinsurance Agreements. KCL
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shall take all reasonable actions necessary to continue in full force and effect after the Closing Date, such Reinsurance Agreements as Buyer shall have requested to be continued; provided, however, that all expenses and premiums related to such Reinsurance Agreements from and after the Closing Date shall be the sole expense of Buyer.
           11.1.8 KCL agrees to file with the IRS as soon as possible after the date of this Agreement a request or requests for Letter Rulings, which may include, but not be limited to, Letter Rulings with respect to the application of Code Sections 61, 72, 101, 108, 264, 451, 803, 805, 807, 848,
1035, 7702 and 7702A to the transactions contemplated by this Agreement, relating to the KCL Contracts, the KCL Restructured Contracts, the KCL Assumed Restructured Contracts, the KCL Contract Holders and the KCL Restructured Contract Holders taking into account both the liability for Taxes or potential liability for Taxes of KCL, Buyer, the KCL Contract Holders and the KCL Restructured Contract Holders. Buyer agrees to reasonably cooperate with KCL with respect to such requests for Letter Rulings. KCL agrees to reasonably cooperate with Buyer with respect to any request for a Letter Ruling or Letter Rulings concerning the Federal income tax consequences to Buyer of the transactions contemplated by this Agreement.
           11.1.9 KCL shall take all actions necessary to deliver good, clear and marketable title to the Business Assets to Buyer at closing, free and clear of any leases or Liens.
      Section 11.2     Covenants of Buyer.
           11.2.1 Buyer shall act in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as expeditiously as possible.
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           11.2.2      Buyer covenants to offer employment on the Closing
Date to certain persons employed by KCL as of the Closing Date as set forth in
Section 7.2 hereof.
           11.2.3 After the Closing Date, the Buyer shall give, or cause to be given, to KCL or the Rehabilitator and their representatives such reasonable access to the Buyer's personnel, books, records, files and affairs and copies thereof as may be requested by KCL or the Rehabilitator and their representatives in connection with KCL Assumed Restructured Contracts, KCL Restructured Contract Holders, Buyer's Transferred Assets or Buyer's Transferred Liabilities. From and after the Closing through the Moratorium Period, Buyer shall prepare such accountings and reports as reasonably requested from time to time by Rehabilitator to assure Buyer's performance of its obligations under this Agreement, the other Definitive Agreements and Ancillary Agreements.
      Section 11.3     Covenants of All Parties.
           11.3.1 Each of the parties hereto covenants with the other to take the following actions: (i) act in mutual cooperation and provide to each other all reasonable assistance in furtherance of the implementation and effectuation of this Agreement; (ii) use best efforts to obtain the approval of this Agreement and all of the Definitive Agreements by the Rehabilitation Court; and (iii) execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents (including the filing of any notices with any regulatory agencies or other governmental entities), and to do all other acts and things as may be required by law or as may be necessary or advisable to carry out the intent of this Agreement.

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           11.3.2      KCL and Buyer shall use their best efforts and shall
cooperate with each other to ensure that all required consents and approvals of the appropriate regulatory and/or licensing authorities are obtained on a timely, expedited basis in those jurisdictions where the nature of the business to be conducted by Buyer on and after the Closing requires the consent and/or approval of such regulatory or licensing authority. Such cooperation shall include, without limitation, contacting the representatives of each of such regulatory or licensing authorities on a regular, ongoing basis from the date of this Agreement until the date that all such consents and approvals have been obtained in order to secure the licensing of Buyer and the approval of all forms, certificates, policies, agreements and documents to be utilized in the conduct of Buyer's business in such jurisdiction on and after the Closing Date.
           11.3.3 KCL shall retain as Retained Liabilities, and Buyer shall have no responsibility whatsoever for satisfying, any liabilities and obligations of any kind or description arising prior to the Closing Date or relating to periods of service prior to the Closing Date, with respect to KCL's employees and former employees (and their respective dependents and beneficiaries), including KCL's liabilities and obligations to pay compensation, to provide benefits under KCL's various Benefit Plans and to make any payments to any other Person due as a result of such employees participating in any Benefit Plan.
           11.3.4 Buyer shall compute statutory reserves for the KCL Restructured UL Contracts, the KCL Assumed Restructured UL Contracts, the KCL Restructured Deferred Annuity Contracts, and the KCL Assumed Restructured Deferred Annuity Contracts in a manner consistent with the Commissioner's
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Reserve Valuation Method or the Commissioner's Annuity Reserve Valuation
Method, as appropriate, as provided by the NAIC Guideline Concerning Reserves of Companies in Rehabilitation and/or as approved by the insurance regulatory authority of the state of Buyer's domicile. KCL shall reasonably cooperate to compute statutory reserves on the KCL Restructured Contracts using a similar methodology, provided, however, that such methodology is not contrary to the laws and regulations of the Commonwealth of Kentucky, or materially adverse to the interests of KCL or the policyholders.


ARTICLE 12
CLOSING EVENTS
      Section 12.1 Closing. The Closing shall take place on the Closing Date at the offices of Stites & Harbison, 2300 Lexington Financial Center, Lexington, Kentucky, commencing at 9:00 a.m., local time.
      Section 12.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:
           12.2.1 KCL, acting by and through the Rehabilitator, will deliver in accordance with this Agreement and the other Definitive Agreements, or cause to be delivered, to Buyer, the following:
          (i) The Transfer and Assignment Agreement, duly executed by KCL, acting by and through the Rehabilitator;
          (ii) The Assumption Reinsurance Agreement, duly executed by KCL, acting by and through the Rehabilitator;
          (iii) Such bills of sale duly executed by KCL, acting by and through the Rehabilitator, with covenants of warranty, endorsements, assignments and other good and sufficient instruments of transfer as may
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be necessary or appropriate to convey, transfer and assign to, and vest in,
Buyer good, clear and marketable title to all of KCL's right, title and interest in and to the Buyer's Transferred Assets;
          (iv) A certificate of the Rehabilitator, acting on behalf of KCL, dated the Closing Date, certifying that KCL has performed and complied in all material respects with all representations, warranties, covenants and agreements required by this Agreement to be performed and complied with by KCL at the Closing;
          (v) All of the agreements, contracts, commitments, proposals, leases, licenses, permits, authorizations, instruments, computer programs and software, policies, policyholder lists, supplier lists, sales records, price lists, files, correspondence and other documents, books, records, papers, files and data, in any form, belonging to KCL which are part of the Buyer's Transferred Assets, and simultaneously with such delivery, all such steps will be taken as may be required to put Buyer in actual possession and control of the Buyer's Transferred Assets;
          (vi) A certificate of the Secretary of State of the Commonwealth of Kentucky, certifying that KCL is in good standing under the laws of the Commonwealth of Kentucky as of the Closing Date, and the articles of incorporation of KCL certified by the Secretary of State of the Commonwealth of Kentucky as of a recent date;
          (vii) Such Orders of the Rehabilitation Court confirming the terms hereof and the transactions contemplated hereby as Buyer may reasonably require relative to its transactions and interests hereunder;
          (viii)  All other Definitive Agreements and Ancillary Agreements;
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          (ix)    Such other documents as Buyer may reasonably request.
           12.2.2 Buyer will deliver, or cause to be delivered, to KCL the following:
           (i)     The Assumption Reinsurance Agreement, duly executed by
      Buyer;
           (ii)    The Transfer and Assignment Agreement, duly executed by
      Buyer;
           (iii) A certificate of the President or a Vice President of Buyer, dated as of the Closing Date, certifying that Buyer has performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by Buyer at the Closing;
           (iv) An incumbency certificate for Buyer dated as of the Closing Date, including specimen signatures;
           (v) A copy of all of the resolutions adopted by Buyer's board of directors relating to the transactions contemplated by this Agreement, certified on the Closing Date to be complete and correct by the Secretary or an Assistant Secretary of Buyer;
           (vii) A certificate of the Secretary of State of the State of North Carolina certifying that Buyer is in good standing under the laws of North Carolina, and the articles of incorporation of Buyer certified by the Secretary of State of the State of North Carolina as of a recent date; and
           (viii)  Such other documents as KCL may reasonably request.
      Section 12.3 Third Party Consents. To the extent that KCL's rights under any agreement, contract, commitment, lease, license, permit or authorization to be conveyed or assigned to Buyer hereunder may not be
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conveyed or assigned without the consent of another person which has not been obtained, KCL shall use its best efforts to obtain any such required consents as promptly as possible prior to the Closing.
      Section 12.4 Further Assurances. KCL from time to time before or after the Closing, at Buyer's request, and Buyer, at KCL's request, will execute, acknowledge and deliver such other instruments of conveyance and transfer and will take such other proper actions and execute and deliver such other documents, certifications and further assurances: (i) as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Buyer's Transferred Assets; (ii) as otherwise may be required to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer hereunder;
(iii) as KCL may request in order to facilitate securing the Letter Rulings described in Section 11.1.8 (including at KCL's request making modifications to this Agreement that do not have material adverse economic consequences, of a type not contemplated under this Agreement, to Buyer or the policyholders); or (iv) as may be required or necessary to effectuate the intent and purpose of this Agreement and the other Definitive Agreements.


ARTICLE 13
DISPUTE RESOLUTION
      Section 13.1 Accounting Procedure. In the event of any dispute with respect to a Calculation Matter, Buyer and KCL, shall, as appropriate given the nature of the dispute, each retain one actuarial consulting firm of nationally recognized standing or independent certified public accounting firm
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of nationally recognized standing which will perform the calculations required as expeditiously as possible and issue their respective reports to Buyer and to the Rehabilitator on behalf of KCL. To the extent the variation between the two reports of the firms with respect to a Calculation Matter is in the aggregate less than the lesser of (i) five percent of the smaller of the two amounts in dispute or (ii) $500,000, the reports shall be averaged, with the result deemed to be a final and determinative calculation of the amount at issue. In the event the two reports with respect to a Calculation Matter have a variation in the aggregate equal to or more than the lesser of (i) five percent of the smaller of the two amounts in dispute or (ii) $500,000, the two firms shall choose another actuarial consulting firm of nationally recognized standing or independent certified public accounting firm of nationally recognized standing, as the case may be, (the "Third Firm"), which shall perform the calculations with respect to the Calculation Matter in dispute and issue a report to Buyer and KCL. Thereafter, the two calculations that are the closest shall be averaged and the third calculation shall be disregarded, with the result deemed to be a final and determinative calculation of the amount at issue. Each party to this Agreement shall promptly make available to the actuarial consulting firm or independent certified public accounting firm selected by each other party to this Agreement, and to the Third Firm, all non-privileged information in its possession which is relevant to the Calculation Matter in dispute; provided that any proprietary or confidential information shall only be provided subject to an agreement of the parties or order of the Rehabilitation Court imposing appropriate measures and limitations on the use, maintenance and disclosure thereof. The fees and expenses of the actuaries or accountants retained pursuant to the Accounting Procedure by KCL shall be paid by KCL. The fees and expenses of the actuaries
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or accountants retained pursuant to the Accounting Procedure by Buyer shall be paid by Buyer. The fees and expenses of the Third Firm shall be paid equally by KCL and Buyer.
      Section 13.2 Valuation Procedure. The determination of the fair market value of each Transferred Security for which the value is disputed shall be made by the Valuation Firm, as of the Closing Date. The fair market value of each such disputed Transferred Security shall be determined (i) if such bond or equity is traded on a national exchange, by reference to the average closing price with respect to such bond or equity for the ten Business Days prior to the Closing Date on such exchange, as reported by the Wall
Street Journal, (ii) if such bond or equity is traded on the over-the-counter market, by reference to the average closing price with respect to such bond or equity for the ten Business Days prior to the Closing Date on NASDAQ, as reported by the Wall Street Journal (and if not traded on NASDAQ, the most recent bid quotation by a market maker therefor), or (iii) if such bond or equity is neither traded on a national exchange nor on the over-the-counter market, by the price that would be paid to purchase such security in an arm's length transaction between a willing buyer and a willing seller, as determined by the Valuation Firm.
      Section 13.3 Submission to Rehabilitation Court. In the event of any dispute or disagreement between the parties to this Agreement (individually, a "Dispute" and collectively, the "Disputes") (other than any dispute relating to, arising out of or in connection with a Calculation
Matter, which shall be resolved in accordance with the Accounting Procedure, or any dispute regarding the fair market value of the Transferred Securities, which shall be resolved in accordance with the Valuation Procedure), the parties to this Agreement and their respective designees, successors and
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assigns agree that any such Disputes shall be settled by submission to the
Rehabilitation Court.
      Section 13.4 Expenses Relating to Pre-Closing Disputes. Notwithstanding anything in this Agreement to the contrary, if any disputes arise prior to the Closing Date and the parties are unable to resolve such disputes without resort to the procedures set forth in this Article 13, then all costs relating to the Accounting Procedure, the Valuation Procedure shall be paid by KCL as an expense of administration pursuant to Insurance Code
Section 304.33-430(1).

ARTICLE 14
GENERAL PROVISIONS
      Section 14.1 Media Releases and Interviews. Except as may be required by law, neither party hereto shall issue any media release nor grant any media interview relating to this Agreement or the transactions contemplated hereby; provided, however, the Rehabilitator shall be free to issue such media releases, grant such press interviews and make such public statements as he may deem appropriate; further provided, it is understood and agreed that normal and customary communications by Buyer with its shareholders, industry analysts, bankers, governmental regulators, or other parties with whom Buyer customarily communicates shall not be deemed media releases, nor shall Buyer be responsible for any information concerning this Agreement or the transactions contemplated hereby which may be released to the media by such persons or entities. Prior to issuing any media release as may be required by law, Buyer shall use its best efforts to discuss such release with the Rehabilitator.

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      Section 14.2     Expenses; Brokers.  Except as provided in Article 13
hereof and that certain Expense Reimbursement Agreement by and between the Rehabilitator and Buyer (the "Expense Agreement") and approved by the Rehabilitation Court on December 21, 1993, each party shall pay its own expenses in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, attorneys, accountants and consultants.
      Section 14.3     Sales, Transfer and Documentary Taxes.  KCL shall pay
(i) all sales, transfer and documentary taxes, if any, due as a result of the transfer of the Buyer's Transferred Assets to Buyer, (ii) all affidavit and acknowledgment fees and (iii) all other fees directly relating to the transfer of the Buyer's Transferred Assets, including all transfer costs incurred in connection with the assignment to Buyer of KCL's right, title and interest in and to all patents, trademarks, trade names, service marks and copyrights being assigned to Buyer as part of the Business Assets.
      Section 14.4 Liability and Capacity of the Rehabilitator. The parties hereto agree and acknowledge that neither the Rehabilitator nor any of his agents or advisors shall have any personal liability for any matters or obligations hereunder. The Rehabilitator has executed this Agreement solely in his representative capacity acting on behalf of KCL. All representations, warranties, covenants and agreements of KCL shall be deemed to be representations, warranties, covenants and agreements of KCL acting by and through the Rehabilitator.
      Section 14.5 Further Assurances and Tax Matters. Each party hereto shall execute and deliver all letters, applications, certificates and other documents as reasonably requested by any other party hereto as are necessary
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to effect or carry out the provisions of this Agreement and the other
Definitive Agreements. The parties also shall reasonably cooperate on regulatory and tax matters affecting their respective interests before, on and after the Closing Date.
      Section 14.6     Entire Agreement.  This Agreement, the other
Definitive Agreements and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and upon execution shall supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, except for (i) that certain Confidentiality Agreement dated as of April 8, 1993 by and between KCL and Buyer, (ii) the Expense Agreement, and (iii) that certain Deposit Agreement dated July 28, 1993 by and between the Rehabilitator and Buyer. There are no representations, warranties, covenants or agreements other than those expressly set forth or referred to in this Agreement, the other Definitive Agreements and the Ancillary Agreements.
      Section 14.7 Amendment. This Agreement may be amended only in writing executed by all of the parties hereto.
      Section 14.8 Waiver. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof by a written instrument duly executed by such party or parties. No failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each party under this Agreement are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision
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of this Agreement or consent to any departure by the other parties hereto therefrom shall in any event be effective unless permitted in accordance with the first sentence of this Section 14.8, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the other parties hereto by a party in any case shall entitle such other parties to any other or further notice or demand in similar or other circumstances.
      Section 14.9 No Assignment. This Agreement shall not be assignable by either KCL or Buyer.
      Section 14.10 Governing Law. This Agreement, the other Definitive Agreements and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the principles of conflicts of law thereof.
      Section 14.11 Headings, Gender and Person. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
      Section 14.12 No Benefit to Others. The representations, warranties, covenants and agreements are for the sole benefit of KCL and Buyer and they shall not be construed as conferring any rights on any other persons except for the Indemnified Parties.
      Section 14.13 Notices. Except as provided in Section 14.14, any notice, request, demand, waiver, consent, approval or other communication required or permitted to be made hereunder shall be in writing and shall be
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deemed given only if delivered by hand, or mailed by certified or registered mail with postage prepaid and return receipt requested, or sent by facsimile transmission, as follows:
           (a) If to KCL, to:
                 Kentucky Central Life Insurance Company
                 Kincaid Towers
                 Lexington, Kentucky 40506
                 Attention: Don W. Stephens, Rehabilitator
                 Telefax No.:  (606) 253-5220

           with a copy to:

                 Ernst & Young
                 787 7th Avenue
                 New York, New York  10019
                 Attention:  Mr. Charles Carroll
                 Telefax No.:  (212) 773-5333

           and with a copy to:

                 Stites & Harbison
                 2300 Lexington Financial Center
                 Lexington, Kentucky  40507
                 Attention:  Mr. Steven L. Beshear and
                               Ms. Janet A. Craig
                 Telefax No.:  (606) 253-9144

           (b) If to Buyer, to:

                 Jefferson-Pilot Life Insurance Company
                 P.O. Box 21008
                 Greensboro, North Carolina  27420
                 Attention:  Mr. John D. Hopkins
                 Telefax No.:  (919) 691-3258


or to such other address or parties as may be designated by either party hereto by written notice to the other parties hereto. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile or mailed.
      Section 14.14 Notices to Contract Holders, Creditors of KCL, and Certain Other Authorities. Any notice contemplated by this Agreement to be delivered to the KCL Contract Holders, creditors of KCL, and all state
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insurance regulatory authorities shall be in writing and shall be deemed given if (i) delivered by hand or mailed by first class mail with postage prepaid to such person's last known address, and (ii) published in the Wall Street Journal, New York Times, Louisville Courier-Journal, Lexington Herald-Leader, Frankfort State Journal, USA Today, or such other publications of general circulation, or (iii) as otherwise required by court order, if any, not less than once a week for four successive weeks. A copy of the notice, accompanied by an affidavit of due publication, including a statement of the date of first publication, shall be filed with the Rehabilitation Court.
      Section 14.15 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.
      Section 14.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
      Section 14.17 Time. The dates and time periods set forth in this Agreement for the occurrence, completion or performance of each of the obligations and conditions set forth herein are of the essence. In the event that any party hereto becomes aware of circumstances or events which create a reasonable likelihood that any such time requirement is inadequate, such party immediately shall provide notice thereof to all of the other parties hereto in accordance with the notice provisions of Section 14.13, which notice shall include a revised estimate by such party of the time of occurrence, completion or performance of the particular obligation. Such notice shall not excuse compliance with the original deadline unless such be waived in writing by the party receiving the notice. Any time periods set forth in this Agreement, any
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Definitive Agreements or any Ancillary Agreements may be changed by mutual written agreement of the parties.

ARTICLE 15
DEFINITIONS
      In this Agreement, unless otherwise specifically provided or the context so requires, the terms listed below shall have the following meanings:
      Section 15.1 "Accounting Procedure" means a procedure for the resolution of disputes relating to any numerical calculations required hereunder or under any of the Definitive Agreements or Ancillary Agreements executed in connection herewith ("Calculation Matters"), as provided in
Section 13.1.
      Section 15.2 "Account Value" means, with respect to a KCL Contract or KCL Restructured Contract, the amount provided in each KCL Contract upon which interest is credited; provided, however, for KCL Contracts without stated account values, for computational purposes of this Agreement only, reserves or cash values shall be used in lieu of Account Value as appropriate.
      Section 15.3 "Account Value Increments" means any amounts received after the Closing Date by Buyer for the benefit of KCL Contract Holders of Persisting KCL Restructured Contracts from the KCL Estate or from any other source, other than any Subsequent Buyer's Enhancement.
      Section 15.4 "Adjusted Buyer's Enhancement" means the Buyer's Enhancement, adjusted as provided in Article 3 hereof.
      Section 15.5     "Adjustment Date" shall have the meaning set forth in
Section 10.4 hereof.
      Section 15.6 "Affiliate" means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common
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control with such Person and the directors, officers and employees of such
Person.
      Section 15.7 "Agreement" has the meaning set forth in the first paragraph of this Agreement.
      Section 15.8 "Ancillary Agreements" means all documents and certificates executed and/or delivered by KCL or Buyer in connection with the transactions described in this Agreement other than the Definitive Agreements.
      Section 15.9 "Annual Statement" means the annual statement required to be filed by life and health insurance companies with the domiciliary state of any such insurer.
      Section 15.10 "Asset Receivables" shall refer to all amounts accrued or payable by or other property deliverable in respect of any issuer or obligor with respect to any Buyer's Transferred Assets, whether current, past due or in default, including, without limitation, principal, interest, dividends or other distributions of any kind or nature whatsoever, whether in cash, in equity or debt securities, in kind or otherwise, whether or not payable with respect to any period of time during which KCL was the record or beneficial owner of such Buyer's Transferred Asset, irrespective of whether any record date with respect to such payment pre-dates the Closing Date, and irrespective of whether any special record date with respect to such payment or distribution relates in whole or in part to the period during which KCL was the record or beneficial owner of such Buyer's Transferred Asset.
      Section 15.11 "Assumption Certificates" means the Assumption Certificate in the form attached hereto as Exhibit 2.2.1.
      Section 15.12 "Assumption Reinsurance Agreement" means the Reinsurance and Assumption Agreement between the Commissioner, as Rehabilitator, and Buyer in the form attached hereto as Exhibit 2.2.
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      Section 15.13    "Base Case Assumptions" means the assumptions set
forth on Schedule 8.1.13 hereto.
      Section 15.14 "Benefit Plan" means each and every employee benefit plan, contract or arrangement, including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA.
      Section 15.15 "Business Assets" means all tangible and intangible business assets of KCL or any of its Affiliates reasonably necessary to administer, account for and manage the KCL Assumed Restructured Contracts, including, without limitation, all vehicles, all office furniture, fixtures and improvements, all original files pertaining to the KCL Assumed Restructured Contracts, all computer equipment and related software and software licenses (including all mainframes, peripherals and personal computers), all other office equipment utilized by KCL in connection with the insurance business of KCL, and all copyrights, trademarks, trade names, licenses and other intellectual property. As used herein, the term "Business Assets" shall include, without limitation, the items set forth on
Schedule 2.1(g), but shall not include any real estate owned or leased by KCL.
      Section 15.16 "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the Commonwealth of Kentucky are authorized or obligated by law or executive order to be closed.
      Section 15.17 "Buyer" has the meaning set forth in the first paragraph of this Agreement.
      Section 15.18 "Buyer's Account Value" means the Account Value on the books of Buyer for certain KCL Assumed Restructured Contracts as defined in
Section 3.1.3.2.

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      Section 15.19    "Buyer's Enhancement" means the enhancement to KCL
Assumed Restructured Contracts in the amount provided in Section 3.1 hereof.
      Section 15.20 "Buyer's Indemnified Parties" means Buyer and its directors, officers, employees, agents, advisors, counsel and other representatives acting on Buyer's behalf in connection with the transactions contemplated by this Agreement.
      Section 15.21 "Buyer's Transferred Assets" means all of the assets of KCL transferred to Buyer at the Closing pursuant to Section 2.1 hereof and the Transfer and Assignment Agreement.
      Section 15.22 "Buyer's Transferred Liabilities" means only those liabilities under the KCL Restructured Contracts expressly transferred by KCL and assumed by Buyer under this Agreement and the Assumption Reinsurance Agreement, and no other liabilities of KCL whatsoever.
      Section 15.23 "Calculation Matters" means any matter related to or arising from the application of the following:

      (a) Statutory accounting principles or other accounting principles used to calculate the statutory reserves under KCL Traditional Life Contracts, KCL Health Contracts or KCL Immediate Annuity Contracts, or KCL Restructured Account Values or Account Values for the KCL Contracts or the KCL Assumed Restructured Contracts, as the case may be;

      (b) Actuarial principles, actuarial assumptions and methods used to calculate the statutory reserves under KCL Traditional Life Contracts, KCL Health Contracts or KCL Immediate Annuity Contracts, or KCL Restructured Account Values or Account Values for the KCL Contracts or the KCL Assumed Restructured Contracts, as the case may be;

      (c) Statutory reserve methodology under KCL Traditional Life Contracts, KCL Health Contracts, or KCL Immediate Annuity Contracts, including reinsurance reserve methodology applied to the KCL Assumed Restructured Contracts;

      (d) Valuation interest rates applied to the KCL Assumed Restructured Contracts;


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      (e)  The calculation of the outstanding principal balances of Policy
           Loans, and accrued and prepaid interest thereon; and

      (f)  Any other matter which the parties mutually agree is appropriate.

      Section 15.24 "Calendar Quarter" means the three-month period ending on March 31, June 30, September 30 or December 31 of any given year.
      Section 15.25 "Cash Value" means, with respect to a KCL Contract or a KCL Restructured Contract, the cash available to the KCL Contract Holder upon a full surrender of such contract (after taking all contractual surrender charges into account), but without reduction for any outstanding Policy Loans.
      Section 15.26 "Closing" means the closing of the transactions contemplated by this Agreement.
      Section 15.27 "Closing Date" means 9:00 a.m., local time, on the fifteenth Business Day immediately following the date on which the last of the conditions (other than conditions which contemplate only delivery or filing of one or more documents contemporaneously with the Closing) to the parties' obligations hereunder has been satisfied or waived, or such other date and time as the parties hereto shall mutually agree; provided, however, that in no event shall the Closing occur on or prior to the Opt Out Record Date.
      Section 15.28 "Code" means the Internal Revenue Code of 1986, as amended, including the regulations promulgated thereunder in effect from time to time.
      Section 15.29 "Commissioner" means the Insurance Commissioner of the Commonwealth of Kentucky.
      Section 15.30 "Crediting Rate" means, with respect to a KCL Assumed Restructured Contract, the rate of interest credited to the Account Value of such Contract. The Crediting Rate may be different for different types of KCL Assumed Restructured Contracts. After the Closing Date and through the end of
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the Moratorium Period the Crediting Rate shall be the Moratorium Period
Crediting Rate, except with respect to New Premiums which shall be the New Premium Crediting Rate. After the end of the Moratorium Period, the rate of interest credited to the Account Value of such contract will be the rate or rates declared from time to time by Buyer in accordance with sound actuarial standards of practice as prescribed by the American Academy of Actuaries with respect to determining credited interest rates for such contracts.
      Section 15.31 "Definitive Agreements" means this Agreement and the Assumption Reinsurance Agreement and the Transfer and Assignment Agreement, all in the form attached hereto.
      Section 15.32 "Derivatives" means any and all securities, contracts, rights, notes, instruments, obligations, claims or property of whatever kind or nature, other than cash, issued or distributed on, or in respect of, or exchanged for, any assets, including Derivatives of Derivatives, and not required to be repaid as a result of bankruptcy or other legal requirement.
      Section 15.33    "Differential Amount" has the meaning set forth in
Section 10.5.1.
      Section 15.34    "Dispute" has the meaning set forth in Section 13.3.
      Section 15.35 "Distribution Date" means the date distributions are made from the KCL Estate as provided in Section 4.4 hereof.
      Section 15.36 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
      Section 15.37 "Estimated Preliminary Opt Out Amount" means a good faith estimate by the Rehabilitator of the Preliminary Opt Out Amount, which estimate shall be made in connection with the preparation and mailing of the Notice to KCL Contract Holders.

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      Section 15.38    "Estimated Transferred Asset Value Schedule" has the
meaning set forth in Section 2.1.1.3.
      Section 15.39 "Final Order of Rehabilitation" means the Order of Rehabilitation after all appeals have been exhausted and no further appellate relief is available, or after all appeal periods shall have lapsed with no appeals having been taken.
      Section 15.40 "Final Transferred Asset Value" has the meaning set forth in Section 2.1.1.3.
      Section 15.41    "Form" has the meaning set forth in Section 5.2.
      Section 15.42    "Hardship Payment" has the meaning set forth in
Section 1.11.
      Section 15.43    "Hardship Request" has the meaning set forth in
Section 1.11.
      Section 15.44 "Indemnified Parties" means the Buyer's Indemnified Parties and the Rehabilitator's Indemnified Parties, as the case may be.
      Section 15.45 "Indemnity Adjustment" means the adjustment to be made to the Buyer's Account Values of all in force KCL Assumed Restructured Contracts due to Indemnity Losses as provided in Section 10.4 hereof.
      Section 15.46    "Indemnity Amount" means the amount of Indemnity
Losses suffered by Buyer as more particularly described in Article 10 hereof.
      Section 15.47 "Indemnity Losses" means any and all damages, losses, deficiencies, liabilities, judgments, costs and expenses, Tax liabilities, any diminution in value, and (except for disputes specifically governed by the Accounting or Valuation Procedures of Article 13 hereof) all reasonable legal and other professional fees, costs and other expenses incurred by, asserted against or suffered by KCL or any Indemnified Party, which pertain to, arise out of, or otherwise relate to actions, suits or claims of any kind or nature
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whatsoever (including counterclaims or defenses) involving any of the matters for which indemnification is provided in Article 10 of this Agreement or any of the other Definitive Agreements. In the case of indemnification made by means of an Indemnity Adjustment, the amount of Indemnity Losses shall be equal to one hundred four percent of the amount of the Indemnity Losses determined without regard to this sentence, plus an expense charge equal to $4.00 for each KCL Assumed Restructured Contract to which the Indemnity Adjustment applies.
      Section 15.48 "Initial Cash Opt Out Payment" means an amount equal to 75% of the Estimated Preliminary Opt Out Amount.
      Section 15.49 "Insurance Code" means the Kentucky Insurance Code, including the regulations thereunder, in effect from time to time.
      Section 15.50    "Interim Adjustment" has the meaning set forth in
Section 10.5.1.
      Section 15.51 "Interim Period" means the period from and after February 12, 1993 through the Closing Date.
      Section 15.52 "Interim Period Amount" means, for each KCL Contract other than KCL Immediate Annuities, the aggregate of all premiums paid with respect to each such KCL Contract during the Interim Period, less all mortality and contractual expense charges charged to each such KCL Contract during the Interim Period, and less any benefits paid, including any withdrawals, under such KCL Contract during the Interim Period, all such amounts accumulated with interest during the Interim Period at the maximum Interim Period Crediting Rate determined in accordance with Section 15.53 hereof. For KCL GPWL Contracts, the mortality and contractual expense charges during the Interim Period will be equal to the total premiums paid during the Interim Period with respect to each such Contract. For KCL Traditional Life
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Contracts, the mortality and contractual expense charges during the Interim
Period will be equal to the valuation mortality cost and loading for each such Contract. KCL Immediate Annuities shall be deemed to have a zero Interim Period Amount.
      Section 15.53 "Interim Period Crediting Rate" means the rate or rates of interest credited to the account values of KCL Contracts during the Interim Period for the purpose of calculating the Participating Contract Holder Closing Reimbursable Amount. Such rate shall be determined at Closing. Such rate shall not exceed during a calendar year the five year Treasury Rate as published in the Federal Reserve Statistical Release at the beginning of a calendar year plus: (i) one percent (1%) for KCL UL Contracts, and (ii) one-fourth of one percent (0.25%) for KCL Deferred Annuity Contracts and KCL Unallocated Group Annuity Contracts and shall not be less than zero. In the event the Participating Contract Holder Closing Reimbursable Amount is greater than zero, the Interim Period Crediting Rate shall be uniformly reduced (but not to less than zero) until the Participating Contract Holder Closing Reimbursable Amount is zero.
      Section 15.54 "Investment Company Act" means the Investment Company Act of 1940, as amended.
      Section 15.55    "IRS" means the Internal Revenue Service.
      Section 15.56 "KCL" has the meaning set forth in the first paragraph of this Agreement.
      Section 15.57 "KCL Assumed Restructured Contract" means a KCL Restructured Contract that is assumed and reinsured by Buyer pursuant to the Assumption Reinsurance Agreement.
      Section 15.58 "KCL Contract" means a KCL Deferred Annuity Contract, a KCL UL Contract, a KCL GPWL Contract, a KCL Traditional Life Contract, a KCL
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Interest Sensitive Life Contract, a KCL allocated Group Annuity Contract, a
KCL Immediate Annuity Contract or a KCL Health Contract. Schedule 15.58 contains a true and complete list of all of the forms utilized by KCL in connection with the issuance of such KCL Contracts.
      Section 15.59 "KCL Contract Holder" means the record owner of a KCL Contract as determined by reference to the books and records of KCL.
      Section 15.60 "KCL Credit Insurance" means a written individual or group credit life or health insurance contract, including, without limitation, any contract issued by KCL under one of the forms listed on Schedule 15.60 hereto.
      Section 15.61 "KCL Deferred Annuity Contract" means a written annuity contract issued by KCL under one of the forms listed on Schedule 15.61 hereto.
      Section 15.62 "KCL Estate" means the estate of KCL, including, without limitation, all assets and liabilities remaining in KCL after the transfer to Buyer of the Buyer's Transferred Assets and Buyer's Transferred Liabilities, including, without limitation, the Retained Assets and the Retained Liabilities.
      Section 15.63 "KCL GPWL Contract" means a written graded premium whole life contract or term life contract issued by KCL under one of the forms listed on Schedule 15.63 hereto.
      Section 15.64 "KCL Health Contract" means a written individual health or group life and health contract issued by KCL under one of the forms listed on Schedule 15.64 hereto, excluding KCL Credit Insurance.
      Section 15.65 "KCL Home Office Building" means Kincaid Towers, West Vine Street, Lexington, Kentucky 40507.

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      Section 15.66    "KCL Immediate Annuity Contract" means a written
immediate annuity contract issued by KCL under one of the forms listed on
Schedule 15.66 hereto.
      Section 15.67 "KCL Interest Sensitive Life Contract" means a written interest sensitive whole life contract issued by KCL under one of the forms listed on Schedule 15.67 hereto.
      Section 15.68 "KCL Restructured Account Value" means the Account Value of each KCL Contract, restructured as provided in Article 1 hereof.
      Section 15.69 "KCL Restructured Contract" means the KCL Contracts, each as modified by the Rehabilitation Endorsement prior to the transactions contemplated by the Assumption Reinsurance Agreement.
      Section 15.70 "KCL Restructured Contract Holder" means the record owner of a KCL Restructured Contract as determined by reference to the books and records of KCL.
      Section 15.71 "KCL Restructured Deferred Annuity Contract" means the KCL Restructured Contract that modifies a KCL Deferred Annuity Contract.
      Section 15.72 "KCL Restructured GPWL Contract" means the KCL Restructured Contract that modifies a KCL GPWL Contract.
      Section 15.73 "KCL Restructured Health Contract" means the KCL Restructured Contract that modifies a KCL Health Contract.
      Section 15.74 "KCL Restructured Immediate Annuity Contract" means the KCL Restructured Contract that modifies a KCL Immediate Annuity Contract, or other similar contracts.
      Section 15.75 "KCL Restructured Traditional Life Contract" means the KCL Restructured Contract that modifies a KCL Traditional Life Contract.


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      Section 15.76    "KCL Restructured UL Contract" means the KCL
Restructured Contract that modifies a KCL UL Contract or a KCL Interest Sensitive Life Contract.
      Section 15.77 "KCL Restructured Unallocated Group Annuity Contract" means the KCL Restructured Contract that modifies a KCL Unallocated Group Annuity Contract.
      Section 15.78 "KCL Traditional Life Contract" means a written traditional whole life contract issued by KCL under one of the forms listed on
Schedule 15.78 hereto.
      Section 15.79 "KCL UL Contract" means a written universal life insurance contract issued by KCL under one of the forms listed on Schedule
15.79 hereto.
      Section 15.80 "KCL Unallocated Group Annuity Contract" means a written annuity contract or group annuity certificate which is not issued to and owned by an individual, except to the extent of any annuity benefit guaranteed to an individual by an insurer under such contract or certificate, under one of the forms listed on Schedule 15.80 hereto.
      Section 15.81 "Letter Ruling" means a ruling issued by the IRS as referred to in Section 601.201(a)(2) of the procedural regulations of the IRS.
      Section 15.82    "Licensed Rights" has the meaning set forth in Section
8.1.15 hereof.
      Section 15.83 "Liens" means all liens, pledges, mortgages, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, transfer restrictions or encumbrances.
      Section 15.84 "Life Annuity" means an immediate annuity with benefit payments for the lifetime of one or more designated beneficiaries.

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      Section 15.85    "Minimum Crediting Rate" means three percent per
annum.
      Section 15.86 "Moratorium Amount" means, for any KCL Assumed Restructured Contract that is surrendered during the Moratorium Period, at any time, the sum of (i) the Buyer's Account Value of such contract as of the Closing Date (including the amount of the Adjusted Buyer's Enhancement added to such contract), plus (ii) all additions to Buyer's Account Value after the Closing Date resulting from (a) distributions from KCL to Buyer pursuant to
Section 4.4.3.2 hereof, and (b) any Subsequent Buyer's Enhancement, times the following amount:
           Time of Surrender                  Amount

      121 days after the Closing Date
           through the end of the first
           Plan Year                              5%
           Second Plan Year                       7%
           Third Plan Year                        9%
           Fourth Plan Year                       6%
           Fifth Plan Year                        3%
           After Fifth Plan Year                  0%

No Moratorium Amount will be imposed upon full cash surrenders after the end of the fifth Plan Year.
      Section 15.87 "Moratorium Period" means the period commencing with the Closing Date and ending on the last day of the fifth Plan Year.
      Section 15.88 "Moratorium Period Crediting Rate" means a rate, determined as of the Closing Date, equal to five and one-half percent plus or minus, as the case may be, the change in the yield on United States Treasury obligations with a maturity of five years between March 31, 1993 and the Closing Date; provided, however, the Moratorium Period Crediting Rate shall not be less than the Minimum Crediting Rate. The yield on the United States Treasury obligations with a five year maturity as of March 31, 1993 was 5.23%, and the yield on the United States Treasury obligations with a five year
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maturity as of the Closing Date shall be determined with reference to the
Federal Reserve Statistical Release published for the day of Closing.
      Section 15.89 "NAIC" means the National Association of Insurance Commissioners or any successor organization.
      Section 15.90 "NAIC Blank" means the Annual Statement Blank for Life and Health Insurance Companies promulgated by the NAIC and required to be filed with the Commissioner for the applicable calendar year.
      Section 15.91 "Net Cash Value" means, with respect to a KCL Assumed Restructured Contract, the Cash Value of KCL Assumed Restructured Contract less the aggregate amount of outstanding Policy Loans relating to such KCL Assumed Restructured Contract.
      Section 15.92 "Net Loan Value" means, with respect to a KCL Restructured UL Contract, the maximum amount of Policy Loans permitted to be effected pursuant to the KCL UL Contract.
      Section 15.93 "New Premiums" means, with respect to a KCL Assumed Restructured Contract, all premiums paid from and after the Closing Date through the end of the Moratorium Period with respect to a KCL Assumed Restructured UL Contract and a KCL Assumed Restructured Deferred Annuity Contract.
      Section 15.94 "New Premium Crediting Rates" means, with respect to a KCL Assumed Restructured UL Contract or a KCL Assumed Restructured Deferred Annuity Contract, the rate of interest credited during the Moratorium Period to all New Premiums paid with respect to such contract. Such interest rate shall be determined from time to time by Buyer and shall equal during a calendar year the five year Treasury Rate as published in the Federal Reserve Statistical Release at the beginning of a calendar year plus: (i) 1% (one percent) for a KCL Assumed Restructured UL Contract and (ii) 0.25% (one-fourth
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of one percent) for a KCL Assumed Restructured Deferred Annuity Contract or a
KCL Assumed Restructured Unallocated Group Annuity Contract. However, the rate during a calendar year shall not exceed such rate as determined as of the Closing Date.
      Section 15.95 "Non-Persisting KCL Restructured Contract" means a KCL Assumed Restructured Contract that has lapsed, been surrendered or otherwise terminated in accordance with the terms of such contract prior to any Distribution Date.
      Section 15.96 Non-Persisting KCL Restructured Contract Holder" means the record owner of a Non-Persisting KCL Restructured Contract as determined by reference to the books and records of Buyer.
      Section 15.97    "Notice" has the meaning set forth in Section 5.2.
      Section 15.98 "Opt Out" has the meaning set forth in Section 5.1, but shall also include KCL Contracts the holders of which have been deemed to Opt Out due to Regulatory Disapproval.
      Section 15.99 "Opt Out Holdback" means the difference between the Preliminary Opt Out Amount and the Initial Cash Opt Out Payment.
      Section 15.100 "Opt Out Percentage" means the percentage of the statutory reserves of KCL as of February 12, 1993 allocable to each KCL Contract that Opts Out, as determined pursuant to Section 5.5.1 hereof.
      Section 15.101   "Opt Out Record Date" has the meaning set forth in
Section 5.2.
      Section 15.102 "Opt Out Reimbursable Amount" means the statutory reserves of KCL as of February 12, 1993 allocable to any KCL Contract that Opts Out, plus the Interim Period Amount as of the Closing Date with respect to each such KCL Contract, reduced by all amounts received from time to time by a KCL Contract Holder who Opts Out, including, without limitation, the
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Initial Cash Opt Out Payment, the Opt Out Holdback and any other distributions received under the Settlement Annuity. The Opt Out Reimbursable Amount as determined from time to time in accordance with the foregoing sentence will accumulate with interest at a rate equal to six percent per annum.
      Section 15.103 "Order of Rehabilitation" means the order of the Rehabilitation Court approving the Rehabilitation Plan, including this Agreement, the other Definitive Agreements and the Ancillary Agreements, including all transactions contemplated hereby and thereby, without modification, unless such modification has been approved in writing by all of the parties hereto.
      Section 15.104 "Partial Surrender" means, with respect to a KCL Restructured Contract, a "partial surrender" or "partial withdrawal," as either of such terms is defined in the KCL Contract which is modified by such KCL Restructured Contract.
      Section 15.105 "Participating Contract Holder Closing Reimbursable Amount" for any given KCL Assumed Restructured Contract means the difference between the Buyer's Account Value and the Account Value, as of February 12, 1993, increased with interest during the Interim Period at the Interim Period Crediting Rate plus the Interim Period Amount applicable to each such Contract.
      Section 15.106 "Participating Contract Holder Reimbursable Amount" for any given KCL Assumed Restructured Contract means the difference between the Account Value as of February 12, 1993 increased with interest at the maximum Interim Period Crediting Rate allowed by Section 15.53 hereof, plus the Interim Period Amount applicable to each such Contract and the Buyer's Account Value for each such Contract, plus the sum of (i) any Indemnity

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Adjustment, (ii) all moratorium expense charges imposed on each KCL Assumed
Restructured Contract pursuant to Section 1.18 above, and (iii) the difference between the amount of interest actually credited to each KCL Assumed Restructured Contract during the Moratorium Period and the amount of interest that would have been credited to each such Contract during the Moratorium Period had interest been credited to the full Account Value of each such Contract at the New Premium Crediting Rate; and minus any Account Value Increments or distributions pursuant to Section 4.4, and minus the portion of any Subsequent Buyer's Enhancement allocated to each such contract. The Participating Contract Holder Reimbursable Amount as determined from time to time in accordance with the foregoing sentence will accumulate with interest at a rate equal to the New Premium Crediting Rate. For the purpose of computing the Participating Contract Holder Reimbursable Amount of KCL Assumed Restructured Contracts without Account Values, the same interest rates utilized to calculate the Participating Contract Holder Reimbursable Amount for KCL Assumed Restructured UL Contracts, both during the Interim Period and after Closing, shall be utilized to calculate the Participating Contract Holder Reimbursable Amount for such Contracts.
      Section 15.107 "Patent and Trademark Rights" has the meaning set forth in Section 8.1.15 hereof.
      Section 15.108 "Permits" means all material licenses, franchises, permits, orders, approvals, consents, authorizations, qualifications and filings with and under all Federal, state or local laws and of all governmental or regulatory bodies, including, without limitation, state insurance regulatory authorities.

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      Section 15.109   "Permitted Amount" means, (i) with respect to a KCL
Restructured UL Contract, an amount equal to 10% of the Net Loan Value of each such contract; and (ii) with respect to a KCL Restructured Deferred Annuity, an amount equal to 10% of the Net Cash Value of each such contract, not to exceed $50,000. In no event shall the Permitted Amount be reduced by the additional surrender charges set forth in Section 1.5.2.
      Section 15.110 "Persisting KCL Restructured Contract" means a KCL Assumed Restructured Contract that is in force on any Distribution Date.
      Section 15.111   "Persisting KCL Restructured Contract Holder" means
the record owner of a Persisting KCL Restructured Contract as determined by reference to the books and records of Buyer.
      Section 15.112 "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, public, governmental, judicial or regulatory authority or body or other entity.
      Section 15.113 "Plan Year" means each twelve-month period commencing with the Closing Date, or if the Closing Date does not occur on the first day of a month, each twelve-month period commencing with the first day of the month immediately following the Closing Date.
      Section 15.114 "Policy Loans" means any loans of KCL made to KCL Contract Holders upon the security of KCL Contracts or KCL Restructured Contracts.
      Section 15.115 "Preliminary Opt Out Amount" means the total cash opt out payment to be paid to KCL Contract Holders who Opt Out, attributable to the Transferable Assets, all as determined in accordance with Section 5.5.1 hereof.
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      Section 15.116   "Priority Claims" means all claims against KCL which
are entitled priority over claims of KCL Contract Holders.
      Section 15.117 "Qualified Institutional Buyer" has the meaning set forth in Section 8.2.5 hereof.
      Section 15.118 "Qualified Investments" means (i) investments in bonds that are publicly traded and are rated in category 1 or 2 by the Securities Valuation Office of the NAIC; (ii) investments in (A) U.S. government securities or (B) commercial paper rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Service, and (iii) such other securities as Buyer may agree in writing to accept.
      Section 15.119 "Quarterly Statement" means the quarterly statement required to be filed by life and health insurance companies with the domiciliary state of any such insurer with respect to each of the first three Calendar Quarters of each year.
      Section 15.120 "Regulatory Disapproval" shall have the meaning set forth in Section 5.2 hereof.
      Section 15.121 "Rehabilitation" has the meaning set forth in Recital B of this Agreement.
      Section 15.122 "Rehabilitation Court" means the Franklin Circuit Court, Commonwealth of Kentucky, before which the legal proceedings involving KCL described in Recital A of this Agreement are pending.
      Section 15.123   "Rehabilitation Date" means February 12, 1993.
      Section 15.124 "Rehabilitation Endorsement" means an endorsement which modifies certain provisions of a KCL Contract pursuant to the terms of this Agreement and the Rehabilitation Plan.

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
      Section 15.125 "Rehabilitation Plan" means that certain plan of rehabilitation for KCL relating to the rehabilitation of KCL's life and health insurance business contemplated by this Agreement, the Definitive Agreements, the Ancillary Agreements and any related motions and supporting documents filed by the Rehabilitator with the Rehabilitation Court.
      Section 15.126 "Rehabilitator" has the meaning set forth in Recital A of this Agreement, and includes Commissioner Stephens and his successors in his or her capacity as Rehabilitator or Liquidator of KCL.
      Section 15.127 "Rehabilitator's Indemnified Parties" means the Rehabilitator and his Special Deputies, employees, agents, advisors, counsel and other representatives acting on the Rehabilitator's behalf in connection with the transactions contemplated by this Agreement.
      Section 15.128 "Released Claims" shall mean a release which absolutely and forever discharges the releasee from any and all claims, liabilities, debts, demands, damages, obligations, costs, offsets and the like, expenses, liens, actions, proceedings, suits and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or not.
      Section 15.129 "Restructuring Percentage" means the percentage by which the Account Values of KCL Contracts are restructured, determined as provided in Section 1.2 hereof.
      Section 15.130 "Retained Assets" means all KCL assets other than the assets transferred to Buyer by KCL at the Closing.
      Section 15.131 "Retained Liabilities" means all of the liabilities or obligations of KCL other than the Buyer's Transferred Liabilities, whether or not such liability or obligation arose before or after the appointment of the Rehabilitator as the Rehabilitator of KCL, including, without limitation,

(i) any liability for Taxes of KCL; (ii) any liability related to or arising out of any litigation or proceeding in which either KCL or the Rehabilitator is a party which was commenced prior to the Closing Date; (iii) any liability arising out of any conduct, acts or omissions of, or in any way relating to any current or former director, officer, employee, general agent, managing general agent, agent, broker, third party administrator, consultant or representative of KCL or the Rehabilitator and relating to conduct, acts or omissions prior to the Closing Date; (iv) any Unassumed Obligations; (v) any Tax liability of KCL for premiums received by KCL; (vi) any liability of KCL arising on account of premiums received by KCL or the Commissioner prior to the Closing Date in connection with participation by KCL, whether voluntary or involuntary, in any guaranty association, risk pool or association established or governed by the state or federal law; (vii) any liability of KCL or the Rehabilitator arising under assets or contracts of KCL which are not transferred or assigned to Buyer under this Agreement or the Assumption Reinsurance Agreement; (viii) any liability resulting from the failure of any KCL Contract (including any KCL Assumed Restructured Contract) to qualify as a life insurance contract under Section 101(f) or 7702 of the Code, the treatment of any such contract as a modified endowment contract under
Section 7702A of the Code or the failure of any KCL Contract (including any KCL Assumed Restructured Contract) to qualify as an annuity contract under
Section 72 of the Code (without the contract holder's actual or implied consent), unless in any such case such liability results from actions taken or failures to act by Buyer or a contract holder on or after the Closing Date;
(ix) any liability for claims incurred prior to the Closing Date; (x) any liability for any payments due to any KCL Contract Holder who Opts Out;
(xi) any liability assumed or incurred by KCL or the Rehabilitator under any
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
Definitive Agreement; (xii) any liability arising under ERISA related to employee benefit plans of KCL; and (xiii) any other liability of KCL, other than a contractual liability under a KCL Assumed Restructured Contract based on acts or omissions of KCL or the Rehabilitator.
      Section 15.132 "Settlement Annuity" means the annuity to be issued to all KCL Contract Holders who Opt Out, which Settlement Annuity is to be funded from the KCL Estate, including, without limitation, the Opt Out Holdback.
      Section 15.133 "Short Term Investments" means the short term investments of KCL as determined by reference to Page 2, Line 8.2 of the NAIC Blank.
      Section 15.134 "Short Term Rate" means the ninety-day Treasury rate as published in the Federal Reserve Statistical Release, determined at the end of each Calendar Quarter.
      Section 15.135 "Specified Amount" means, with respect to a KCL UL Contract or KCL Restructured UL Contract, the "specified amount" or "face amount," as either of such terms is defined in such KCL UL Contract or KCL Restructured UL Contract.
      Section 15.136 "Subsequent Buyer Enhancement" means an additional enhancement provided by Buyer based upon the amount of all assets distributed by KCL to Buyer during the Moratorium Period for the benefit of Persisting KCL Restructured Contract Holders. The Subsequent Buyer Enhancement, as to any such distribution, shall initially equal the amount of cash, plus the fair market value of any other assets transferred to Buyer solely for the benefit of Persisting KCL Contract Holders times four percent. The foregoing percentage shall be subject to reduction on the first day of each subsequent month after the Closing Date, and on each such monthaversary, shall equal four percent times a fraction, the numerator of which is the number of months
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
remaining in the Moratorium Period, and the denominator of which is sixty.
      Section 15.137 "Subsidiary" means any corporation or other entity of which a majority of the (i) securities entitled to vote generally in the election of directors or (ii) equity interest, is owned directly or indirectly by any Person.
      Section 15.138 "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, premium, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or by any state, territory, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.
      Section 15.139 "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.
      Section 15.140   "Third Firm" has the meaning set forth in Section
13.1.
      Section 15.141 "Tillinghast Model" means the actuarial valuation report of Tillinghast, a Towers Perrin company ("Tillinghast"), dated as of May 20, 1993 using information as to the in-force assets and liabilities of KCL as of March 31, 1993.
      Section 15.142 "Transfer and Assignment Agreement" means the Transfer and Assignment Agreement between KCL and Buyer, in the form attached hereto as
Exhibit 2.1.
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
      Section 15.143 "Transferable Asset Value" has the meaning set forth in Section 5.5.1.
      Section 15.144 "Transferred Asset Value" means the value of the Buyer's Transferred Assets, determined in accordance with Section 2.1.3 hereof. The Transferred Asset Value shall be calculated as of the Closing Date according to the procedures set forth in Section 2.1 hereof and the Transfer and Assignment Agreement.
      Section 15.145 "Transferred Bonds" means all Buyer's Transferred Assets which are bonds, as provided in Section 2.1(a).
      Section 15.146 "Transferred Equities" means all Buyer's Transferred Assets which are common or preferred stocks, as provided in Section 2.1(b).
      Section 15.147 "Transferred Liabilities" means all liabilities of KCL which are Buyer's Transferred Liabilities.
      Section 15.148 "Transferred Other Assets" means all other assets of KCL which are Buyer's Transferred Assets which are not Transferred Bonds, Transferred Equities, Short Term Investments, cash or Business Assets, as set forth on Schedule 2.1(f) hereto.
      Section 15.149 "Transferred Securities" means the Transferred Bonds, the Transferred Equities, and all Derivatives thereof.
      Section 15.150 "Unassumed Obligations" means all liabilities or obligations of KCL, other than the Buyer's Transferred Liabilities, including, without limitation, (i) any Tax or other liability or obligation relating to or arising from the restructuring of any KCL Contract; and (ii) any liability for punitive, exemplary or any other form of extracontractual damages relating to the KCL Contracts or the KCL Assumed Restructured Contracts, which liability arises from any act, error or omission by KCL (including any Affiliate thereof) or the Rehabilitator or any of their respective officers,
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
employees, agents or representatives prior to the Closing Date, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (A) the marketing, underwriting, production, issuance, cancellation or administration of the KCL Contracts,
(B) the investigation, defense, trial settlement or handling of claims, benefits or payments under the KCL Contracts, (C) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the KCL Contracts, (D) any advice concerning tax matters, (E) any amount alleged to be due on the grounds that the KCL Contracts were not validly restructured pursuant to the Rehabilitation Plan,
(F) any liability for commissions, fees or any payment to any agent, general agent, manager, broker or producer or any other person who marketed or produced the KCL Contracts (other than liabilities for such commissions, fees or payments specifically assumed by Buyer pursuant to the Rehabilitation
Plan), and (G) any liability under any reinsurance or other contracts of KCL other than those reinsurance or other contracts specifically accepted by Buyer pursuant to the Rehabilitation Plan.
      Section 15.151 "Valuation Firm" means an investment banking firm of national standing which is mutually agreed upon by the Rehabilitator and Buyer. In the event the parties are unable to agree upon the Valuation Firm, each party shall submit the names and qualifications of two firms of national standing that would be acceptable to such party to the Rehabilitation Court, and the Rehabilitation Court shall designate the Valuation Firm.
      Section 15.152 "Valuation Procedure" means a procedure for resolving any disputes between the Rehabilitator and Buyer with respect to the fair market value of any Transferred Security, as provided in Section 13.2.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

      "KCL": KENTUCKY CENTRAL LIFE INSURANCE COMPANY, a Kentucky corporation



                             By:
                                  Don W. Stephens, Insurance Commissioner
                                  for the Commonwealth of Kentucky in his
                                  capacity as Rehabilitator and not
                                  individually


      "BUYER": JEFFERSON-PILOT LIFE INSURANCE COMPANY, a North Carolina corporation



                             By:
                                  David Stonecipher
                                  Chief Executive Officer



























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
                                                            EXHIBIT 2.1



                   TRANSFER AND ASSIGNMENT AGREEMENT

                                between



                KENTUCKY CENTRAL LIFE INSURANCE COMPANY
                          (In Rehabilitation)
                          Lexington, Kentucky


                                  and


                JEFFERSON-PILOT LIFE INSURANCE COMPANY
                      Greensboro, North Carolina

                     TRANSFER AND ASSIGNMENT AGREEMENT


      This Agreement, dated as the ___ day of ___________, 1993 (this "Agreement"), has been made and entered into by and between Kentucky Central Life Insurance Company, a Kentucky corporation ("KCL"), acting by and through Don W. Stephens, Insurance Commissioner of the Commonwealth of Kentucky, the rehabilitator of KCL ("Rehabilitator"), and Jefferson-Pilot Life Insurance Company, a North Carolina corporation ("Buyer").


                                 RECITALS


      15.153 On _____________, 1993, KCL and Buyer entered into that certain Life and Health Agreement in connection with the Rehabilitation of Kentucky Central Life Insurance Company (the "Life and Health Agreement").

      15.154     This is the Transfer and Assignment Agreement described in
Section 2.1 of the Life and Health Agreement. Pursuant to Article 2 of the Life and Health Agreement, KCL has agreed to sell, and Buyer has agreed to purchase, the Buyer's Transferred Assets on the terms and conditions contained in the Life and Health Agreement and as set forth in this Agreement. In consideration thereof, Buyer will reinsure and assume certain KCL Restructured Contracts identified in the Assumption Reinsurance Agreement ("Reinsurance Agreement") between KCL and Buyer of even date herewith.

      In consideration of the promises, covenants and conditions contained herein, in the Life and Health Agreement and in the other Definitive Agreements (such Definitive Agreements being defined in the Life and Health Agreement), the parties hereto, intending to be legally bound, hereby agree as follows:

      1.   Certain Definitions

      As used in this Agreement, capitalized terms used herein and not otherwise defined below shall have the meanings given to such terms in the Life and Health Agreement:

           1.1 "Book-Entry Securities" shall mean a security, held by a nominee or clearinghouse, with ownership of such security transferred by entry on the books and records of the nominee or clearinghouse, and not on the books and records of the issuer.

           1.2 "Buyer" shall have the meaning given to such term in the first paragraph of this Agreement.

           1.3 "Buyer's Nominee" means Depository Trust Company or other third party custodian who Buyer identifies as the nominee holder of securities for the benefit of Buyer.

           1.4 "Cash" shall mean cash, deposits in banks, or other cash equivalents not evidenced by a security.




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
           1.5   "Closing" shall have the meaning given to such term in
Section 3.1 of this Agreement.

           1.6 "Irrevocable Payment Instruction" means an irrevocable payment instruction, in form and substance satisfactory to Buyer, in its reasonable discretion, directing the issuer or obligor (and any indenture trustee or paying agent) with respect to the Transferred Securities Assets transferred to Buyer under this Agreement to make payments of Asset Receivables with respect to those Transferred Securities Assets directly to Buyer.

           1.7 "KCL Deposits" means any security deposited with the insurance department of any state, or custodian for such department, in accordance with the requirements of the laws or regulations of that state.

           1.8 "KCL Held Securities" shall mean any security, other than bearer bonds, which is in the physical possession of KCL.

           1.9 "KCL Pledged Securities" shall mean any security delivered or pledged to a third party as security or collateral for any debt, obligation or contract.

           1.10 "Miscellaneous Instruments" refers to Transferred Securities Assets consisting of bearer bonds, in a form such that those bearer bonds can only be transferred by physical delivery, and commercial paper but does not include any real estate notes or real estate related Retained Assets.

           1.11 "Life and Health Agreement" shall have the meaning given to such term in Recital A of this Agreement.

           1.12 "Registered Securities" shall mean a security, ownership of which is recorded in the name of the beneficial owner of the security on the issuer's books.

           1.13 "Restricted Transfer Contract" shall have the meaning given to such terms in Section 2.4.2 of this Agreement.

           1.14 "Subsequent Closing" shall have the meaning given to such term in Section 4.1 of this Agreement.

           1.15 "Subsequent Closing Date" shall have the meaning given to such term in Section 4.2 of this Agreement.

           1.16 "Subsequent Transferred Assets" shall have the meaning given to such term in Section 4.1 of this Agreement.

           1.17 "Transfer Pre-Clearance" shall have the meaning given to such term in Section 2.1 of this Agreement.

           1.18 "Transferred Securities Assets" shall refer to Buyer's Transferred Assets which are securities, commercial paper or interests in partnerships, including, without limitation, Book-Entry Securities, Registered Securities, Miscellaneous Instruments or Treasury Securities, as the context so requires.


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
           1.19 "Treasury Securities" refers to Transferred Securities Assets consisting of securities commonly known as treasury securities.

           1.20 "Working Procedure" shall have the meaning given to such term in Section 2.1 of this Agreement.


      2.   Purchase and Sale of Buyer's Transferred Assets

           2.1 Working Procedures. Commencing immediately upon the execution of this Agreement, KCL shall meet and confer with Buyer for the purpose of developing working procedures ("Working Procedures") applicable to each category of Buyer's Transferred Assets described in this Agreement to facilitate giving effect to the intent of the parties as expressed in this Agreement in the most efficient and expeditious manner possible. Included as part of the Working Procedures shall be an agreed upon procedure for the identification of those assets which (a) may require special handling or procedures to effect the transfer of ownership to Buyer, or (b) may be difficult to value because the asset is not frequently traded on securities markets, or is a private placement. Included as part of the Working Procedures shall be an agreed upon procedure for "Transfer Pre-Clearance," which shall mean, among other things, that KCL shall have used reasonable efforts to obtain prior to the Closing for each Transferred Securities Asset from all necessary or appropriate Persons, written assurance in form reasonably satisfactory to Buyer that upon presentation of the Transferred Securities Asset certificates, along with the executed opinions, certificates, powers and other documents in the form attached to such written assurance, that such Transferred Securities Asset will be registered in the name of Buyer or the Buyer's Nominee. The Rehabilitator and KCL agree at the Closing to use reasonable efforts to present such opinions, certificates, powers and other documents referenced above executed and dated as of the Closing. The Working Procedures shall constitute a part of this Agreement.

           2.2 Identification of Buyer's Transferred Assets. Within sixty days after the Opt Out Record Date, KCL shall prepare and deliver to Buyer preliminary schedules identifying (a) the Buyer's Transferred Assets, and
(b) the Retained Assets, as provided in Section 2.1.1 of the Life and Health Agreement. The Buyer's Transferred Assets, which are not investment assets, shall be listed in accordance with Annual Statement classifications, provided, however, that KCL shall specifically identify any Restricted Transfer Contracts included in the non-investment assets, shall be listed in accordance with Annual Statement classifications within the following categories:

                 (a)   Cash
                 (b)   Book-Entry Securities
                 (c)   KCL Deposits
                 (d)   KCL Pledged Securities
                 (e)   KCL Held Securities
                 (f)   Miscellaneous Instruments
                 (g)   Registered Securities
                 (h)   Restricted Transfer Contracts

The Retained Assets shall be listed in accordance with Annual Statement classifications.


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
           2.3         Pre-Closing Schedule of Buyer's Transferred Assets.
In accordance with Section 2.1.1.2 of the Life and Health Agreement, the Rehabilitator shall deliver a complete schedule of the Buyer's Transferred Assets and a schedule of the Retained Assets, listed and identified as provided by section 2.2, above.

           2.3.1 Transfer of Buyer's Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing, KCL, acting by and through the Rehabilitator, shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from KCL, all right, title and interest in and to the Buyer's Transferred Assets (including, without limitation, the Transferred Securities Assets), all as required by the provisions of Article 2 of the Life and Health Agreement. Simultaneously with the transfer to Buyer of any of such Buyer's Transferred Assets, the Rehabilitator and KCL shall assign, transfer, convey and deliver to Buyer all agreements, contracts, commitments, proposals, leases, licenses, permits, authorizations, instruments, computer programs and software, computer files and computer records, policies, policyholder lists, supplier lists, sales records, price lists, correspondence, and other documents, books, records, papers, files and data, in any form, that at any time evidence or contain information relating to any of such Buyer's Transferred Assets, all of which shall be deemed to be part of the Business Assets being transferred to Buyer pursuant to the Life and Health Agreement, provided, however, that the Rehabilitator and KCL may retain such copies as necessary or appropriate for the administration of KCL and provided, further, that the Rehabilitator and KCL shall have reasonable access to the Buyer's Transferred Assets as necessary or appropriate for the administration of KCL.

              acting by and through the Rehabilitator, shall

                 (a) effect the transfer of (i) the Transferred Securities Assets held in registered form (the "Registered Securities") by physical delivery of such Registered Securities to Buyer, or at the election of Buyer, the Buyer's Nominee, duly endorsed, bearing all requisite signature guaranties and otherwise in deliverable form, together with evidence satisfactory to Buyer that Transfer Pre-Clearance has been completed;
                       (ii) the Transferred Securities Assets held in book-entry form or through a clearinghouse (the "Book-Entry Securities") by duly executed instructions to The Depository Trust Company and such other appropriate depositaries and clearinghouses to transfer such Book-Entry Securities to Buyer, or at the election of Buyer, the Buyer's Nominee, together with evidence satisfactory to Buyer that Transfer Pre-Clearance has been completed and that such depositaries and clearinghouses have properly recorded such transfers; (iii) the Miscellaneous Instruments by delivery to Buyer, or at the election of Buyer, to the Buyer's Nominee, of the original Miscellaneous Instruments, duly endorsed and otherwise indeliverable form, (iv) the Treasury Securities to Buyer by appropriate wire transfer; and (v) all other Transferred Securities Assets, by duly endorsed documents of assignment and transfer customary to the transfer of such Transferred Securities Assets and in form and substance reasonably satisfactory to Buyer;

           (b) assign to Buyer by execution and delivery of the Bill of Sale and Assignment (in the form attached hereto as Exhibit
                 B), to the extent permitted by law, any and all choices in action, or causes in action, or other similar rights related to the Buyer's Transferred Assets; and

           (c) effect the transfer of the Asset Receivables with respect to the Transferred Securities Assets transferred to Buyer at the Closing by execution and delivery to Buyer of the Bill of Sale and Assignment (in the form attached hereto as Exhibit B).

                       2.3.2.1    KCL, acting by and through the
Rehabilitator, hereby covenants and agrees that it shall hold in trust for, and immediately pay over to Buyer, any and all Asset Receivables that it shall receive for any reason whatsoever, whether because KCL was the record or beneficial owner of the Transferred Securities Asset during the record date with respect to which the Investment Receivable so paid relates, as a result of mistake, or otherwise.

                       2.3.2.2 At the Closing, KCL, acting by and through the Rehabilitator, shall assign, transfer, convey and deliver to Buyer all information and documentation with respect to the issuers of the Transferred Securities Assets and all agreements, proposals, licenses, permits, instruments, computer programs and software, computer files and computer records, disks, tapes, policies, policyholder lists, files, correspondence, and other documents, records and data, in any form, at any time evidence or contain information relating to any of the Transferred Securities Assets, or Asset Receivables; provided however, that Rehabilitator and KCL may keep copies as necessary or appropriate for administration of KCL and provided, further, that the Rehabilitator and KCL shall have reasonable access as necessary or appropriate for the administration of KCL. In the case of any of the books, records and documents described in this Section 2.3.2.2 which, in the reasonable belief of KCL, contain material nonpublic information, KCL shall use its reasonable best efforts to provide those books, records and documents to Buyer under seal conspicuously marked to indicate their nonpublic nature. Further, Buyer shall have the right, exercisable in its sole discretion, to refuse delivery from KCL of any books, records or documents which KCL has provided under such seal.

                 2.3.3 Actions and Deliveries, Etc., to Effect Transfer of the Transferred Securities Assets to Buyer at the Closing.

                 2.3.3.1 Buyer shall deliver to KCL for delivery to the issuer, transfer agent, indenture trustee, or counsel for KCL for purposes


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
of any opinions, all purchase and investment representations relating to exemptions under Federal and state securities laws customarily required to be delivered by buyers in arms-length transactions.

                 2.3.3.2 KCL, and Buyer, shall each, at its sole expense, take all other actions reasonably necessary, including, without limitation, providing reasonable and customary opinions of counsel, certificates and other documents, as may be required in order to transfer the Transferred Securities Assets in accordance with applicable law, the requirements of this Agreement, or any issuer, transfer agent or indenture trustee, or as may otherwise be reasonably necessary or appropriate in order to transfer the Transferred Securities Assets to Buyer at the Closing. Notwithstanding the foregoing, in the case of any opinion of counsel otherwise required to be delivered by KCL or Buyer hereunder, KCL and Buyer shall have the option of delivering that opinion or obtaining an order the Rehabilitation Court that permits the transfer of the securities in lieu of the opinion.

                 2.3.3.3 KCL shall, at Buyer's request, use its best efforts to eliminate, or cooperate with Buyer to eliminate, to the extent it is possible to eliminate, continuing transfer restrictions on the Transferred Securities Assets transferred at the Closing imposed by applicable state or federal securities laws.

                 2.3.4 The consideration received by the Reinsurer under this Agreement shall be allocated (a) in part to those liabilities for which insurance reserves under Section 807(c) of the Code may be properly established, and (b) in part to the other obligations assumed under this Agreement.

           2.4   Assignment of Contracts, Permits and Licenses.

                 2.4.1 At the Closing, the Rehabilitator and KCL shall convey to Buyer, and Buyer shall assume, at the Closing, all of the rights and obligations of KCL existing as of the Closing under contracts, permits and licenses (other than Transferred Securities Assets) which constitute Buyer's Transferred Assets and which are assignable without the approval, consent or waiver of any third party.

                 2.4.2 To the extent that any contract, permit or license (other than a Securities Asset) which constitutes a Buyer's Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being transferred or conveyed without the approval, consent or waiver of the issuer thereof or any other third person (including a governmental unit), or if such transfer or conveyance or attempted transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict (such contracts, permits, licenses, claims, rights and benefits being hereinafter referred to as the "Restricted Transfer Contracts"), this Agreement shall not constitute a transfer or conveyance thereof, or an attempted transfer or conveyance thereof unless or until the requisite approval has been obtained.

                 2.4.3 Both the Rehabilitator and KCL shall use reasonable efforts, and Buyer shall reasonably cooperate with the Rehabilitator and KCL, to obtain all necessary approvals, consents or waivers referred to in Section 2.4.2 necessary to transfer and convey to Buyer each such Restricted Transfer Contract at the Closing and, if obtained, shall transfer and convey such Restricted Transfer Contract at the Closing. Buyer shall not be obligated to accept any transfer or conveyance of a Restricted Transfer Contract unless and until the Rehabilitator and KCL have obtained all of the necessary approvals, consents and waivers to that transfer and conveyance. Buyer shall not be obligated to pay any consideration therefor, including any filing fees and other ordinary administrative charges, all of which shall be paid by KCL.

                 2.4.4 To the extent that any of the approvals, consents or waivers referred to in Section 2.4.3 have not been obtained by the Rehabilitator and KCL as of the Closing, each of the Rehabilitator and KCL shall, during the remaining term of such Restricted Transfer Contracts, use reasonable efforts, to (i) obtain the approval, consent or waiver of any such third party and transfer and convey such Restricted Transfer Contract to Buyer as soon as practicable; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Restricted Transfer Contracts to Buyer so long as Buyer fully cooperates with the Rehabilitator and KCL in such arrangements (without cost to Buyer); and (iii) enforce, at the request and direction of Buyer if agreed by the Rehabilitator and KCL and at the expense of KCL any rights of KCL arising from such Restricted Transfer Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Restricted Transfer Contract in accordance with the terms thereof upon the advice of Buyer and consent of Rehabilitator and KCL). Nothing herein shall relieve the Rehabilitator and KCL of their obligation to provide for the transfer and conveyance of the Restricted Transfer Contracts or to secure the rights and benefits thereof to Buyer.

                 2.4.5 Schedule 2.4.5 is a list of all the permits and licenses held or used by KCL which are applicable to the Buyer's Transferred Assets or the Buyer's Transferred Liabilities. Subsequent to the Closing, to the extent permitted by law, KCL shall have the right to cancel any permits or licenses or any bonds, guarantees or undertakings by KCL applicable to the Buyer's Transferred Assets or the Buyer's Transferred Liabilities to the extent KCL cannot, after the exercise of its reasonable efforts, obtain the consents necessary for the assignment and transfer thereof to Buyer pursuant to this Section 2.4. KCL in any event agrees to maintain, at Buyer's reasonable request, any such permits, licenses, bonds, guarantees or undertakings for up to six months after the Closing or until expired, whichever occurs first. All costs associated with the assignment or transfer of permits and licenses shall be paid pursuant to the terms of the Life and Health Agreement.

           2.5 Liabilities Assumed by Buyer. At the Closing, Buyer shall assume the Buyer's Transferred Liabilities pursuant to the Life and Health Agreement and the Reinsurance Agreement. Except as expressly provided in the Life and Health Agreement and the Reinsurance Agreement, Buyer does not and shall not assume, pay or be liable for any risks, liabilities, undertakings, debts, covenants, commitments or other obligations either express or implied of the Rehabilitator, KCL or any affiliate of KCL.

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
    3.   Closing

           3.1 Closing. Subject to and following the satisfaction or waiver of all conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Buyer's Transferred Assets (the "Closing") shall occur on the Closing Date.

           3.2 Items to be Delivered by the Rehabilitator and KCL. At the Closing, the Rehabilitator and KCL, as the case may be, shall execute and deliver to Buyer the following:

           (a) such duly executed bills of sale with covenants of warranty, endorsements, assignments and other good and sufficient instruments of transfer as may be reasonably necessary or appropriate to convey, transfer and assign to, and vest in, Buyer good, clear and valid title to the Buyer's Transferred Assets, in the form of Exhibit B attached hereto;

           (b) documents evidencing the assignment of the contracts, permits and licensees referred to in Section 2.4;

           (c)   the Reinsurance Agreement and the documents described in
                 Section 2.3.1;

           (d) documents relating to Transferred Securities Assets contemplated by Section 2.3.2 hereof, and (i) in the case of Registered Securities with respect to which Buyer has instructed KCL to deliver to the Buyer's Nominee, written confirmation that the Buyer's Nominee has received those Registered Securities, and (ii) in the case of Miscellaneous Instruments with respect to which Buyer has instructed KCL shall be delivered to the Buyer's Nominee, written confirmation that the Buyer's Nominee has received the Miscellaneous Instruments, duly endorsed, bearing all requisite signature guaranties and otherwise in deliverable form;

           (e) a certificate of KCL in the form of Exhibit C attached hereto certifying as to the accuracy of KCL's representations and warranties at and as of the Closing Date and that KCL has performed and complied with all agreements and conditions to be performed and complied with by it at the Closing; and

           (f) such other closing documents as Buyer or its counsel may reasonably request.

           3.3 Items to be Delivered by Buyer. At the Closing, Buyer will execute and deliver to KCL the following:

           (a)   the Reinsurance Agreement;





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
          (b) any representations or warranties as requested by the Rehabilitator or KCL to transfer KCL's assets to the Buyer as contemplated by this Agreement and pursuant to Section
                 2.3.3.1 herein.

           (c) any other documents reasonably required by the Rehabilitator to evidence the assumption of the assignable contracts, permits and licenses referred to in Section 2.4;

           (d) a certificate of Buyer in the form of Exhibit D attached hereto certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing Date and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by it at the Closing;

           (e) an incumbency certificate for Buyer dated the Closing Date, including specimen signatures; and

           (f) such other closing documents as the Rehabilitator or its counsel may reasonably request.

      4.   Purchase and Sale of Subsequent Assets

           4.1 Transfer of Subsequent Assets. In the event that additional assets of KCL become distributable to Buyer pursuant to Section 4.4.3.2 of the Life and Health Agreement (the "Subsequent Transferred Assets"), then the Rehabilitator and KCL shall, on the date or dates on which such assets become distributable (the "Subsequent Closing Dates"), sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from KCL, all right, title and interest in and to the Subsequent Transferred Assets (including any securities, commercial paper or interests in partnerships that are included as part of the Subsequent Transferred Assets (the "Subsequent Transferred Securities Assets")). On each Subsequent Closing Date, the Rehabilitator and KCL shall deliver to Buyer, or at the election of Buyer, the Buyer's Nominee, and Buyer shall deliver to the Rehabilitator and KCL such instruments of transfer or other documents and Rehabilitator, KCL and Buyer shall take such other actions to effect the transfer to Buyer or the Buyer's Nominee of the Subsequent Transferred Assets as would be required under
Section 2 of this Agreement if such assets were Buyer's Transferred Assets.

           4.2 Items to be Delivered by the Rehabilitator and KCL at a Subsequent Closing. At each closing of the transfer of the Subsequent Transferred Assets (a "Subsequent Closing"), the Rehabilitator and KCL, as the case may be, shall execute and deliver to Buyer the following:

           (a) such duly executed bills of sale with covenants of warranty, endorsements, assignment and other good and sufficient instruments of transfer as may be reasonably necessary or appropriate to convey, transfer and assign to, and vest in, Buyer good, clear and valid title to the Subsequent Transferred Assets, in the form of Exhibit B attached hereto;



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
           (b) a certificate of KCL in the form of Exhibit C attached hereto certifying as to the accuracy of KCL's representations and warranties, required by section 5.1.1 of this Agreement, at and as of the Subsequent Closing Date and that KCL has performed and complied with all agreements and conditions to be performed and complied with by it at the Subsequent Closing; and

           (c) such other closing documents as the Rehabilitator or his counsel may reasonably request.

           4.3 Items to be Delivered by Buyer at a Subsequent Closing. At each Subsequent Closing, Buyer will execute and deliver to KCL the following:

           (a) a certificate of Buyer in the form of Exhibit D attached hereto certifying as to the accuracy of Buyer's representations and warranties at and as of the Subsequent Closing Date and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at the Subsequent Closing; and

           (b) any representations or warranties as requested by the Rehabilitator or KCL to transfer KCL's assets to the Buyer as contemplated by this Agreement and pursuant to Section
                 2.3.3 herein.

           (c) such other closing documents as the Rehabilitator or his counsel may reasonably request.

           4.4   Conditions Precedent With Respect to a Subsequent Closing.

           4.4.1 All obligations of Buyer under this Agreement at a Subsequent Closing are subject to the fulfillment or satisfaction of each of the following conditions precedent:

                 (a) All conditions precedent of Buyer set forth in Section 7 hereof shall have been satisfied or waived in writing by Buyer.

                 (b) The Rehabilitator and KCL shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at the Subsequent Closing. Without limiting the generality of the foregoing, the Rehabilitator and KCL shall have taken all action to ensure Transfer Pre-Clearance with respect to the Subsequent Transferred Securities Assets, and the Subsequent Transferred Securities Assets shall have been transferred in accordance with this Agreement and the Working Procedure.

                 (c) The representations and warranties of KCL contained herein shall be true and correct on the Subsequent


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
                    Closing Date with the same effect as though made on and as of such Subsequent Closing Date.

                 4.4.2 All obligations of the Rehabilitator and KCL under this Agreement at a Subsequent Closing shall be subject to the fulfillment or satisfaction of the following conditions precedent:

                 (a) All conditions precedent of the Rehabilitator and KCL set forth in Section 7 hereof shall have been satisfied in all material respects or waived in writing by KCL; and

                 (b) The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at the Subsequent Closing. Without limiting the generality of the foregoing, the Buyer shall have taken all action to ensure Transfer Pre-Clearance with respect to the Subsequent Transferred Securities Assets, and the Subsequent Transferred Securities Assets shall have been transferred in accordance with this Agreement and the Working Procedure.

                 (c) the representations and warranties of Buyer contained herein shall be true and correct on the Subsequent Closing Date with the same effect as though made on the Subsequent Closing Date.

                 (d) Each condition precedent, whether for the benefit of the Rehabilitator, KCL, Buyer or all of the parties, shall be deemed satisfied as of a Subsequent Closing or, if earlier, upon written notice of such satisfaction by the performing party to the other parties, unless the party for whose benefit each such condition exists shall provide written notice to the other of the failure of one or more particular conditions precedent to be satisfied.

      5.   Representations and Warranties

                 5.1         Representations and Warranties of KCL.
Notwithstanding any independent investigation or verification undertaken by Buyer, in order to induce Buyer to enter into this Agreement and to cause Buyer to consummate the transactions contemplated hereby, KCL, acting by and through the Rehabilitator, represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:

                 5.1.1 Incorporation by Reference. Subject to the limitation set forth in Section 8.3 of the Life and Health Agreement, the representations and warranties of KCL set forth in Section 8.1 of the Life and Health Agreement are incorporated by reference herein in their entirety, as of Closing, as though fully set forth.




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
                 5.1.2 Representations at Subsequent Closing. In accordance with the provisions of the Life and Health Agreement, the representations and warranties set forth in the Life and Health Agreement do not survive Closing. For purposes of this Agreement, if KCL transfers at a Subsequent Closing Cash, Treasury Securities, or other securities which are frequently traded on securities markets, the only representations and warranties that KCL must make at a Subsequent Closing are (i) KCL is the owner of the asset and has the ability to transfer title to the Buyer, (ii) that there are no liens, restrictions or encumbrances against the asset, and (iii) that KCL has satisfied or otherwise made reasonable allowance for the payment of all applicable priority claims or Indemnity Losses against the assets. If KCL desires to transfer at the Subsequent Closing any other assets other than those identified above, KCL shall update to the Subsequent Closing, and demonstrate compliance with, such representations and warranties from the Life and Health Agreement as are reasonably necessary.

                 5.1.3       Disclosure.  Under the Life and Health
Agreement, the Transferred Asset Value of the Transferred Securities Assets shall be determined based on the fair market value of the Transferred Securities and Short Term Investments transferred to Buyer as of the Closing. KCL acknowledges that (i) Buyer may be in possession of material, nonpublic information regarding the issuers of the Transferred Securities Assets or the Subsequent Transferred Securities Assets, their financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects, as well as information regarding the claims of creditors of such issuers; (ii) such information may be materially adverse to the interests of KCL; and (iii) if KCL were in possession of some or all of such information KCL might not sell or deliver any or all of the Transferred Securities Assets or the Subsequent Transferred Securities Assets pursuant to this Agreement. KCL also acknowledges and agrees that Buyer shall have no obligation to disclose to KCL or the Rehabilitator any of the information referred to in the preceding sentence. KCL further acknowledges that it has conducted its own investigation, to the extent that it has determined necessary or desirable, regarding the information described in the first sentence of this subparagraph 5.1.3.


                 5.2         Representations and Warranties of Buyer.
Notwithstanding any independent investigation or verification undertaken by the Rehabilitator, in order to induce the Rehabilitator to enter into this Agreement and to cause the Rehabilitator to consummate the transactions contemplated hereby, Buyer represents and warrants to the Rehabilitator and KCL as of the date hereof and as of the Closing Date, as follows:

                 5.2.1 Incorporation by Reference. Subject to the limitation set forth in Section 8.3 of the Life and Health Agreement, the representations and warranties of Buyer set forth in Section 8.2 of the Life and Health Agreement are incorporated by reference herein in their entirety, as of Closing, as though fully set forth.

                 5.2.2 Disclosure. Under the Life and Health Agreement, the Transferred Asset Value of the Transferred Securities Assets shall be determined based on the fair market value of the Transferred Securities and Short Term Investments transferred to Buyer as of the Closing.

Buyer acknowledges that (i) KCL may be in possession of material, nonpublic information regarding the issuers of the Transferred Securities Assets or the Subsequent Transferred Securities Assets, their financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects, as well as information regarding the claims of creditors of such issuers; (ii) such information may be materially adverse to the interests of Buyer; and (iii) if Buyer were in possession of some or all of such information Buyer might not purchase or accept any or all of the Transferred Securities Assets or the Subsequent Transferred Securities Assets pursuant to this Agreement. Buyer also acknowledges and agrees that KCL shall have no obligation to disclose to Buyer any of the information referred to in the preceding sentence. Buyer further acknowledges that it has conducted its own investigation, to the extent that it has determined necessary or desirable, regarding the information described in the first sentence of this subparagraph 5.2.2.

                 5.2.3 Investment Representations. Buyer represents and warrants to the Rehabilitator and KCL that: (a) Buyer is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the risks associated with Buyer's investment in the Transferred Securities Assets and the Subsequent Transferred Securities Assets; (b) Buyer is able to bear the economic risk of its investment in the Transferred Securities Assets and the Subsequent Transferred Securities Assets and is presently able to afford the complete loss of such investment; and (c) Buyer is not purchasing the Transferred Securities Assets or the Subsequent Transferred Securities Assets with a view to, or for offer or sale in connection with, any distribution (within the meaning of the Securities Act of 1933, as amended) of the Transferred Securities Assets or the Subsequent Transferred Securities Assets or any portion thereof in any transaction that would be in violation of the securities laws of the United States of America or any State thereof.

           5.3 Base Case Assumptions. The Rehabilitator and KCL acknowledge that Buyer has entered into this Agreement in reliance on certain data and assumptions which are set forth as Base Case Assumptions on Schedule
8.1.13 of the Life and Health Agreement. Base Case Assumptions 3, 5(iv) and 6 set forth on Schedule 8.1.13 of the Life and Health Agreement are incorporated by reference herein in their entireties as though fully set forth.

      6. Covenants. The covenants of KCL and Buyer in respect of the Buyer's Transferred Assets and Buyer's Transferred Liabilities set forth in the Life and Health Agreement are incorporated by reference herein in their entirety as though fully set forth.

           6.1 Proprietary Information. KCL acknowledges that certain information of KCL comprising a portion of the Buyer's Transferred Assets is confidential, and that all information relating to the Buyer's Transferred Assets, will on the Closing Date, be the exclusive property of Buyer. KCL agrees that it will not, for any reason except as required by law, disclose or use at any time, other than for the benefit of the business of Buyer, any confidential information of KCL sold to Buyer as part of the Buyer's Transferred Assets, or use the information directly or indirectly to the detriment of Buyer or any of its affiliates in any way. KCL hereby acknowledges that the restrictions set forth in this Section 6.1 are reasonable in terms of both scope and time period, and are special, unique and of extraordinary character.

            6.2 Disclosure. Without limiting any rights of Buyer under the Life and Health Agreement, from the period commencing on the date hereof through the Closing Date, the Rehabilitator shall cause KCL to permit representatives of Buyer, as well as those independent actuaries, consultants, attorneys and accountants retained by Buyer, such access during normal business hours to the Buyer's Transferred Assets and the Buyer's Transferred Liabilities, as well as those properties, books and records of KCL as they may reasonably require, and such access to KCL employees to discuss the assets and liabilities of KCL which are anticipated to become Buyer's Transferred Assets and the Buyer's Transferred Liabilities and any proposed actions with respect thereto, and shall cooperate with and cause KCL and the actuaries, consultants, advisors and counsel retained by the Rehabilitator and KCL to cooperate with and provide those representatives, actuaries, consultants, attorneys and accountants of Buyer all such information pertaining to KCL and its affairs, operation and management as it may reasonably request for purposes relating to this Agreement, including procuring information from issuers of securities. Upon request by Buyer, the Rehabilitator shall cause KCL to exercise its rights to obtain information from the issuers of securities KCL owns.

           6.3 Further Assurances. The Rehabilitator and KCL from time to time after the Closing, at Buyer's request, will execute and deliver such other documents, certifications and further assurances: (i) as Buyer may request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Buyer's Transferred Assets; (ii) as otherwise may be required to better enable Buyer to complete, perform or discharge any of the Buyer's Transferred Liabilities; or (iii) as may be reasonably required or necessary to effectuate the intent and purpose of this Agreement.

      7. Conditions Precedent to Closing. All obligations of the Rehabilitator, KCL, and the Buyer are subject to the fulfillment or satisfaction, at the Closing, of all Conditions Precedent to Closing set forth in Article 9 of the Life and Health Agreement, which provisions are incorporated by reference herein in their entirety as though fully set forth.

      8. Indemnification. The parties shall have indemnification rights and obligations with respect to this Agreement in accordance with the provisions of Article 10 of the Life and Health Agreement. Article 10 of the Life and Health Agreement is incorporated by reference herein in its entirety as though fully set forth.

      9. General Provisions. The General Provisions of Article 14 of the Life and Health Agreement are incorporated by reference herein inn their entirety as though fully set forth.

           9.1 Relationship to Life and Health Agreement. The parties to this Agreement are entitled to all rights and benefits, and are subject to all obligations specified on their part under the Life and Health Agreement pertaining to the subject matter of this Agreement, and all provisions of the Life and Health Agreement referenced herein are incorporated by reference herein and made a part hereof. In the event of any conflict between the provisions of this Agreement and the Life and Health Agreement, the provisions of the Life and Health Agreement shall control.

           9.2 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of KCL and the Buyer.

           9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the principles of conflicts of law thereof.

           9.4 Dispute Resolution. Disputes arising under this Agreement with respect to Calculation Matters shall be resolved in accordance with
Section 13.1 of the Life and Health Agreement.

           9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

           9.6 Notices. Any notice request, demand, waiver, consent, approval or other communication required or permitted to be made hereunder shall be made in accordance with the notice provisions of Section 14.13 of the Life and Health Agreement.

           9.7 Liability of the Rehabilitator. The Rehabilitator is a party to this Agreement only in his representative capacity as Rehabilitator of KCL, and no individually, and the parties hereto agree and acknowledge that the Rehabilitator shall not have any personal liability for any matters or obligations hereunder and further acknowledge that the Commonwealth of Kentucky is not a party and shall have no liability with respect hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             KENTUCKY CENTRAL LIFE
                             INSURANCE COMPANY


                             By:
                                 Don W. Stephens, Insurance
                                 Commissioner for the Commonwealth
                                 of Kentucky in his capacity as
                                 Rehabilitator and not individually



                             JEFFERSON-PILOT LIFE INSURANCE COMPANY


                             By:
                                 David Stonecipher
                                 Chief Executive Officer

                                                             EXHIBIT 2.2



                    ASSUMPTION REINSURANCE AGREEMENT

                                between


                 KENTUCKY CENTRAL LIFE INSURANCE COMPANY
                           (In Rehabilitation)
                           Lexington, Kentucky

                                   and

                 JEFFERSON-PILOT LIFE INSURANCE COMPANY
                       Greensboro, North Carolina

           THIS AGREEMENT, dated as of the _____ day of ___________, 1993 (this "Agreement") has been made and entered into by and between KENTUCKY CENTRAL LIFE INSURANCE COMPANY, a Kentucky corporation ("KCL"), acting by and through Don W. Stephens, Insurance Commissioner of the Commonwealth of Kentucky, the rehabilitator of KCL ("Rehabilitator") and JEFFERSON-PILOT LIFE INSURANCE COMPANY, a North Carolina corporation (the "Reinsurer").

                                 RECITALS

           A. KCL and the Reinsurer have entered into a Life and Health Agreement in connection with the Rehabilitation of Kentucky Central Life Insurance Company, dated as of ________________, 1993.

           B. Pursuant to Article 2 of the Life and Health Agreement, the Reinsurer agreed to reinsure and assume the KCL Restructured Contracts in consideration of the transfer, sale, assignment and conveyance to the Reinsurer of the Buyer's Transferred Assets, all as defined and described at greater length in the Life and Health Agreement.

           C.    This is the Assumption Reinsurance Agreement described in
Section 2.2 of the Life and Health Agreement. Pursuant to Article 2 of the Life and Health Agreement, the Rehabilitator has agreed to cause KCL to cede to the Reinsurer, and the Reinsurer has agreed to reinsure and assume from KCL, the KCL Restructured Contracts on the terms and conditions contained in the Life and Health Agreement, and as set forth in this Agreement and in that certain Transfer and Assignment Agreement among the parties hereto of even date herewith (the "Transfer and Assignment Agreement").

           In consideration of the promises, covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                            ARTICLE 1.  DEFINITIONS

      The capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Life and Health Agreement and the other Definitive Agreements (such Definitive Agreements being defined in the Life and Health Agreement), all of which are incorporated herein by reference. Additional capitalized terms used in this Agreement shall have the meanings set forth below.

           1.1 "Benefits" means those insurance benefits and payments to be provided under the KCL Restructured Contracts as described in Article 1 of the Life and Health Agreement, including but not limited to, death benefits, policy loans, annuity benefits, periodic payments and cash surrender benefits.
           1.2 "Effective Date" means 12:01 a.m., Eastern time, on the Closing Date.

           1.3 "Liabilities in Excess of Policy Limits" means any loss under a KCL Contract in excess of the contractual limit of said contract, such excess loss having been caused by reasons that include but are not limited to the failure by KCL to settle within the contract limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

           1.4 "Net Policy Loans" means gross policy loans as of the next contract anniversary, plus accrued policy loan interest in respect of the Reinsured Contracts.

           1.5 "Net Policy Reserves" means the statutory reserves, held by KCL on its books (but not less than the reserves required to be held by the laws of the Commonwealth of Kentucky), plus any other policy reserves required by the Department of Insurance (the "Department"), the laws of the Commonwealth of Kentucky.

           1.6 "Reinsured Contracts" means and includes only those KCL Restructured Contracts which are in force at the Effective Date, did not Opt Out, and were not Retained Liabilities (including without limitation liabilities arising under KCL Contracts), all as identified in Section 2.6 of this Agreement and as adjusted by Section 3.5 of the Life and Health Agreement.


                           ARTICLE 2.  ASSUMPTION

           2.1 Reinsurance and Assumption. Effective as of the Effective Date, KCL, acting by and through the Rehabilitator, hereby sells, assigns, cedes to and reinsures with the Reinsurer the Reinsured Contracts, together with all rights, privileges, duties and obligations of KCL thereunder (except as otherwise excluded, limited or provided by the terms hereof), and the Reinsurer hereby accepts such assignment, reinsures such Reinsured Contracts and assumes all the rights, privileges, duties and obligations of KCL thereunder (except as otherwise excluded, limited or provided by the terms hereof) effective as of the Effective Date, all as provided in the Life and Health Agreement.

           2.2 Closing Claims and Expenses. The Reinsurer shall be liable for the payment of Benefits due on claims and Loss Adjustment Expenses (defined below) incurred under the Reinsured Contracts on and after the Effective Date. KCL shall remain liable and solely responsible for the payment of all expenses ("Loss Adjustment Expenses") incurred in connection with, and all Benefits due on, claims incurred under the Reinsured Contracts prior to the Effective Date ("Pre-Closing Claims"). For purposes of this
Section 2.2, (i) Pre-Closing Claims include, without limitation, reported claims in the course of processing and adjustment, incurred but not reported claims, claims for unearned premium, and contested claims, and (ii) Loss Adjustment Expenses include, without limitation, any and all costs and expenses associated with, or otherwise relating, to the processing and adjustment of the applicable Claims. If a claim for death Benefits under a Reinsured Contract (i) relates to a death which occurred prior to the Effective Date and therefore qualifies as a Preclosing Claim, and (ii) if such claim is not reported to KCL until after tho Effective Date, (x) KCL shall be liable and solely responsible for the payment of the claim, and (y) the Reinsurer shall pay to KCL an amount equal to the KCL Restructured Account Value of the Reinsured Contract promptly following notice of the claim and the date such was incurred.

           2.3   Premiums; Premium Taxes, Reserves.

                 2.3.1 Premiums. Premiums paid on the Reinsured Contracts on and after the Effective Date and any loan repayments (and interest payments thereon) made on the Reinsured Contracts on or after the Effective Date shall be the sole property of the Reinsurer. From and after the Effective Date, all KCL Contract Holders under the Reinsured Contracts hereunder shall pay all premiums and make any loan repayments (and interest payments thereon) on the Reinsured Contracts directly to the Reinsurer. All monies, checks, drafts, orders, postal notes or other instruments received by the Rehabilitator or KCL after the Effective Date for such premiums shall be forthwith transferred and delivered to the Reinsurer, and any such instruments when so delivered shall bear all endorsements required to effect such transfer and delivery. From and after the Effective Date, the Reinsurer shall be authorized, and hereby is authorized, to endorse for payment any such instruments payable to, or to the order of, the Rehabilitator or KCL and received by the Reinsurer for premiums on the Reinsured Contracts hereunder.

                 2.3.2 Premium Taxes. The Reinsurer shall pay all premium taxes as may be required by law on premiums received with respect to the Reinsured Contracts on or after the Effective Date; provided, however, that the Reinsurer shall not be obligated to pay any premium taxes with respect to any premiums received under the Reinsured Contracts prior to the Effective Date.

                 2.3.3  Reserves.  As of the Effective Date, the
Rehabilitator and KCL hereby transfer and irrevocably assign to the Reinsurer, and the Reinsurer hereby accepts, the total Net Policy Reserves for the Reinsured Contracts.

           2.4 Unassumed Obligations and Liabilities In Excess of Original Policy Limits. Notwithstanding any other term or provision of this Agreement, the Life and Health Agreement or any of the other Definitive Agreements, KCL shall remain liable and solely responsible for any Unassumed Obligations or Liabilities in Excess of Original Policy Limits.

           2.5 The Reinsured Contracts. The following are conditions to the Reinsurer's obligations hereunder: (i) the Reinsured Contracts shall consist only of KCL Restructured Contracts developed and issued by KCL (bearing the Rehabilitation Endorsement), and (ii) the KCL Restructured Contracts are not retained or reinsured with another party except pursuant to the terms and conditions of the Life and Health Agreement and the holders of which have not opted out or been deemed to have opted out pursuant to Article 5 of the Life and Health Agreement.


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
           2.6 Identification of Reinsured Contracts. Within sixty days after the Opt Out Record Date, KCL shall prepare and deliver to Reinsurer a schedule setting forth each KCL Contract Holder who has not elected to opt out, as required by Section 3.2 of the Life and Health Agreement. Such schedule shall consist of a printed summary and a machine readable copy of the policy master record file that identifies the contracts that will (i) be retained by KCL or reinsured with a third party, (ii) Opt Out or be deemed to Opt Out, and (iii) be Reinsured Contracts. In accordance with the provisions of Section 3.2 of the Life and Health Agreement, the schedule referred to above will be updated as of the Closing Date, and will be provided to the Reinsurer as soon as reasonable following Closing. The schedule of the Reinsured Contracts, updated to Closing, and following resolution of any objections and disputes (in accordance with Section 3.2.2 of the Life and Health Agreement), shall, subject to the adjustments permitted in Section 3.5 of the Life and Health Agreement, be deemed the final and conclusive identification by KCL and the Reinsurer of the KCL Restructured Contracts that will be the Reinsured Contracts reinsured under this Agreement.

           2.7 Assumption Certificate. Within 120 days following the Closing Date, the Reinsurer will issue to each KCL Contract Holder of a Reinsured Contract a certificate on a form approved by or filed with the insurance regulatory authorities of the appropriate state, as required by applicable state law, and approved by such regulatory authorities in substantially the form shown in Exhibit A hereto confirming the Reinsurer's assumption of KCL's liability for Benefits in respect of the Reinsured Contracts. The certificates will be mailed to each KCL Contract Holder in care of the address shown on the books and records of KCL.

           2.8 Account Value Increments. The Reinsurer acknowledges that, pursuant the Life and Health Agreement, it is anticipated that the Rehabilitator or KCL may provide Account Value Increments in accordance with and subject to the terms, conditions and limitations of the Life and Health Agreement and the Rehabilitation Plan. Should any Account Value Increments be paid to the Reinsurer for the account and benefit of KCL Restructured Contract Holders in cash or otherwise in accordance with the terms of the Life and Health Agreement and the Rehabilitation Plan, the Reinsurer shall cause such Account Value Increment (i) to be applied to the KCL Assumed Restructured Contracts of Persisting KCL Restructured Contracts as Account Value Increments, and (ii) to be paid by check, mailed to the last known address, to Non-Persisting KCL Restructured Contract Holders, as provided in the Life and Health Agreement and the Rehabilitation Plan.

           2.9 Correction of Error or Indemnification Payments. Any payment from, or to, the Rehabilitator or KCL, as the case may be, that is made as a Correction of Error adjustment pursuant to Section 3.5 of the Life and Health Agreement shall be considered an increase, or decrease, in the consideration paid in this assumption reinsurance transaction. Any payment from the Rehabilitator or KCL for the purpose of reimbursing the Reinsurer for an indemnity claim made pursuant to Article 10 of the Life and Health Agreement shall be considered an adjustment or replacement of consideration paid in this assumption reinsurance transaction.

           2.10 No Liability or Obligation for Retained Liabilities. It is expressly understood and agreed that, under the terms of the Life and Health Agreement and this Agreement, the Reinsurer is assuming only the express contractual liabilities under the Reinsured Contracts, and the Reinsurer does not assume, acquire, or agree to pay any other liabilities or obligations whatsoever.

           2.11 Other Account Value Adjustments. Notwithstanding any other provision of this Agreement, the KCL Restructured Account Values may be adjusted after Closing in accordance with the provisions of the Life and Health Agreement, including without limitation the adjustments permitted by sections 3.1.4 or 3.5.1, and Article 10 of the Life and Health Agreement.


                        ARTICLE 3.  CONSIDERATION

           In consideration of the reinsurance and assumption of the Reinsured Contracts, KCL will sell, convey and assign the Buyer's Transferred Assets to the Reinsurer as provided in the Life and Health Agreement and the Transfer and Assignment Agreement.


                       ARTICLE 4.  OPT OUT ELECTIONS

      It is expressly understood and agreed that, under the terms of the Life and Health Agreement and this Agreement, the Reinsurer shall not assume, and shall have no liabilities or obligations with respect to, any KCL Contracts or KCL Restructured Contracts the holders of which have elected to Opt Out or have been deemed to Opt Out pursuant to Article 5 of the Life and Health Agreement.


                     ARTICLE 5.  TRANSITIONAL PROVISIONS

and agree to use best efforts to effect the transfer, on a prompt and orderly basis, of all Business Assets reasonably necessary and appropriate for the administration of the Reinsured Contracts.

           5.2 Pre-Closing Claims. At the Rehabilitator's option and subject to approval of the Rehabilitation Court should the Rehabilitator elect to seek such approval, the Reinsurer shall provide such services as may be reasonably required by KCL from time to time in connection with the processing and disposition of Pre-Closing Claims or other retained liabilities of KCL under Section 2.2 hereof. The Reinsurer's obligations under this Section 5.3 may be set forth in an Administrative Services Agreement, which may provide for such compensation to the Reinsurer as may be agreed upon by the parties and which shall take into account reimbursement received by the Reinsurer under the Expense Reimbursement Agreement, if applicable. If the parties cannot agree prior to the Closing on the form of the Administrative Services Agreement, then the Reinsurer shall have no obligation to provide services pursuant to this section 5.2.

                     ARTICLE 6.  GENERAL PROVISIONS

           6.1 Liability of the Rehabilitator. The Rehabilitator is a party to this Agreement only in his representative capacity as Rehabilitator of KCL, and not individually, and the parties hereto agree and acknowledge that the Rehabilitator shall not have any personal liability for any matters or obligations hereunder and further acknowledge that the Commonwealth of Kentucky is not a party and shall have no liability by reason of the execution of this Agreement.

           6.2 Tax Elections. Provided Buyer receives the Letter Ruling set forth in Schedule 9.2.13(iii) of the Life and Health Agreement, KCL and the Reinsurer shall make the appropriate elections pursuant to Section 1.848-2(g)(8) and section 1.848-2(i)(4) of the United States Treasury Regulations with respect to policy acquisition expenses for each taxable year during which a transfer of assets occurs, including without limitation transfers in connection with Account Value Increments, Post-Closing Account Value Adjustments under Section 3.5 of the Life and Health Agreement, and Indemnity Payments.

           6.3 Further Assurances. Each party hereto shall execute and deliver all letters, applications, certificates and other documents as reasonably requested by any other party hereto as are necessary to effect or carry out the provisions of this Agreement.

           6.4 Entire Agreement. This Agreement, the Life and Health Agreement, the Transfer and Assignment Agreement, the Expense and Reimbursement Agreement, the other Definitive Agreements and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and upon execution shall supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, except for that certain Deposit Agreement dated as of July 28, 1993 by and between the Rehabilitator and the Reinsurer. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement, the Life and Health Agreement, the Transfer and Assignment Agreement, the Expense Reimbursement Agreement, the other Definitive Agreements and the Ancillary Agreements.

           6.5 Coordination of Agreements. The parties shall be entitled to all the rights and benefits, and shall be subject to all the obligations and undertakings held by, and imposed on them under the Life and Health Agreement, the other Definitive Agreements and the Ancillary Agreements, all of which are incorporated herein by reference and made a part hereof for all purposes. This Agreement, the Life and Health Agreement, the Transfer and Assignment Agreement, the other Definitive Agreements and the Ancillary Agreements shall be construed insofar as possible in a manner that gives effect to each of their respective terms and avoids inconsistency among them. If any provision of this Agreement is found to be irreconcilably inconsistent with any provision of the Life & Health Agreement, the Transfer and Assignment Agreement or the other Definitive Agreements, the provisions of the Life and Health Agreement shall be given precedence over all other documents.

           6.6 Amendment. This Agreement may be amended only in writing executed by all of the parties hereto.

           6.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. No failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each party under this Agreement are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the other parties hereto therefrom shall in any event be effective unless permitted in accordance with the first sentence of this Section 6.7, and then such waiver or consent shall be affective only in the specific instance and for the purpose for which given. No notice to or demand on the other party hereto by a party in any case shall entitle such other party to any other or further notice or demand in similar or other circumstances.

           6.8 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of KCL and the Reinsurer.

           6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the principles of conflicts of law thereof.

           6.10 Headings and Gender. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. words used herein, regardless of the number and gander specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gander, masculine, feminine, or neuter, as the context requires.

           6.11. Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be made or given hereunder shall be in writing and shall be deemed given only if delivered by hand, or mailed by certified or registered mail with postage prepaid and return receipt requested, or sent by facsimile transmission, as follows:

           (a)   If to KCL, to:

                 Kentucky Central Life Insurance Company
                 Kincaid Towers
                 Lexington, Kentucky 40506
                 Attention: Don W. Stephens
                 Telefax No.:  (606) 253-5220
           with a copy to:

                 Ernst & Young
                 797 7th Avenue
                 New York, New York 10019
                 Attention: Mr. Charles Carroll
                 Telefax No., (212) 489-1776

           and with a copy to:

                 Stites & Harbison
                 2300 Lexington Financial Center
                 Lexington, Kentucky 40507
                 Attention:  Janet A. Craig, Esq.
                 Telefax No.:  (606) 253-9144

           (b)   If to the Reinsurer, to:

                 Jefferson-Pilot Life Insurance Company
                 P.O. Box 21008
                 Greensboro, North Carolina 27420
                 Attention:  John D. Hopkins, Esq.
                 Telefax No.: (919) 691-3256

or to such other address or additional parties as a party may designate by written notice to the other party hereto. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

           6.12 Schedules and Exhibits. All Recitals, Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

           6.13 Time. The dates and time periods met forth in this Agreement for the occurrence, completion or performance of each of the obligations and conditions set forth herein are of the essence. In the event that any party hereto becomes aware of or events which create a reasonable likelihood that any such time requirement is inadequate, such party immediately shall provide notice thereof to the other party hereto with the notice provisions hereof, which notice shall include a revised estimate by such party of the time of occurrence, completion or performance of the particular obligation. Such notice shall not excuse compliance with the original deadline unless such be waived in writing by the party receiving the notice.

           6.14 Enforcement of Provisions. The Reinsurer is authorized to undertake in its own name or that of KCL any defense at law or in equity to an action or claim made under a Reinsured Contract which could have been made by KCL had this Agreement not been executed; and, except as otherwise expressly provided herein, in the Life and Health Agreement and in the other Definitive Agreements, all of the provisions and limitations contained in the Reinsured Contracts shall remain in effect and be applicable in accordance with their terms as issued by KCL.

           6.15 Representations, Warranties, Covenants, and Remedies. The representations, warranties, covenants, and remedies of KCL and the Reinsurer as set forth in the Life and Health Agreement are incorporated herein by reference.

           6.16 Conditions to Closing. The Closing of this Agreement shall be subject to the conditions precedent specified in Article 9 of the Life and Health Agreement.

           6.17 Dispute Resolution. Disputes arising under this Agreement with respect to Calculation Matters shall be resolved in accordance with
Section 13.1 of the Life and Health Agreement.

           6.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.


           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             KENTUCKY CENTRAL LIFE
                             INSURANCE COMPANY


                             By:
                                 Don W. Stephens, Insurance
                                 Commissioner for the Commonwealth
                                 of Kentucky in his capacity as
                                 Rehabilitator and not individually



                             JEFFERSON-PILOT LIFE INSURANCE COMPANY


                             By:
                                 David Stonecipher
                                 Chief Executive Officer

                                  Exhibit A


                         ASSUMPTION CERTIFICATE


This is to certify that

                    [policy number as restructured]

Insured through


                 KENTUCKY CENTRAL LIFE INSURANCE COMPANY
                           (In Rehabilitation)
                           Lexington, Kentucky

Has been assumed by

                               BUYER'S NAME
                             Buyer's Address


[Buyer's Name], a _______________ life insurance corporation, will carry out the provisions of the insurance contract and will perform all obligations and assume all liabilities due thereunder effective as of [EFFECTIVE DATE].

Please keep this certificate as part of your policy records.

                                                /s/
                                                President


IMPORTANT NOTE:

All premium payments and correspondence should be sent directly to:

                               BUYER'S NAME
                             Buyer's Address

                     SCHEDULES TO LIFE AND HEALTH AGREEMENT



  1.  Schedule 1.4 - Guaranteed Maximum Cost of Insurance Charges.

  2.  Schedule 1.11 - Hardship Criteria.

  3.  Schedule 1.12 - Premium charges - KCL Restructured GPWL Contracts.

  4.  Schedule 2.1(a) - Bonds.

  5.  Schedule 2.1(b) - Equities.

  6.  Schedule 2.1(f) - Transferred Other Assets.

  7.  Schedule 2.1(g) - Business Assets.

  8.  Schedule 3.4 - Tillinghast 1975-80 select and ultimate smoker/
                           non-smoker mortality tables.

  9.  Schedule 6.3 - Renewal Commissions.

 10.  Schedule 8.1.5 - Compliance with Applicable Laws.

 11.  Schedule 8.1.6 - Taxes.

 12.  Schedule 8.1.7 - Litigation.

 13.  Schedule 8.1.8 - Compliances with Labor Laws.

 14.  Schedule 8.1.9 - Reinsurance.

 15.  Schedule 8.1.12 - Absence of Undisclosed Liabilities.

 16.  Schedule 8.1.13 - Base Case Assumptions.

 17.  Schedule 8.1.15(a) - Intellectual Property.

 18.  Schedule 8.1.15(b) - Computer Hardware and Software.

 19.  Schedule 8.1.16 - Securities Deposited.

 20.  Schedule 8.1.18 - Commission Agreements.

 21.  Schedule 8.1.19 - Litigation with Agents.

 22.  Schedule 8.1.20 - Environmental Conditions.

 23.  Schedule 8.2.3 - No Breach.

 24.  Schedule 9.2.13(ii) - IRS Rulings.

 25.  Schedule 9.2.13(iii) - IRS Rulings.

 26.  Schedule 15.58 - KCL Contracts.

 27.  Schedule 15.60 - Credit Insurance.

 28.  Schedule 15.61 - Deferred Annuities.

 29.  Schedule 15.63 - GPWL.

 30.  Schedule 15.64 - Health.

 31.  Schedule 15.66 - Immediate Annuities.

 32.  Schedule 15.67 - Interest Sensitive Life.

 33.  Schedule 15.78 - Traditional Life.

 34.  Schedule 15.79 - UL.

 35.  Schedules 15.80 - Unallocated Group Annuities.




























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